As filed with the Securities and Exchange Commission on April 27, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3399	33-0264467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Liquidmetal Technologies, Inc.

25800 Commercentre Drive, Suite 100

Lake Forest, California  92630

(949) 206-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry Buffington

President and Chief Executive Officer

Liquidmetal Technologies, Inc.

25800 Commercentre Drive, Suite 100

Lake Forest, California  92630

Phone: (949) 206-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Curt P. Creely
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Phone: (813) 229-2300/Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock issuable upon conversion of Convertible Subordinated Notes Due January 2010	14,817,752 shares	$1.10(1)	$16,299,528	$501
Common Stock issuable upon exercise of warrants	7,657,591 shares	$1.55(2)	$11,869,267	$365
Common Stock issuable upon exercise of warrants	1,178,651 shares	$2.13(3)	$2,510,527	$78
TOTAL	23,653,994 shares		$30,679,322	$944

(1)             The price is estimated in accordance with Rule 457(g) under the Securities Act solely for the purpose of calculating the registration fee and is $1.10, the conversion price of the Convertible Subordinated Notes Due January 2010 as amended.

(2)             The price is estimated in accordance with Rule 457(g) under the Securities Act solely for the purpose of calculating the registration fee and is $1.55, the exercise price of the warrants issued in January 2007 as amended.

(3)             The price is estimated in accordance with Rule 457(g) under the Securities Act solely for the purpose of calculating the registration fee and is $2.13, the exercise price of the shares issuable upon exercise of the warrants issued between May 17, 2006 and December 1, 2006, as adjusted.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

LIQUIDMETAL TECHNOLOGIES, INC.

23,653,994 Shares

Common Stock

This prospectus covers a total aggregate of up to 23,653,994 shares of our common stock, par value $0.001 per share, that may be offered from time to time by the selling stockholders identified on pages 19 of this prospectus.  The shares being offered by this prospectus consist of:

•                  up to 14,817,752 shares issuable upon the conversion of our Convertible Subordinated Notes Due January 2010 issued by us in connection with a private placement in January 2007;

•                  up to 7,657,591 shares issuable upon the exercise of common stock purchase warrants issued by us in our January 2007 private placement; and

•                  up to 1,178,651 shares issuable upon the exercise of common stock purchase warrants issued by us between May 17, 2006 and December 1, 2006 in connection with a private placement of non-convertible subordinated notes.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  These shares are being registered to permit the selling stockholders to sell shares from time to time in the public market, in amounts, at prices and on terms determined at the time of offering.  The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 79.

Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled “Risk Factors” beginning on page 6.

Our common stock is quoted on the OTC Bulletin Board under the symbol “LQMT.OB.”  On April 19, 2007, the last reported sales price of our common stock was $0.95 per share.

Our principal executive offices are located at 25800 Commercentre Drive, Suite 100, Lake Forest, California 92630, and our telephone number at that address is (949) 206-8000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of this common stock or determined that the information in this prospectus is accurate and complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELLING STOCKHOLDERS
USE OF PROCEEDS
DIVIDEND POLICY
MARKET FOR AND PRICE RANGE OF THE COMMON STOCK
SELECTED FINANCIAL DATA
SUPPLEMENTARY FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
PROPERTIES
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CHANGES OF ACCOUNTANTS
UNITED STATES FEDERAL INCOME TAX CONSIDERATION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission.  The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The common stock is not being offered in any jurisdiction where the offer is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

We have registered the following trademark, which is used in this prospectus:  “Liquidmetal.”  In this prospectus, we use the terms “company,” “we,” “us” and “our” to refer to Liquidmetal Technologies, Inc.  In this prospectus “Liquidmetal” or “Liquidmetal Technologies” refer to Liquidmetal Technologies, Inc.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because this is a summary, it is not complete and does not contain all of the information that may be important to you.  For a more complete understanding of us and this offering of our common stock, we encourage you to read this prospectus in its entirety, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Liquidmetal Technologies, Inc.

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of proprietary coatings, powders, bulk alloys, and composites that utilize the advantages offered by amorphous alloy technology. We develop, manufacture, and sell products and components from bulk amorphous alloys to customers in various industries, and we also partner with third-party licensees to develop and commercialize bulk Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.  In addition to our bulk alloys, we market and sell a line of proprietary amorphous alloy-based industrial coatings under the Liquidmetal® ArmacorTM coatings brand.

Amorphous alloys are unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys possess a combination of performance, processing, and potential cost advantages that we believe can make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a wide variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

Our Strategy

Our goal is to develop and commercialize a wide variety of products made from Liquidmetal alloys.  The key elements of our strategy include:

•                  Identifying and developing new applications for our Liquidmetal alloy technology;

•                  Focusing our marketing and internal manufacturing activities on select products with expected higher gross margins;

•                  Further developing our manufacturing processes, capabilities, and efficiencies for bulk Liquidmetal alloys;

•                  Pursuing strategic partnerships in order to more rapidly develop and commercialize products; and

•                  Advancing and further developing the Liquidmetal® brand to increase awareness of our company and technology.

Applications for Liquidmetal Alloys

We are focusing our commercialization efforts for Liquidmetal alloys on five identified product areas.  We believe that these areas are consistent with our strategy in terms of market size, building brand recognition, and providing an opportunity to develop and refine our processing capabilities. Although we believe that strategic partnering transactions could create valuable opportunities beyond the parameters of these target markets, we anticipate continuing to pursue these markets both internally and in conjunction with partners.

•                  Components for electronic products.  We produce components for electronic devices using our bulk Liquidmetal alloys and believe that our alloys offer enhanced performance and design benefits for these components in certain applications.  Specifically, we currently produce internal hinge housings for certain Samsung cellular phone models and casings for certain SanDisk flash memory drives.

•                  Sporting goods and leisure products.  We are developing a variety of applications for Liquidmetal alloys in the sporting goods and leisure products area. In 2003, Rawlings Sporting Goods Company launched a new line of baseball and softball bats that utilize a Liquidmetal alloy coating, and HEAD NV Sport launched a new line of HEAD® Liquidmetal® tennis racquets that incorporates Liquidmetal alloy in composite form in their racquet design. In 2005, we also launched goods that utilize Liquidmetal alloy including skis.  Other potential applications for our alloys in this industry include golf clubs, eyewear, fishing, hunting, and other sport products.

•                  Medical devices.  We are engaged in product development efforts relating to various medical devices that could be made from Liquidmetal alloys. We believe that the unique properties of bulk Liquidmetal alloys provide a combination of performance and cost benefits that could make them a desirable replacement to incumbent materials, such as stainless steel and titanium, currently used in various medical device applications.

•                  Industrial coatings and powders.  We continue to market and sell amorphous alloy industrial coatings and powders under the Liquidmetal® ArmacorTM coatings brand name. Liquidmetal alloy coatings are used primarily as a protective coating for industrial machinery and equipment.

•                  Defense applications.  We are working with the U.S. Department of Defense, as well as a variety of defense-related research and development agencies and large defense contractors, to develop various defense-related applications for Liquidmetal alloys. For example, we are currently developing prototype kinetic energy penetrator rods for use in armor-piercing ammunition systems.

Risk Factors / Going Concern

We are subject to a number of risks that you should be aware of before you decide to buy our common stock.  These risks are discussed more fully in the “RISK FACTORS” section of this prospectus.

 We have experienced significant operating losses since our inception. Our net loss for the fiscal years ended December 31, 2006 and 2005 was $14.5 million and $7.1 million, respectively. In the audit report on our financial statements for our fiscal years ended December 31, 2006 and 2005, our present auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.  On January 3, 2007, we completed a private placement of $16.3 million in principal amount of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). The January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes due August 2007 and our  8% Unsecured Subordinated Notes.

We anticipate that the $12.9 million aggregate cash raised in the private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time. As a result, we are actively seeking additional sources of capital.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

Corporate Information

We were originally incorporated in California in 1987, and we reincorporated in Delaware in May 2003.  Our principal executive offices are located at 25800 Commercentre Dr., Suite 100, Lake Forest, California 92630. Our telephone number at that address is (949) 206-8000.  Our Internet website address is www.liquidmetal.com, and all of our filings with the Securities and Exchange Commission are available free of charge on our website.  Any information that is included on or linked to our Internet site is not a part of this prospectus.

The Offering

Common stock offered

Up to 23,653,994 shares are being offered by the selling stockholders. Of these shares:

•      up to 14,817,752 shares are issuable upon the conversion of our Convertible Subordinated Notes Due January 2010 (the “January 2010 Notes”), which notes were issued by us to various selling stockholders in a private placement on January 3, 2007;

•      up to 7,657,591 shares are issuable to various selling stockholders upon the exercise of outstanding common stock purchase warrants issued by us in our January 2007 private placement and have an amended exercise price of $1.55 per share; and

•      up to 1,178,651 shares are issuable to various selling stockholders upon the exercise of outstanding common stock purchase warrants issued by us on May 17, 2006, September 20, 2006, and December 1, 2006 in connection with a private placement of non-convertible subordinated notes and have an adjusted exercise price of $2.13 per share.

Shares outstanding after the offering	67,965,762 shares

Use of proceeds

We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we receive from the selling stockholders upon their exercise of the warrants or option to purchase the shares included in the shares that are being offered by them hereunder will be used for general working capital.

Risk factors	See “RISK FACTORS” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

OTC Bulletin Board symbol	LQMT.OB

The number of shares of common stock that will be outstanding immediately after this offering is based on 44,311,768 shares outstanding as of December 31, 2006 and assumes the full conversion of the convertible promissory notes and the full exercise of the warrants identified above.  There is no guarantee that all or any of such notes or warrants will be converted or exercised.  The number of shares of common stock to be outstanding after this offering does not include 7,792,591 shares issuable pursuant to common stock options outstanding as of December 31, 2006 under our equity incentive plans, of which options to purchase 6,352,670 shares were exercisable as of such date at a weighted-average exercise price of $4.88 per share, and 8,653,923 additional shares of common stock reserved for future grants under our equity compensation plans.  The number of shares of common stock to be outstanding after this offering also does not include the shares underlying our 6% Senior Secured Notes Due July 29, 2007 (the “July 2007 Notes”), our 7% Senior Secured Convertible Notes Due August 2, 2007 (the “August 2007 Notes”), and the warrants issued in connection with such notes.  As of December 31, 2006, an aggregate of 12,669,213 shares of our common stock were issuable pursuant to the conversion or exercise of such notes and warrants.

The convertible notes identified above are convertible into such number of shares of our common stock as is determined by dividing the outstanding principal balance of such notes by the conversion price of the notes.  As of December 31, 2006, approximately $2.1 million in aggregate principal amount of July 2007 Notes were outstanding at a conversion price of $1.00 per share and approximately $9.9 million in aggregate principal amount of August 2007 Notes were outstanding at a conversion price of $2.00 per share.  As a result of the closing of our January 2007 private placement, as amended, approximately $16.3 million in aggregate principal amount of January 2010 Notes were outstanding at a conversion price of $1.10. The warrants identified above are exercisable at the price per share indicated above.  However, the above-described notes and warrants contain anti-dilution provisions that may result in a reduction of these conversion and exercise prices if we issue shares in the future for consideration below the existing conversion or exercise prices.  Such anti-dilution provisions may cause a decrease in the voting power and value of your investment in our shares.  See “DESCRIPTION OF CAPITAL STOCK—Anti-Dilution Provisions in Notes and Warrants.”  In February 2007, we entered into conversion agreements with the certain holders of our August 2007 Notes totaling $0.4 million in principal providing for the conversion of such notes at a reduced conversion price of $1.25 per share.  We issued 320,000 shares of common stock under the agreement.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “Liquidmetal,” “we,” “us,” “our,” “our company,” “the Company” and similar references refer to Liquidmetal Technologies, Inc. and its subsidiaries.

Summary Consolidated Financial Data

The following summary consolidated financial data as of and for our years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements. The following information should be read together with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of future results.  The summary consolidated financial data should be read in conjunction with restatement footnote 2 in the notes to the fiscal year 2006 consolidated financial statements included in this prospectus.

	Years Ended December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)		(Restated)
	(In thousands, except per share data)
Consolidated Statements Of Operation Data:
Revenue	$27,669	$16,365	$17,429	$13,658	$9,138
Cost of sales	22,418	15,129	12,168	18,162	5,656
Gross profit	5,251	1,236	5,261	(4,504)	3,482
Operating expenses:
Selling, general, and administrative expenses	9,962	8,534	11,591	17,729	13,099
Research and development expenses	950	1,120	1,467	8,780	11,825
Impairment of Goodwill	—	—	—	184	—
Impairment of long lived assets	—	4,487	—	2,684	—
Total operating expenses	10,912	14,141	13,058	29,377	24,924
Loss before interest, other income, income taxes, minority interest and discontinued operations	(5,661)	(12,905)	(7,797)	(33,881)	(21,442)
Loss from extinguishments of debt	—	(1,247)	(2,941)	—	—
Change in value of warrants, gain	279	3,985	747	—	—
Change in value of conversion feature, (loss) gain	(226)	9,118	2,093	—	—
Other income	572	—	302	—	—
Interest expense	(9,509)	(6,021)	(6,577)	(390)	(1,109)
Interest income	23	17	37	304	506
Gain on sale of marketable securities held for sale	—	—	—	1,178	832

Loss before minority interest and discontinued operations	(14,522)	(7,053)	(14,136)	(32,789)	(21,213)
Minority interest in loss of consolidated subsidiary	—	—	—	21	118
Loss from continuing operations	(14,522)	(7,053)	(14,136)	(32,768)	(21,095)
Discontinued Operations:
(Loss) income from discontinued operations, net	—	—	(749)	(964)	83

Gain (loss) from disposal of discontinued operations, net	—	—	—	127	1,556
Net loss	$(14,522)	$(7,053)	$(14,885)	$(33,605)	$(19,456)
Loss per share from continuing operations	$(0.33)	$(0.17)	$(0.34)	$(0.79)	$(0.54)
(Loss) gain per share from discontinued operations	$—	$—	$(0.02)	$(0.02)	$0.04
Net loss per share	$(0.33)	$(0.17)	$(0.36)	$(0.81)	$(0.50)
Weighted average shares - basic and diluted	43,809	41,833	41,610	41,505	38,714

	As of December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)		(Restated)
	(In thousands)
Consolidated Balance Sheet Data:

Cash and cash equivalents	$144	$1,392	$742	$3,127	$25,058
Working capital (deficit)	(23,157)	(10,993)	(14,910)	(698)	25,812
Total assets	22,244	21,563	28,508	30,852	24,845
Long-term debt, including current portion, net of discount	14,705	6,776	6,628	4,047	—
Shareholders’ equity (deficiency)	(10,363)	(1,320)	4,191	16,163	50,599

RISK FACTORS

An investment in our common stock involves risk.  You should carefully consider the risks we describe below before deciding to invest in our common stock.  The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment.  In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements, including the notes thereto, and appearing elsewhere in this prospectus.  This discussion contains forward-looking statements.  See “Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

We have incurred significant operating losses in the past and may not be able to achieve or sustain profitability in the future.

We have experienced significant operating losses since our inception.  Our net loss for the fiscal years ended December 31, 2006, 2005, and 2004, was $14.5 million, $7.1 million, and $14.9 million, respectively.  We had an accumulated deficit of approximately $149.0 million at December 31, 2006. Of this accumulated deficit, $44.5 million was attributable to losses generated by our discontinued equipment manufacturing and retail golf.  We anticipate that we may continue to incur operating losses for the foreseeable future.  Consequently, it is possible that we may never achieve positive earnings and, if we do achieve positive earnings, we may not be able to achieve them on a sustainable basis.

We will likely require additional funding, which may not be available on favorable terms or at all.

Our future capital requirements will depend on the amount of cash generated by our operations. Our projections of cash flows from operations and, consequently, future cash needs are subject to substantial uncertainty. In addition, in our audit report on our financial statements for our fiscal years ended December 31, 2005 and 2004, our auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern.  By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.  On January 3, 2007, we completed a private placement of $16.3 million in principal amount of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). The January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes Due August 2007 and our previously issued 8% Unsecured Subordinated Notes.

We anticipate that the $12.9 million aggregate cash raised in the private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time.  As a result, we are actively seeking additional sources of capital.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.  If we raise additional funds by issuing equity securities, existing stockholders may be diluted.  In addition, if shares of our common stock or securities convertible into or exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than the conversion and exercise prices of our currently outstanding convertible notes and warrants, then anti-dilution provisions in such convertible notes and warrants would be triggered, thus possibly causing even greater dilution o our then-existing stockholders if the notes are converted or the warrants are exercised. See “RISK FACTORS— Our convertible notes and warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders.”

We have a limited history of developing, manufacturing, and selling products made from our bulk amorphous alloys.

We have marketed and sold industrial coatings to distributors in the coatings industry since 1987. Prior to the third quarter of 2002, our experience selling products made from bulk amorphous alloys has been limited to our discontinued retail golf business, which had a different marketing strategy than the one we are currently employing.  Therefore, we have a relatively limited history of producing bulk amorphous alloy components and products on a mass-production basis.  Furthermore, our ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of our control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.

We rely on assumptions about the markets for our products and components that, if incorrect, may adversely affect our profitability.

We have a relatively short history producing bulk amorphous alloy components on a mass-production basis. We have made assumptions regarding the market size for, and the manufacturing requirements of, our products and components based in part on information we received from third parties and also from our limited history. If these assumptions prove to be incorrect, we may not achieve anticipated revenue targets or profitability.

If we cannot establish and maintain relationships with customers that incorporate our components and products into their finished goods, we will not be able to increase our revenue and commercialize our products.

Our business is based upon the commercialization of a new and unique materials technology. Our ability to increase our revenues will depend on our ability to successfully maintain and establish relationships with customers who are willing to incorporate our proprietary alloys and technology into their finished products. However, we believe that the size of our company and the newness of our technology and manufacturing process may continue to make it challenging to maintain and establish such relationships. In addition, we rely and will continue to rely to a large extent on the manufacturing, research, and development capabilities, as well as the marketing and distribution capabilities, of our customers in order to commercialize our products. Our future growth and success will depend in large part on our ability to enter into these relationships and the subsequent success of these relationships. If our products are selected for use in a customer’s products, we still may not realize significant revenue from that customer if that customer’s products are not commercially successful.

It may take significant time and cost for us to develop new customer relationships, which may delay our ability to generate additional revenue or achieve profitability.

Our ability to generate revenue from new customers is generally affected by the amount of time it takes for us to, among other things:

•     identify a potential customer and introduce the customer to Liquidmetal alloys;

•     work with the customer to select and design the parts to be fabricated from Liquidmetal alloys;

•     make the molds and tooling to be used to produce the selected part;

•     make prototypes and samples for customer testing;

•     work with our customers to test and analyze prototypes and samples; and

•     with respect to some types of products, such as medical devices, to obtain regulatory approval.

We currently do not have a sufficient history of selling products made from our bulk amorphous alloys to predict accurately the length of our average sales cycle. We believe that our average sales cycle from the time we deliver an active proposal to a customer until the time our customer fully integrates our bulk amorphous alloys into its product could be a significant period of time. Our history to date has demonstrated that the sales cycle could extend significantly longer than we anticipate. The time it takes to transition a customer from limited production to full-scale production runs will depend upon the nature of the processes and products into which our alloys are integrated.  Moreover, we have found that customers often proceed very cautiously and slowly before incorporating a fundamentally new and unique type of material into their products.

After we develop a customer relationship, it may take a significant amount of time for that customer to develop, manufacture, and sell finished goods that incorporate our components and products.

Our experience has shown that our customers will perform numerous tests and extensively evaluate our components and products before incorporating them into their finished products. The time required for testing, evaluating, and designing our components and products into a customer’s products, and in some cases, obtaining regulatory approval, can take a significant amount of time, with an additional period of time before a customer commences volume production of products incorporating our components and products, if ever. Moreover, because of this lengthy development cycle, we may experience a delay between the time we accrue expenses for research and development and sales and marketing efforts and the time when we generate revenue, if any. We may incur substantial costs in an attempt to transition a customer from initial testing to prototype and from prototype to final product. If we are unable to minimize these transition costs, or to recover the costs of these transitions from our customers, our operating results will be adversely affected.

A limited number of our customers generate a significant portion of our revenue.

For the near future, we expect that a significant portion of our revenue will be concentrated in a limited number of customers. For example, for the year ended December 31, 2006, revenues from one customer, Flextronics Manufacturing LTD, represented approximately 13% of total revenues from continuing operations and for the year ended December 31, 2005, revenues from one customer, Samsung, represented approximately 10% of total revenue from continuing operations, and for the year ended December 31, 2004, revenue from two customers represented approximately 62% of total revenue from continuing operations.  Revenues from direct suppliers to SanDisk were approximately 22% of total revenues for the year ended December 31, 2006.  Revenues from direct suppliers to Samsung represented approximately 15%, 14% and 62% of total revenues from continuing operations for the year ended December 31, 2006, 2005 and 2004, respectively.  Also, revenues from defense related contracts with the United States of America represented 7%, 9%, and 10%, for the year ended December 31, 2006, 2005, and 2004, respectively, and Growell Metal represented 0%, 0%, 12%, of revenue from continuing operations for the year ended December 31, 2006, 2005, and 2004.  A reduction, delay, or cancellation of orders from one or more of these customers or the loss of one or more customer relationships could significantly reduce our revenue. Unless we establish long-term sales arrangements with these customers, they will have the ability to reduce or discontinue their purchases of our products on short notice.

We expect to rely on our customers to market and sell finished goods that incorporate our products and components, a process over which we will have little control.

Our future revenue growth and ultimate profitability will depend in part on the ability of our customers to successfully market and sell their finished goods that incorporate our products. We will have little control over our customers’ marketing and sales efforts. These marketing and sales efforts may be unsuccessful for various reasons, any of which could hinder our ability to increase revenue or achieve profitability. For example, our customers may not have or devote sufficient resources to develop, market, and sell their finished goods that incorporate our products. Because we typically will not have exclusive sales arrangements with our customers, they will not be precluded from exploring and adopting competing technologies. Also, products incorporating competing technologies may be more successful for reasons unrelated to the performance of our customers’ products or the marketing efforts of our customers.

Our growth depends on our ability to identify, develop, and commercialize new applications for our technology.

Our future growth and success will depend in part on our ability to identify, develop, and commercialize, either alone or in conjunction with our customers, new applications and uses for Liquidmetal alloys. If we are unable to identify and develop new applications, we may be unable to develop new products or generate additional revenue. Successful development of new applications for our products may require additional investment, including costs associated with research and development and the identification of new customers. In addition, difficulties in developing and achieving market acceptance of new products would harm our business.

We may not be able to effectively compete with current suppliers of incumbent materials or producers of competing products.

The future growth and success of our bulk amorphous alloy business will depend in part on our ability to establish and retain a technological advantage over other materials for our targeted applications. For many of our targeted applications, we will compete with manufacturers of similar products that use different materials. These different materials may include plastics, titanium alloys, or stainless steel, among others. For example, we have targeted the cellular phone component market as an application for bulk Liquidmetal alloys. In this market, we believe we will compete with other manufacturers of cellular phone components who use plastics or metal to construct their components. These other manufacturers may be able to manufacture their cellular phone components, particularly those made from plastics, at significantly less cost than our alloys. In other markets, we will compete directly with suppliers of the incumbent material. In addition, in each of our targeted markets, our success will depend in part on the ability of our customers to compete successfully in their respective markets. Thus, even if we are successful in replacing an incumbent material in a finished product, we will remain subject to the risk that our customer will not compete successfully in its own market.

Our bulk amorphous alloy technology is still at an early stage of commercialization relative to many other materials.

Our bulk amorphous alloy technology is a relatively new technology as compared to many other material technologies, such as plastics and widely-used high-performance crystalline alloys.  Historically, the successful commercialization of a new materials technology has required the persistent improvement and refining of the technology over a sometimes lengthy period of time.  Accordingly, we believe that our company’s future success will be dependent on our ability to continue expanding and improving our technology platform by, among other things, constantly refining and improving our manufacturing processes, optimizing our existing amorphous alloy compositions for various applications, and developing and improving new bulk amorphous alloy compositions.  Our failure to further expand our technology base could limit our growth opportunities and hamper our commercialization efforts.

Future advances in materials science could render Liquidmetal alloys obsolete.

Academic institutions and business enterprises frequently engage in the research and testing of new materials, including alloys and plastics. Advances in materials science could lead to new materials that have a more favorable combination of performance, processing, and cost characteristics than our alloys. The future development of any such new materials could render our alloys obsolete and unmarketable or may impair our ability to compete effectively.

Our growth depends upon our ability to retain and attract a sufficient number of qualified employees.

Our business is based upon the commercialization of a new and unique materials technology. Our future growth and success will depend in part on our ability to retain key members of our management and scientific staff, who are familiar with this technology and the potential applications and markets for it. For example, as a result of their experience and knowledge of our alloy technology, we believe that our future growth and success will depend in large part on the efforts of Larry Buffington, our President and Chief Executive Officer, and Dr. Atakan Peker, our Vice President of Technology. We do not have “key man” or similar insurance on any of these individuals. If we lose their services or the services of other key personnel, our financial results or business prospects may be harmed. Additionally, our future growth and success will depend in part on our ability to attract, train, and retain scientific engineering, manufacturing, sales, marketing, and management personnel. We cannot be certain that we will be able to attract and retain the personnel necessary to manage our operations effectively. Competition for experienced executives and scientists from numerous companies and academic and other research institutions may limit our ability to hire or retain personnel on acceptable terms. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. Moreover, the employment of non-citizens may be restricted by applicable immigration laws.

We may not be able to successfully identify, consummate, or integrate strategic partnerships.

As a part of our business strategy, we intend to pursue strategic partnering transactions that provide access to new technologies, products, markets, and manufacturing capabilities. These transactions could include licensing agreements, joint ventures, or even business combinations. We believe that these transactions will be particularly important to our future growth and success due to the size and resources of our company and the newness of our technology. For example, we may determine that we may need to license our technology to a larger manufacturer in order to penetrate a particular market. In addition, we may pursue transactions that will give us access to new technologies that are useful in connection with the composition, processing, or application of Liquidmetal alloys. We may not be able to successfully identify any potential strategic partnerships. Even if we do identify one or more potentially beneficial strategic partnering, we may not be able to consummate these transactions on favorable terms or obtain the benefits we anticipate from such a transaction.

We may encounter manufacturing problems or delays or may be unable to produce high-quality products at acceptable costs.

We have relatively limited experience in manufacturing our products and may be required to manufacture a range of products in high volumes while ensuring high quality and consistency. Although we currently own and operate a 166,000 square feet and a 14,400 square feet manufacturing facilities in South Korea and China, respectively, we cannot guarantee that these facilities will be able to produce the intended products with production yields, quality controls, and production costs that provide us with acceptable margins or profitability or satisfy the requirements of our customers.

We expect to derive a substantial portion of our revenue from sales outside the United States, and problems associated with international business operations could affect our ability to manufacture and sell our products.

We expect that we will continue to manufacture a substantial portion of our initial bulk Liquidmetal alloy products in our South Korean facility and derive a material portion of our revenues from customers in South Korea.  For our fiscal years ended December 31, 2006, 2005, and 2004, approximately 12%, 31%, and 54%, of our revenues came from customers located in South Korea, respectively.  As a result, our manufacturing operations and financial results are subject to risks of political instability, including the risk of conflict between North Korea and South Korea and tensions between the United States and North Korea. In addition, we anticipate that the trend of foreign customers accounting for a significant portion of our total revenues may continue. Specifically, we expect to continue to derive a significant amount of revenue from sales to customers located in Asia. A downturn in the economies of Asian countries where our products will be sold, particularly South Korea’s economy, could materially harm our business.

Consequently, our operations and revenue likely will be subject to a number of risks associated with foreign commerce, including:

•                  staffing and managing our manufacturing facility located in South Korea and post-processing facility located in China;

•                  product or material transportation delays or disruption, including the availability and costs of air and other transportation between our South Korean and Chinese facilities and the United States;

•                  political and economic instability, including instability involving China and North Korea that may disrupt our operations in China and South Korea;

•                  potentially adverse tax consequences, which may reduce the profitability of products manufactured overseas or sold to overseas customers;

•                  burden of complying with complex foreign laws and treaties, which could limit our ability to conduct our business as contemplated in South Korea and China; and

•                  trade protection laws, policies, and measures and other regulatory requirements affecting trade and investment that could adversely affect the profitability of our South Korean and Chinese Operations, including loss or modification of exemptions for taxes and tariffs.

Moreover, customers may sell finished goods that incorporate our components and products outside of the United States, which exposes us indirectly to additional foreign commerce risks.

A substantial increase in the price or interruption in the supply of raw materials for our alloys could have an adverse effect on our profitability.

Our proprietary alloy compositions are comprised of many elements, all of which are available commodity products. Although we believe that each of these raw materials is currently readily available in sufficient quantities from multiple sources on commercially acceptable terms, if the prices of these materials substantially increases or there is an interruption in the supply of these materials, such increase or interruption could adversely affect our profitability. For example, if the price of one of the elements included in our alloys substantially increases, we may not be able to pass the price increase on to our customers.

Our business is subject to the potential adverse consequences of exchange rate fluctuations.

We expect to conduct business in various foreign currencies and will be exposed to market risk from changes in foreign currency exchange rates and interest rates. Fluctuations in exchange rates between the U.S. dollar and such foreign currencies may have a material adverse effect on our business, results of operations, and financial condition and could specifically result in foreign exchange gains and losses. The impact of future exchange rate fluctuations on our operations cannot be accurately predicted. To the extent that the percentage of our non-U.S. dollar revenue derived from international sales increases in the future, our exposure to risks associated with fluctuations in foreign exchange rates will increase further. Moreover, as a result of operating a manufacturing facility in South Korea, a substantial portion of our costs are and will continue to be denominated in the South Korean won. Adverse changes in the exchange rates of the South Korean won to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The average foreign exchange rates for the years ended December 31, 2006, 2005, and 2004 were 967, 1,028, and 1,151 South Korean Won to the U.S. dollar, respectively. The fluctuations in the exchange rates resulted in foreign currency translation gains of $0.3 million, $0.3 million, and $1.7 million, for the years ended December 31, 2006, 2005, and 2004, respectively.

Our inability to protect our licenses, patents, and proprietary rights in the United States and foreign countries could harm our business because third parties may take advantage of our research and development efforts.

We have an exclusive license from the California Institute of Technology, or Caltech, to several patents and patent applications relating to amorphous alloy technology, and we have obtained several of our own patents.  Our success depends in part on our ability to obtain and maintain patent and other proprietary right protection for our technologies and products in the United States and other countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. Specifically, we must:

•                  protect and enforce our owned and licensed patents and intellectual property;

•                  exploit our patented technology (owned and licensed); and

•                  operate our business without infringing on the intellectual property rights of third parties.

Our licensed technology comprises several issued United States patents covering the composition and method of manufacturing of the family of Liquidmetal alloys. We also hold several United States and corresponding foreign patents covering the manufacturing processes of Liquidmetal alloys and their use. The patents relating to our coatings have various expiration dates until 2022, and those relating to our bulk amorphous alloys have expiration dates between 2013 and 2025. Patents covering the sale of our ArmacoreTM coatings material expired during 2005.  We continue to hold other coatings related patents; however, if we are unable to protect our proprietary rights prior to the expiration of these patents, we may lose the advantage we have established as being the first to market bulk amorphous alloy products. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. Our patent protection involves complex legal and technical questions. Our patents and those patents for which we have license rights may be challenged, narrowed, invalidated, or circumvented. We may be able to protect our proprietary rights from infringement by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Litigation or other proceedings to defend or enforce our intellectual property rights could require us to spend significant time and money and could otherwise adversely affect our business.

Other companies may claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our products.

Our success depends, in part, on our ability to operate without infringing on valid, enforceable patents or proprietary rights of third parties and not breaching any licenses that may relate to our technology and products. Future patents issued to third parties may contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

•                  stop or delay using our technology;

•                  stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

•                  pay damages; or

•                  enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

As of December 31, 2006, our long-term debt was $14.7 million net of debt discount, including the current portion of such debt.  Our long-term debt (including the current portion) includes the following:

•                  $1.8 million in principal outstanding under our Korean subsidiary’s loan from Kookmin Bank of South Korea;

•                  $2.1 million in principal outstanding under the 6% Senior Secured Notes due July 2007 (the “July 2007 Notes”) issued in our August 19, 2004  private exchange; and

•                  $9.9 million in principal outstanding under the 7% Senior Secured Convertible Notes due August 2007 (the “August 2007 Notes”) issued in our August 2, 2005 private placement.

•                  $4.6 million in principal outstanding under the 8% Unsecured Subordinated Notes issued in May 2006, September 2006, and December 2006 private placements.

As of December 31, 2006, our short-term debt was $2.7 million.  Our short-term debt included the following:

•                  $1.7 million in outstanding advances received under a factoring, loan, and security agreement executed in April 2005 with a financing company; and

•                  $1.0 million in principal outstanding under unsecured subordinated promissory notes issued in a March 17, 2006 private placement.

Under our loan from Kookmin Bank, we are obligated to make equal monthly payments of principal and interest of $0.11 million each through the period ending in February 2008.  Under our July 2007 Notes and August 2007 Notes, we are required to make cash interest payments to the noteholders of $0.21 million per quarter until such notes are converted or paid.  Unless such notes are converted, the $2.1 million in aggregate principal amount under our July 2007 Notes will become due in July 2007, provided that the holders of such notes may demand payment thereunder at any time after July 2006.  The $9.9 million in aggregate principal amount under our August 2007 Notes will become due in August 2007 while the $4.6 million in aggregate principal amount under the 8% Unsecured Subordinated Notes will become due in August 2007.

In addition, in January 2007, we completed a private placement of Convertible Subordinated Notes Due January 2010 in the aggregate principal amount of $16.3 million (the “January 2010 Notes”) plus warrants to purchase approximately 7,408,881 shares of our common stock at an exercise price of $1.55 per share.  The January 2010 Notes, as amended in April 2007, have an initial conversion price of $1.10 per share.

Our level of debt affects our operations in several important ways, including the following:

•                  a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness;

•                  we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•                  our cash flow may be insufficient to meet our required principal and interest payments; and

•                  we may be unable to obtain additional loans as a result of covenants and agreements with existing debt holders.

In addition, our convertible notes and related documents contain restrictive covenants pursuant to which we generally may not (i) incur any indebtedness that would be senior to, or on the same rank as, the convertible notes with respect to payment or security, (ii) grant any liens or security interests in any of our assets which serve as collateral for the convertible notes (which collateral consists of substantially all of our assets), (iii) with certain exceptions, sell any of the assets that constitute collateral for the notes, (iv) become a guarantor for a third-party’s obligation (other than guarantees in the ordinary course of business not in excess of $500,000 in the aggregate), (v) acquire any shares or securities of any other person or entity in excess of an aggregate of $1.0 million over any rolling 12-month period, (vi) purchase or otherwise acquire any assets in excess of an aggregate of $3.0 million over any rolling 12-month period, (vii) engage in any transaction resulting in the issuance to any person of more than 40% of the equity of our company, or (viii) engage in any merger or sale of all or substantially all of our business assets. These covenants may curtail our ability to raise capital in the future or otherwise restrict our ability to enter into a transaction that we believe would be in the best interest of our stockholders.

One of the investors in our January 2007 private placement has demanded the redemption of its note issued in the private placement.

The January 2010 Notes issued in our January 2007 private placement were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15.5 million of our outstanding debt under previously issued promissory notes, including the August 2007 Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of previously issued notes would elect to convert such notes at a reduced conversion price following the January 2007 private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2.0 million) sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2,000,000 (the amount of the January 2010 Note) plus accrued and unpaid interest.  On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

Also, because we repaid $1.8 million in principal and interest in January and February 2007 under certain subordinated bridge notes without first repaying the August 2007 Notes and July 2007 Notes, we may also be deemed to be in breach of the August 2007 Notes and July 2007 Notes, which case they would also have the right to accelerate such notes and foreclose on their security interest if the breach is not cured within thirty days of notice of default.  The August 2007 Notes and July 2007 Notes are secured by substantially all of the assets of our company.  If we fail to pay such notes, either at maturity or upon acceleration, then the noteholders may elect to foreclose upon the assets securing the notes.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for public companies. As a result of these new rules and the size and limited resources of our company, we will incur additional costs associated with our public company reporting requirements, and we may not be able to comply with some of these new rules. For example, we were not able to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our 2005 and 2004 fiscal years. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

The time and cost associated with complying with government regulations to which we could become subject could have a material adverse effect on our business.

Some of the applications that we have identified or may identify in the future may be subject to government regulations. For example, any medical devices such as precision ophthalmic instruments and orthopedic devices made from our alloys likely will be subject to extensive government regulation in the United States by the Food and Drug Administration, or FDA. Any medical device manufacturers to whom we sell Liquidmetal alloy products may need to comply with FDA requirements, including premarket approval or clearance under Section 510(k) of the Food Drug and Cosmetic Act before marketing in the United States Liquidmetal alloy medical device products. These medical device manufacturers may be required to obtain similar approvals before marketing these medical devices in foreign countries. Any medical device manufacturers with which we jointly develop and sell medical device products may not provide significant assistance to us in obtaining required regulatory approvals. The process of obtaining and maintaining required FDA and foreign regulatory approvals could be lengthy, expensive, and uncertain. Additionally, regulatory agencies can delay or prevent product introductions. The failure to comply with applicable regulatory requirements can result in substantial fines, civil and criminal penalties, stop sale orders, loss or denial of approvals, recalls of products, and product seizures.

In addition, the processing of beryllium, a minor constituent element of some of our alloys, can result in the release of beryllium into the workplace and the environment and in the creation of beryllium oxide as a by-product. Beryllium is classified as a hazardous air pollutant, a toxic substance, a hazardous substance, and a probable human carcinogen under environmental, safety, and health laws, and various acute and chronic health effects may result from exposure to beryllium. We are required to comply with certain regulatory requirements and to obtain a permit from the U.S. Environmental Protection Agency or other government agencies to process beryllium. Our failure to comply with present or future governmental regulations related to the processing of beryllium could result in suspension of manufacturing operations and substantial fines or criminal penalties.

To the extent that our products have the potential for dual use, such as military and non-military applications, they may be subject to import and export restrictions of the U.S. government, as well as other countries. The process of obtaining any required U.S. or foreign licenses or approvals could be time-consuming, costly, and uncertain. Failure to comply with import and export regulatory requirements can lead to substantial fines, civil and criminal penalties, and the loss of government contracting and export privileges.

The existence of minority stockholders in our Liquidmetal Golf subsidiary creates potential for conflicts of interest.

We directly own 79% of the outstanding capital stock of Liquidmetal Golf, our subsidiary that has the exclusive right to commercialize out technology in the golf market.  The remaining 21% of Liquidmetal Golf stock is owned by approximately 95 stockholders of record. As a result, conflicts of interest may develop between us and the minority stockholders of Liquidmetal Golf. To the extent that our officers and directors are also officers or directors of Liquidmetal Golf, matters may arise that place the fiduciary duties of these individuals in conflicting positions.  John Kang, our Chairman, President, and Chief Executive Officer, is also director of Liquidmetal Golf.  In addition, James Kang, Founder and Director, is also a director of Liquidmetal Golf.

Our stock price has experienced volatility and may continue to experience volatility.

During 2006, the highest bid price for our common stock was $2.34 per share, while the lowest bid price during that period was $0.87 per share.  The trading price of our common stock could continue to fluctuate widely due to:

•                  quarter-to-quarter variations in results of operations;

•                  loss of a major customer;

•                  announcements of technological innovations by us or our potential competitors;

•                  changes in, or our failure to meet, the expectations of securities analysts;

•                  new products offered by us or our competitors;

•                  announcements of strategic relationships or strategic partnerships; or

•                  other events or factors that may be beyond our control.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many companies at our stage of growth have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.  If our stock price is volatile, we could face securities class action litigation, which could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

Our convertible notes and warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders.

The convertible notes and warrants issued in our January 2007 private placement contain “full-ratchet” anti-dilution rights.  As a result of these anti-dilution rights, under our January 2010 Notes, if we issue or grant in the future any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted January 2010 Notes will be decreased to equal such lower price.  With regard to the warrants issued in connection with the January 2010 Notes, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the conversion price of the January 2010 Notes then in effect, the exercise price of the warrants will be reduced to equal such lower price and the number of shares of our common stock for which the warrants may be exercised will be increased so that the total aggregate exercise price remains constant.  The foregoing adjustments to the conversion price of the notes and the exercise price of the warrants will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions

In addition to the above-described full-ratchet anti-dilution rights, certain other notes and warrants previously issued by us contain “weighted-average” anti-dilution provisions.  As of December 31, 2006, we had outstanding $2.1 million in aggregate principal amount of 6% Senior Convertible Notes Due July 2007 with a conversion price of $1.00 per share, $9.9 million in aggregate principal amount of 7% Senior Convertible Notes Due August 2007 with a conversion price of $2.00 per share, warrants to purchase 973,064 shares at an exercise price of $2.58 per share, and warrants to purchase 3,902,714 shares at an exercise price of $2.00 per share, each of which notes and warrants contain weighted-average anti-dilution provisions.  Under these provisions, if we issue shares in the future for consideration below the conversion or exercise prices then in effect, then (with certain exceptions, including the issuance of stock options) the conversion price for our convertible notes would automatically be reduced (allowing the holders of the notes to receive additional shares of common stock upon conversion) and the exercise price of the warrants would automatically be reduced (with a corresponding increase in the number of shares issuable pursuant to such warrants).   To illustrate the impact of these weighted-average anti-dilution provisions, because of the issuance of the January 2010 Notes in January 2007 and the reduction of the conversion price of certain previously issued convertible notes in February 2007, the above-described warrants outstanding as of December 31, 2006 have been adjusted to represent warrants to purchase 1,178,651 shares at an exercise price of $2.13 per share, warrants to purchase 4,317,409 shares at an exercise price of $1.75 per share, and warrants to purchase 125,000 shares at an exercise price of $2.00 per share as of April 4, 2007.  Thus, an aggregate of 745,282 additional shares of our common stock have become issuable pursuant to such previously granted warrants subsequent to December 31, 2006 as a result of the operation of these weighted-average anti-dilution provisions.   It is also possible that a future triggering of the full-ratchet anti-dilution rights in our January 2010 Notes could result in a corresponding triggering of the above-described weighted-average anti-dilution provisions in the other notes and warrants.

If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements in the future, then we may need to raise substantial additional funds in the future to support our working capital requirements and for other purposes. If shares of our common stock or securities convertible into or exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than the conversion and exercise prices of our convertible notes and warrants, then these anti-dilution provisions would be triggered, thus possibly causing substantial dilution to our then-existing stockholders if the notes are converted or the warrants are exercised. Further, subsequent sales of the shares in the public market could depress the market price of our stock by creating an excess in supply of shares for sale.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and upon the completion of this offering, we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Antitakeover provisions of our certificate of incorporation and bylaws and provisions of applicable corporate law could delay or prevent a change of control that you may favor.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

•                  authorize our board of directors, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

•                  limit stockholders’ ability to call a special meeting of our stockholders;

•                  provide for a classified board of directors; and

•                  establish advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings.

The provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

An ongoing investigation by the Department of Justice could have a material adverse impact on our company.

In August 2006, we received a federal grand jury subpoena for the production of documents related to the period from January 1, 1999 though the present.  The documents being sought include accounting records, documents relating to our relationship with Growell Metal of Korea, and documents and records relating to transactions in company stock by officers and directors.  The subpoena was issued in connection with a grand jury investigation being conducted by the U.S. Department of Justice, Criminal Division, in the Middle District of Florida concerning alleged accounting improprieties involving our company, among other things.  We have been, and intend to continue to be, fully cooperative with the authorities in connection with the Department of Justice’s subpoena and investigation.  However, in the event that current or former members of our senior management were to be implicated in any wrongdoing, it could have a material adverse impact on our capital resources and business focus.

FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward-looking statements” that relate to our management’s current expectations, estimates, forecasts, and projections about our company and its business.  Any statement in this prospectus that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result. These statements are not guarantees of future performance.  It is important to note that our actual results could differ materially from what is expressed in our forward-looking statements due to, among other things, the matters discussed in the “RISK FACTORS” section of this prospectus, as well as the following risks and uncertainties:

•                  Our history of operating losses and uncertainty surrounding our ability to achieve or sustain profitability;

•                  Our limited history of developing, manufacturing, and selling products made from our bulk amorphous alloys;

•                  Lengthy customer adoption cycles and unpredictable customer adoption practices;

•                  Our ability to identify, develop, and commercialize new product applications for our technology;

•                  Competition from current suppliers of incumbent materials or producers of competing products;

•                  Our ability to identify, consummate, and/or integrate strategic partnerships;

•                  The potential for manufacturing problems or delays; and

•                  Potential difficulties associated with protecting or expanding our intellectual property position.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SELLING STOCKHOLDERS

On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, all 23,653,994 shares of our common stock which will become issuable upon:

•                                          the conversion of Convertible Subordinated Notes Due January 2010 (the “January 2010 Notes”), which notes were issued by us to such selling stockholders in connection with a private placement in January 2007;

•                                          the exercise of outstanding common stock purchase warrants issued by us in our January 2007 private placement and having an exercise price of $1.55 per share; and

•                                          the exercise of outstanding common stock purchase warrants issued by us between May 17, 2006 and December 1, 2006 and having an adjusted exercise price of $2.13 per share.

The selling stockholders are investors that provided financing to us or are those that acted as placement agents in our private placement financings.  We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time.  The selling stockholders may sell all, some or none of the shares covered by this prospectus.  All information with respect to beneficial ownership has been furnished to us by the respective selling stockholders.  For more information, see “Plan of Distribution.”  None of the selling stockholders, other than Ricardo A. Salas, CK Cho, and James Kang, has had any material relationship with us within the past three years other than as a result of the ownership of shares of our common stock.  Ricardo A. Salas was a former President, Chief Executive Officer, and a director of our company.  CK Cho was appointed as a director of our company in December of 2004.  James Kang was a former director and executive officer of our company.

The table below lists the selling stockholders and information regarding their ownership of common stock as of April 4, 2007:

	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO THIS	NUMBER OF SHARES BEING OFFERED		SHARES OWNED AFTER OFFERING(1)
SELLING STOCKHOLDER	OFFERING	HEREBY(1)		NUMBER	PERCENTAGE(2)

Fort Mason Master, LP(3)(5)	2,227,125	3,841,773	(4)	—	—

Fort Mason Partners, LP(3)(5)	249,137	249,137	(4)	—	—

The Tail Wind Fund Ltd.(3)(6)	1,704,546	1,704,546	(4)	—	—

Solomon Strategic Holdings, Inc. (3)(7)	340,910	340,910	(4)	—	—

Whitebox Intermarket Partners, LP(3)(8)	2,227,125	2,727,273	(4)	—	—

Castlerigg Master Investments Ltd. (3)(9)	2,227,125	2,727,273	(4)	—	—

Diamond Opportunity Fund, LLC (3)(10)	477,273	477,273	(4)	—	—

Rockmore Investment Master Fund, Ltd. (3)(11)	1,363,637	1,363,637	(4)	—	—

Abdi Mahamedi(3)	2,227,125	681,819	(4)	2,035,000	4.56%

BridgePointe Master Fund Ltd. (3)(12)	2,227,125	2,727,273	(4)	—	—

Iroquois Master Fund Ltd. (3)(13)	681,819	681,819	(4)	—	—

	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO THIS	NUMBER OF SHARES BEING OFFERED		SHARES OWNED AFTER OFFERING(1)
SELLING STOCKHOLDER	OFFERING	HEREBY(1)		NUMBER	PERCENTAGE(2)

Gryphon Master Fund, L.P. (14)	234,742	234,742		—	—

GSSF Master Fund, LP(15)	117,371	117,371		—	—

Triage Capital Management L.P. (16)	28,170	28,170		—	—

Leon Frenkel	89,203	89,203		—	—

Stratford Partners, LP(17)	70,424	70,424		—	—

Kenneth Lisiak(3)	269,045	269,045	(4)	—	—

Vestal Venture Capital(3)(18)	576,658	576,658	(4)	—	—

James Kang	6,082,162	82,160		6,082,162	13.63%

Kurtis Jang	23,475	23,475		—	—

Charles (Hyun Ju) Kim(3) (23)	354,868	354,868	(4)	—	—

Chunhyong Myong(3)	266,151	266,151	(4)	—	—

Hamilton Investment Partners, LLC(19)	58,686	58,686		—	—

Rockport Funding, LLC(20)	23,475	23,475		—	—

Jay P. Deahna	23,475	23,475		—	—

Indigo Securities, LLC(21)(24)	346,481	346,481		—	—

Rodd Friedman(3)	245,546	203,010	(4)	42,536	*

Myron Neugeboren(3)	70,274	39,416	(4)	30,858	*

Ricardo Salas(3)	1,726,965	582,457	(4)	1,144,508	2.56%

Chang Ki Cho (3)	1,214,192	594,783	(4)	619,409	1.39%

Eric Brachfeld(3)(23)	118,826	74,349	(4)	44,477	*

Ed Neugeboren(3)(23)	63,120	27,404	(4)	35,716	*

Wynnefield Partners Small Cap Value L.P.(3)(22)	692,729	572,729	(4)	120,000	*

Wynnefield Partners Small Cap Value LP I(3) (22)	907,143	750,000	(4)	157,143	*

Wynnefield Small Cap Value Offshore(3) (22)	874,158	722,729	(4)	151,429	*

* Less than 1.0%.

(1)                                  Assumes that the stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock.  The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(2)                                  The percentage of common stock beneficially owned is based on 44,631,768 shares of common stock outstanding on April 4, 2007.

(3)                                  On January 3, 2007, we entered into a registration rights agreement with these selling stockholders.  See the section of this prospectus entitled “DESCRIPTION OF CAPITAL STOCK— Registration Rights.”  Under the registration rights agreement, we are required to file a resale registration statement for the shares underlying the Convertible Subordinated Notes due January 2010 and the related Common Stock Purchase Warrants to enable the resale of such shares by these selling stockholders on a delayed or continuous basis under Rule 415 of the Securities Act.

(4)                                  Represents a good faith estimate of the maximum number of shares of common stock issuable pursuant to the Convertible Subordinated Notes due January 2010 and the related Common Stock Purchase Warrants. These Convertible Subordinated Notes and the related Common Stock Purchase Warrants contain conversion and exercise limitations providing that a selling stockholder may not at any time, unless waived by the selling stockholder upon no less than 61 days prior written notice, convert such notes or exercise such warrants into shares of our common stock if and to the extent that such conversion or exercise would result in the selling stockholder having beneficial ownership (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 4.99% of our common stock.  Accordingly, the number of shares of common stock set forth in the table as being registered for a selling shareholder may exceed the number of shares of common stock that the selling shareholder could own beneficially at any given time through its ownership of the convertible debentures and warrants.

(5)                                  The shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”).  Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares.  Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC.  Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(6)                                  Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM.  Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.

(7)                                  Andrew P. Mackellar has been authorized by the Board of Directors of Solomon Strategic Holdings, Inc. (“SSH”) to make voting and disposition decisions with respect to the shares on behalf of SSH.  By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH.  Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

(8)                                  Andrew Redleaf, managing member of the GP, has the power to vote and dispose of the shares held by Whitebox Intermarket Partners, LP.

(9)                                  Mr. Thomas E. Sandell has the power to vote and dispose of the shares held by Castlerigg Master Investments Ltd. (“Castlerigg”).  Thomas Sandell is the controlling person of Sandell Asset Management Corp. (“SAMC”). Castlerigg International Ltd. (“CIL”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”).  Holdings is the controlling shareholder of Castlerigg.  Each of Holdings and CIL may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. SAMC, Mr. Sandell, Holdings and CIL each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(10)                            Mr. David Hokin, Mr. Rob Rubin, and Mr. Richard Marks in their capacities as Manager and Managing Directors, respectively, of Diamond Opportunity Fund, have the shared power to vote and dispose of the shares.  Each of Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of the shares.

(11)                            Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock.  Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of April 4, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund.  By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(12)                            Mr. Eric S. Swartz has the power to vote and dispose of the shares held by BridgePointe Master Fund Ltd.

(13)                            Mr. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of these shares.

(14)                            Mr. E.B. Lyon, IV has the power to vote and dispose of the shares held by Gryphon Master Fund, L.P. and GSSF Master Fund, LP.

(15)                            Mr. Tom C Davis has the power to vote and dispose of the shares held by Gryphon Master Fund, L.P. and GSSF Master Fund, LP.

(16)                            Mr. Leon Frenkel has the power to vote and dispose of the shares held by Triage Capital Management L.P.

(17)                            Mr. Mark Fain has the power to vote and dispose of the shares held by Stratford Partners, LP.

(18)                            Mr. Allan R. Lyons has the power to vote and dispose of the shares held by Vestal Venture Capital.

(19)                            Mr. Doug Hamilton, managing member of Hamilton Investment Partners, LLC, has the power to vote and dispose of the shares held by Hamilton Investment Partners, LLC.

(20)                            Mr. Richard Trepp, as a member of Rockport Funding, LLC., has the power to vote and dispose of the shares held by Rockport Funding, LLC.

(21)                            Mr. Eric Brachfeld has the power to vote and dispose of the shares held by Indigo Securities, LLC.

(22)                            Nelson Obus, Managing Member of the selling stockholder, exercises sole voting and investment power over such shares.

(23)                            These selling stockholders (or their ultimate beneficial owners) have represented to us that they are affiliates of broker-dealers and that they each acquired the notes, warrants, or underlying shares to be resold in the ordinary course of business and that, at the time of acquisition, each had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(24)                            These selling stockholders are broker-dealers who acquired their warrants as compensation for serving as placement agents in the private placements in which the notes and warrants were issued.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus.  We will not receive any of the proceeds from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants by the selling stockholders, if exercised.  We cannot guarantee that the warrants or the option will be exercised by the selling stockholders.

DIVIDEND POLICY

Historically, we have not paid any dividends on our common stock, and we do not anticipate paying any dividends on our common stock in the foreseeable future.  We expect to retain any earnings generated from our operations for use in our business.  Any future determination as to the payment of dividends will be at the discretion of our Board of Directors and will depend upon our future operating results, financial condition and capital requirements, general business conditions and such other factors as our Board of Directors deems relevant.

MARKET FOR AND PRICE RANGE OF THE COMMON STOCK

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.”  On April 19, 2007, the last reported sales price of our common stock was $0.95 per share.  As of April 19, 2007, we had 252 record holders of our common stock.

The following table sets forth, on a per share basis, the range of high and low bid information for the shares of our common stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2006	High	Low

Fourth Quarter	$1.80	$1.42

Third Quarter	$2.01	$1.31

Second Quarter	$2.34	$1.31

First Quarter	$1.75	$0.87

2005	High	Low

Fourth Quarter	$1.76	$0.64

Third Quarter	$2.13	$1.52

Second Quarter	$2.25	$1.28

First Quarter	$2.85	$1.10

SELECTED FINANCIAL DATA

The following table shows our selected consolidated financial data as of and for the years ended December 31, 2002 through 2006. The selected consolidated financial data as of and for the years ended December 31, 2004, 2005, and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The following information should be read with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

These statements should be read in conjunction with restatement footnote 2 in the notes to the fiscal year 2006 consolidated financial statements included in the “INDEX TO THE FINANCIAL STATEMENTS” of this prospectus and in the fiscal 2003 annual report on Form 10-K filed on November 10, 2004, which reflects the restatements of prior year transactions.

	Years Ended December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)		(Restated)
	(In thousands, except per share data)
Consolidated Statements Of Operation Data:
Revenue .	$27,669	$16,365	$17,429	$13,658	$9,138
Cost of sales	22,418	15,129	12,168	18,162	5,656
Gross profit	5,251	1,236	5,261	(4,504)	3,482
Operating expenses:
Selling, general, and administrative expenses	9,962	8,534	11,591	17,729	13,099
Research and development expenses	950	1,120	1,467	8,780	11,825
Impairment of Goodwill	—	—	—	184	—
Impairment of long lived assets	—	4,487	—	2,684	—
Total operating expenses	10,912	14,141	13,058	29,377	24,924
Loss before interest, other income, income taxes, minority interest and discontinued operations	(5,661)	(12,905)	(7,797)	(33,881)	(21,442)
Loss from extinguishments of debt	—	(1,247)	(2,941)	—	—
Change in value of warrants, (loss) gain	279	3,985	747	—	—
Change in value of conversion feature, (loss) gain	(226)	9,118	2,093	—	—
Other income	572	—	302	—	—
Interest expense	(9,509)	(6,021)	(6,577)	(390)	(1,109)
Interest income	23	17	37	304	506
Gain on sale of marketable securities held for sale	—	—	—	1,178	832

Loss before minority interest and discontinued operations	(14,522)	(7,053)	(14,136)	(32,789)	(21,213)
Minority interest in loss of consolidated subsidiary	—	—	—	21	118
Loss from continuing operations	(14,522)	(7,053)	(14,136)	(32,768)	(21,095)
Discontinued Operations:
(Loss) income from discontinued operations, net	—	—	(749)	(964)	83

Gain (loss) from disposal of discontinued operations, net	—	—	—	127	1,556
Net loss	$(14,522)	$(7,053)	$(14,885)	$(33,605)	$(19,456)
Loss per share from continuing operations	$(0.33)	$(0.17)	$(0.34)	$(0.79)	$(0.54)
(Loss) gain per share from discontinued operations	$—	$—	$(0.02)	$(0.02)	$0.04
Net loss per share	$(0.33)	$(0.17)	$(0.36)	$(0.81)	$(0.50)
Weighted average shares - basic and diluted	43,809	41,833	41,610	41,505	38,714

	As of December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)		(Restated)
	(In thousands)
Consolidated Balance Sheet Data:

Cash and cash equivalents	$144	$1,392	$742	$3,127	$25,058
Working capital (deficit)	(23,157)	(10,993)	(14,910)	(698)	25,812
Total assets	22,244	21,563	28,508	30,852	24,845
Long-term debt, including current portion, net of discount	14,705	6,776	6,628	4,047	—
Shareholders’ equity (deficiency)	(10,363)	(1,320)	4,191	16,163	50,599

SUPPLEMENTARY FINANCIAL INFORMATION

The following information presents our unaudited quarterly operating results for 2006 and 2005. The data has been prepared by Liquidmetal Technologies, Inc. on a basis consistent with the Consolidated Financial Statements included elsewhere in this prospectus, and includes all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation thereof.   These operating results are not necessarily indicative of our future performance.

	For the Three Months Ended
Consolidated Statements of Operations Data:	12/31/06	9/30/06	6/30/06	3/31/06
				(Restated)
	(In thousands, except per share data)
	(Unaudited)

Revenue	$5,984	$8,040	7,090	$6,555
Cost of sales	5,081	6,449	5,564	5,324
Gross profit	903	1,591	1,526	1,231
Operating expenses
Selling, general, and administrative	2,599	2,290	2,368	2,705
Research and development	197	269	281	203
Total operating expenses	2,796	2,559	2,649	2,908

Loss from operations	(1,893)	(968)	(1,123)	(1,677)
Change in value of warrants, gain (loss)	1,633	1,361	(1,426)	(1,289)
Change in value of conversion feature, gain (loss)	1,707	1,987	(2,137)	(1,783)
Other income	—	—	92	480
Interest expense, net	(2,142)	(2,294)	(3,270)	(1,780)

Income (loss) from operation before income taxes	(695)	86	(7,864)	(6,049)
Income taxes	—	—	—	—

Net Income (loss)	$(695)	$86	$(7,864)	$(6,049)

Income (loss) per share from operations - basic and diluted	(0.02)	0.00	(0.18)	(0.14)

Weighted average common shares used to compute loss per share from operations - basic and diluted	44,245	44,100	44,075	42,817

	For the Three Months Ended
Consolidated Statements of Operations Data:	12/31/05	9/30/05	6/30/05	3/31/05
	(Restated)	(Restated)	(Restated)	(Restated)
	(In thousands, except per share data)
	(Unaudited)

Revenue	$5,453	$4,342	$3,727	$2,843
Cost of sales	4,576	3,756	3,962	2,835
Gross (loss) profit	877	586	(235)	8
Operating expenses
Selling, general, and administrative	2,013	2,364	1,567	2,590
Research and development	314	196	213	397
Impairment of long lived assets	260	833	3,394	—
Total operating expenses	2,587	3,393	5,174	2,987

Loss from operations	(1,710)	(2,807)	(5,409)	(2,979)
Loss from exinguishments of debt	—	(1,247)	—	—
Change in value of warrants, gain (loss)	2,840	1,112	(100)	133
Change in value of conversion feature, gain	4,621	2,215	1,167	1,115
Interest expense, net	(1,641)	(1,652)	(1,180)	(1,531)

Income (loss) from operation before income taxes and discontinued operations	4,110	(2,379)	(5,522)	(3,262)
Income taxes	—	—	—	—

Net income (loss)	$4,110	$(2,379)	$(5,522)	$(3,262)

Income (loss) per share from continuing operations - basic and diluted	$0.10	$(0.06)	$(0.13)	$(0.08)

Weighted average common shares used to compute income (loss) per share from continuing operations - basic and diluted	42,180	41,933	41,610	41,610

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.  This discussion contains forward-looking statements.  See “Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Overview

Our revenues are derived from two principal operating segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloy products.  Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used in coal-burning power plants. Bulk Liquidmetal alloy segment revenue includes sales of parts or components of electronic devices, medical products, and sports and leisure goods; tooling and prototype parts (including demonstration parts and test samples) for customers with products in development, product licensing and arrangements, and research and development revenue relating primarily to defense and medical applications.  We expect that these sources of revenue will continue to significantly change the character of our revenue mix.

The cost of sales for our Liquidmetal coatings segment consists primarily of the costs of outsourcing our manufacturing to third parties. Consistent with our expectations, our cost of sales has been increasing over historical results as we further build our bulk Liquidmetal alloy business. Although we plan to continue outsourcing the manufacturing of our coatings, we will internally manufacture many products derived from our bulk Liquidmetal alloys.

Selling, general, and administrative expenses currently consist primarily of salaries and related benefits, severance costs, travel, consulting and professional fees, depreciation and amortization, insurance, office and administrative expenses, and other expenses related to our operations.

Research and development expenses represent salaries, related benefits expense, stock-based compensation, depreciation of research equipment, consulting and contract services, expenses incurred for the design and testing of new processing methods, expenses for the development of sample and prototype products, and other expenses related to the research and development of Liquidmetal alloys. Costs associated with research and development activities are expensed as incurred. We plan to enhance our competitive position by improving our existing technologies and developing advances in amorphous alloy technologies. We believe that our research and development efforts will focus on the discovery of new alloy compositions, the development of improved processing technology, and the identification of new applications for our alloys.

We maintain certain of our raw material inventories in amounts in excess of our operating cycle of one year due to the nature of our manufacturing process, production lead time, and the recyclability of our raw material. These inventories were classified as long-term inventory as of December 31, 2004.  We have determined that its current and projected raw material requirements are not sufficient enough to warrant the use of such raw materials in the foreseeable future. As a result, we determined that the carrying value of raw materials held by our South Korean subsidiary, Liquidmetal Korea, exceeded its fair value in the amount of $2.7 million during the fiscal year 2005.

Idle equipment consists of certain equipment held by us for use in expansion of bulk alloy parts manufacturing.  Due to excess manufacturing capacity, the company classified the equipment as idle equipment as of December 31, 2005 and 2004.  While the equipment may be used internally to meet future capacity requirements, considering our current revenue and foreseeable production requirements, we do not anticipate utilizing this equipment internally in the near future. As a result, we determined that the carrying value of idle equipment held by its subsidiary, Liquidmetal Korea, exceeded its fair value in the amount of $1.7 million during the second quarter of fiscal year 2005.

Impairment of Long-Lived Assets consists of a write-down of $2.7 million of raw materials considered to be long term inventory and $1.7 million of idle equipment.  During 2005, while we may use the excess raw materials beyond one year to fulfill future customer order, we determined that our capacity was not significant enough to warrant holding this inventory as a long term asset.  Further, while we have actively marketed the idle equipment for ultimate sale since early 2004, we were unable to sell this equipment. In addition, while the equipment may be used internally to meet future capacity requirements, considering the revenues during 2005, we did not anticipate utilizing this equipment internally in the near future.  As such, during 2005 we have reduced the carrying values of the excess raw material and idle equipment.

Change in Value of Warrants consists of changes to the fair value of warrants outstanding at each period.  The warrants have been accounted for as a liability in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” with the change in fair values reported in earnings. The fair values are determined using a Black-Scholes pricing model and fluctuations in our stock price have had the greatest impact on the valuation of outstanding warrants.

Change in Value of Conversion Feature consists of changes to the fair value of the embedded conversion feature of our senior convertible notes.  The embedded conversion feature has been accounted for as a separate derivative instrument in accordance with SFAS 133 with a change in fair values reported in earnings.  The change in fair values are determined using a Black-Scholes pricing model and fluctuations in our stock price have had the greatest impact on the valuation of outstanding conversion features.

On May 21, 2003, we completed a reincorporation by transitioning from a California corporation to a Delaware corporation. The reincorporation was effected through the merger of the former California entity into a newly created wholly owned Delaware subsidiary. The reincorporation changed the legal domicile of our company but did not result in any change to our business, management, employees, fiscal year, assets or liabilities, or location of facilities. As part of the reincorporation, each share of the California corporation was automatically converted into one share of the Delaware corporation.  In addition, total authorized shares decreased from 200,000,000 shares to 100,000,000 shares.

In conjunction with the divestiture of our Dongyang and Taesung subsidiaries in March and June 2004, respectively, we decided to discontinue our equipment manufacturing business in order to conform our operations to our broader corporate business strategy.  Pursuant to Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, we reclassified our consolidated financial statements to reflect the discontinuation of our equipment manufacturing operations. The revenue, costs and expenses, assets and liabilities, and cash flows of the equipment manufacturing business were segregated in our financial statements.

On August 4, 2004, we established a post-processing plant in the city of Weihai in Shandong province of China under Weihai Liquidmetal Company Limited, which is 100 percent owned by Liquidmetal Korea, to facilitate our bulk alloy manufacturing business.  Weihai Liquidmetal is consolidated into Liquidmetal Technologies with all intercompany transactions eliminated.

On June 26, 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (‘SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  We also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, we have the option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, we have purchased 19.9% interest in the joint venture.

Results of Operations

Comparison of the years ended December 31, 2006 and 2005

Revenue. Revenue increased to $27.7 million in the twelve months ended December 31, 2006 from $16.4 million in the twelve months ended December 31, 2005. The increase included a $7.3 million increase in sales and prototyping of parts manufactured from bulk Liquidmetal alloys to consumer electronics customers as a result of increased demand in electronic casings applications, and increase of $3.5 million in sale of our coatings products as a result of increased demand in oil drilling applications, and an increase of $0.5 million in research and development services as a result of  increased research and development services primarily from defense applications.

Cost of Sales. Cost of sales increased to $22.4 million, or 81% of revenue, during the twelve months ended December 31, 2006 from $15.1 million, or 92% of revenue, in the twelve months ended December 31, 2005. The increase was a result of increases in bulk Liquidmetal alloy business and coatings business.  Cost of sales as a percentage of revenue has decreased as a result of continued maturing of our manufacturing process, which represents the company’s efforts to manage costs and focus on our core business, and an increase in revenues generated from our higher margin coatings products.  We believe that higher manufacturing volumes and greater mix of higher-margin products in the future will cause the gross profit to improve over time.  The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  However, cost of sales for the products sold by the coatings business segment is generally consistent because the Liquidmetal coatings products are produced by third parties and sold wholesale to various industries.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased to $10.0 million, or 36% of revenue, in the twelve months ended December 31, 2006 from $8.5 million, or 52% of revenue, in the twelve months ended December 31, 2005.  This increase was primarily a result of increase in wages and expenses of $1.4 million, increase in professional and contracted services of $0.4 million, increase in travel expenses of $0.3 million, and increase in advertising and promotions expense of $0.2 million offset by a decrease in insurance expense of $0.7 million and decrease in rent expense of $0.1 million.  The decrease in selling, general and administrative expenses as a percentage of revenue represent our company’s efforts to manage costs and focus on our core business while continuing to build our corporate infrastructure required to prepare for and support the anticipated growth of our bulk Liquidmetal alloy business.

Research and Development Expenses. Research and development expenses decreases to $1.0 million, or 3% of revenue, in the twelve months ended December 31, 2006 from $1.1 million, or 7% of revenue, in the twelve months ended December 31, 2005.  The decrease was a result of our company focusing primarily on our core business associated with our bulk Liquidmetal alloy business while managing our costs.  Our company continues to perform research and development efforts on new Liquidmetal alloys and related processing capabilities, develop new manufacturing techniques, and contract with consultants and provide research grants to various institutions to advance the development of Liquidmetal alloys.

Impairment of Long Lived Assets. Impairment of long lived assets decreased to $0, in the twelve months ended December 31, 2006 from $4.5 million, or 27% of revenue, in the twelve months ended December 31, 2005.  Impairment expense during 2005 represent primarily write-down of $2.7 million of raw materials considered to be long term inventory and $1.7 million of idle equipment which were written down due to our projected capacity for 2006 as not being significant enough to warrant holding this inventory as a long term asset.  Further, while we have actively marketed the idle equipment for ultimate sale since early 2004, we were unable to sell this equipment.  While the equipment may be used internally to meet future capacity requirements we did not anticipate utilizing this equipment internally in the near future.  As such, we reduced the carrying values of the excess raw material and idle equipment in 2005.  No such reductions were needed in 2006.

Loss from Extinguishments of Debt.  Loss from extinguishments of debt decreased to $0 in the twelve months ended December 31, 2006 from $1.2 million, or 8% of revenue, in the twelve months ended December 31, 2005.  The $1.2 million loss from extinguishments of debt was recognized from the exchange of our 6% Convertible Notes due 2006 in August 2005.

Change in Value of Warrants. Change in value of warrants was a gain of $0.3 million, or 1% of revenue during the twelve months ended December 31, 2006, and $4.0 million, or 24% of revenue, during the twelve months ended December 31, 2005, from the change in value of warrants issued primarily as a result of fluctuations in our stock price.

Change in Value of Conversion Feature. Change in the value of our conversion feature liability from our senior convertible debt funded in March 2004 and exchanged in August 2004 and August 2005 resulted in a change in value of conversion feature loss of $0.2 million, or 1% of revenue, in the twelve months ended December 31, 2006, and a gain of $9.1 million, or 56% of revenue, in the twelve months ended December 31, 2005, primarily due to fluctuations in our stock price.

Other Income. Other income was $0.6 million, or 2% of revenue, in the twelve months ended December 31, 2006 from $0.1 million of  gain recognized from disposal of idle equipment and  $0.5 million gain recognized from termination of a distribution agreement with a Japanese sporting goods distributor originally enetered into in March 1996.  There were no amounts recognized as other income in the twelve months ended December 31, 2005.

Interest Expense. Interest expense was $9.5 million or 34% of revenue, in the twelve months ended December 31, 2006 and was $6.0 million, or 37% of revenue, in the twelve months ended December 31, 2005.  Interest expense consists primarily of interest accrued on the Kookmin Bank loan funded in 2003, convertible debt funded in 2004 and 2005, subordinated notes funded in 2006, fees charged from short-term borrowings under the 2005 factoring, loan, and security agreement, as well as amortization of debt issuance costs and discount on the convertible debt.  The increase in interest expense was primarily due to costs accrued for late registration penalties of $1.6 million, higher debt balances and increased debt discount amortization during the twelve months ended December 31, 2006.

Interest Income.  Interest income was $23 thousand and $17 thousand for the twelve months ended December 31, 2006 and 2005, respectively, from interest earned on cash deposits.

Comparison of the years ended December 31, 2005 and 2004

Revenue. Revenue decreased to $16.4 million in the twelve months ended December 31, 2005 from $17.4 million in the twelve months ended December 31, 2004. The decrease included a $2.6 million decrease from restatement of revenues from 2003 to 2004 as part of our 2003 financial statement restatement which resulted in one-time recognition of revenues during the first quarter of 2004, and $0.9 million decrease from our research and development services related primarily to reduced activity from defense, leisure, and luxury goods applications during 2005.  The decreases were offset by a $0.4 million increase in bulk alloy parts primarily to increased sales to sporting goods manufacturers and $1.9 million increase from sale of our coatings products from increased demand for drill pipe coatings during 2005.

Cost of Sales. Cost of sales increased to $15.1 million, or 92% of revenue, during the twelve months ended December 31, 2005 from $12.2 million, or 70% of revenue, in the twelve months ended December 31, 2004. The increase was a result of decreases in bulk Liquidmetal alloy business.  Cost of sales as a percentage of revenue has increased as a result of ramp up of lower margin electronic casing and prototypes during the year.   Further, significant portion of our manufacturing costs continue to remain fixed.  We believe that higher manufacturing volumes and greater mix of higher margin products in the future will cause the gross profit to improve over time.  The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  However, the cost of sales for the products sold by the coatings business segment is generally consistent because the Liquidmetal coatings products are produced by third parties and sold wholesale to various industries.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased to $8.5 million, or 52% of revenue, in the twelve months ended December 31, 2005 from $11.6 million, or 67% of revenue, in the twelve months ended December 31, 2004.  This decrease was primarily a result of decrease in professional and contracted services of $1.8 million, decrease in advertising and promotions expense of $0.2 million, decrease in bad debt expenses of $0.1 million, decrease in product warranty expense of $0.2 million, decrease in insurance costs of $0.6 million, and decrease in amortization and depreciation costs of $0.2 million.  These and other decreases in selling, general and administrative expenses represent our efforts to manage costs and focus on our core business while continuing to build our corporate infrastructure required to prepare for and support the anticipated growth of our bulk Liquidmetal alloy business.

Research and Development Expenses. Research and development expenses decreased to $1.1 million, or 7% of revenue, in the twelve months ended December 31, 2005 from $1.5 million, or 8% of revenue, in the twelve months ended December 31, 2004.  The decrease was primarily a result of decreases in salaries, wages and related expenses by $0.3 million and decrease in laboratory and prototyping expenses by $0.1 million.  The decreases were a result of our company focusing primarily on our core business associated with our bulk Liquidmetal alloy business while managing our costs.  We continue to perform research and development efforts on new Liquidmetal alloys and related processing capabilities, develop new manufacturing techniques, and contract with consultants and provide research grants to various institutions to advance the development of Liquidmetal alloys.

Impairment of Long Lived Assets. Impairment of long lived assets increased to  $4.5 million, or 27% of revenue, for the twelve months ended December 31, 2005 from $0 for the twelve months ended December 31, 2004.  Impairment expense represents primarily write-down of $2.7 million of raw materials considered to be long term inventory and $1.7 million of idle equipment.  While we may use the excess raw materials beyond one year to fulfill future customer order, we have determined that our current capacity was not significant enough to warrant holding this inventory as a long term asset.  Further, while we have actively marketed the idle equipment for ultimate sale since early 2004, we were unable to sell this equipment. In addition, while the equipment may be used internally to meet future capacity requirements, considering our current revenue, we do not anticipate utilizing this equipment internally in the near future.  As such, we have reduced the carrying values of the excess raw material and idle equipment.

Loss from Extinguishments of Debt.  Loss from extinguishments of debt decreased to $1.2 million, or 8% of revenue, for the twelve months ended December 31, 2005 from $2.9 million, or 17% of revenue, for the twelve months ended December 31, 2004.  The $1.2 million loss from extinguishments of debt was recognized from the exchange of our 6% Convertible Notes due 2006 in August 2005.  The $1.7 million loss from extinguishments of debt was recognized from exchange of our 6% Senior Convertible Notes due March 2007 in August 2004.

Change in Value of Warrants. Change in value of warrants was a net gain of $4.0 million, or 24% of revenue, and $0.7 million, or 4.3% of revenue, during the twelve months ended December 31, 2005 and 2004, respectively from the change in value of warrants issued from the senior convertible notes issued in March 2004 and exchanged in August 2004, convertible debt funded in June 2005, and senior convertible debt funded in August 2005 primarily as a result of fluctuations in our stock price.

Change in Value of Conversion Feature. Change in the value of our conversion feature liability from our senior convertible notes issued in March 2004 and exchanged in August 2004 and August 2005 resulted in a change in value of conversion feature gain of $9.1 million, or 56% of revenue, and a gain of $2.1 million, or 12% of revenue, for the twelve months ended December 31, 2005 and 2004, respectively, primarily due to fluctuations in our stock price.

Other Income. Other income was $0.3 million, or 2% of revenue, during the twelve months ended December 31, 2004 from certain stock transactions with John Kang, our Chairman, President, and Chief Executive Officer during 2002 (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”).  There were no amounts recorded as other income for the twelve months ended December 31, 2005.

Interest Expense. Interest expense was  $6.0 million, or 37% of revenue, for the twelve months ended December 31, 2005 and was $6.6 million, or 38% of revenue, for the twelve months ended December 31, 2004.  During each of the twelve months ended December 31, 2005 and 2004, the interest expense was primarily due to the interest accrued on the Kookmin Bank loan funded on February 4, 2003, senior convertible debt funded on March 3, 2004 and exchanged in August 2004, convertible debt funded on June 13, 2005, and senior convertible debt funded in August 9, 2005, as well as amortization of debt issuance costs and discount on the convertible debt.  During 2005, $0.1 million of interest expense was accrued from default interest rates applied to the senior convertible notes effective April 1, 2005 from non-payment of quarterly scheduled interest payments and $1.0 million of late registration penalty fee of our senior convertible debt was accrued as interest expense.  The default interest and late registration penalty were paid as of December 31, 2005.

Interest Income.  Interest income was $17 thousand for the twelve months ended December 31, 2005, and $37 thousand for the twelve months ended December 31, 2004 from interest earned on cash deposits.

Liquidity and Capital Resources

Since our inception, we have funded our operations through the sale of equity securities in private placements and our initial public offering, the sale of convertible notes and warrants in private placements, debt financing, and cash generated from operations.

Our cash used for operating activities was $5.3 million and $6.5 million for the year ended December 31, 2006 and 2005, respectively.  Our working deficit increased to $23.2 million from $11.0 million at December 31, 2006 and 2005, respectively.  The increase of approximately $12.2 million in working deficit was primarily attributable to the decrease in cash of $1.2 million, increase in short-term debt of 2.1 million, and increase of current portion of long-term debt of $13.1 million, offset by increase in prepaid expenses of $0.2 million, decrease in settlement payable of $3.3 million, and decrease in deferred revenue of $1.1 million.

Our cash used in investing activities was $0.9 million for the year ended December 31, 2006 primarily for the acquisition of property and equipment and investments in patents and trademarks.

Our cash provided by financing activities was $5.6 million for the year ended December 31, 2006, which consists of $1.0 million in proceeds from borrowings from our subordinated promissory notes executed in March 2006 and 4.6 million in proceeds from borrowings from private placement of 8% unsecured subordinated notes executed in May, September, and December 2006.  Further, we received net $1.1 million in borrowings from a factoring agreement executed in April 2005.  The proceeds from borrowings have been used to meet working capital requirements.  On November 10, 2006, our factoring agreement was amended to allow for borrowings of up to $5.0 million based on receivable assigned.  We have $3.3 million available for future borrowings under the Factoring Agreement as of December 31, 2006, which is contingent on approval of eligible receivables by the financing company.  The proceeds from borrowings have been used to meet working capital requirements.

Our capital requirements during the next twelve months will depend on numerous factors, including the success of existing products either in manufacturing or development, the development of new applications for Liquidmetal alloys, and the resources we devote to develop and support our Liquidmetal alloy products, the success of pursuing strategic licensing and funded product development relationships with external partners.

We have experienced significant operating losses since our inception. Our net loss for the fiscal years ended December 31, 2006 and 2005 was $14.5 million and $7.1 million, respectively. In the audit report on our financial statements for our fiscal years ended December 31, 2006 and 2005, our auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.  On January 3, 2007, we completed a private placement of $16.3 million in principal amount of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). The January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes Due August 2007 and our 8% Unsecured Subordinated Notes.

We anticipate that the $12.9 million aggregate cash raised in the January 2007 private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time.  As a result, we are actively seeking additional sources of capital.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

As of December 31, 2006, we had accrued $1.6 million and paid $0.7 million of the late filing and registration fees as a result of the late fee provisions of a restated registration rights agreement, dated August 2, 2005.  We are currently in negotiations with the holders to settle the outstanding late filing and registration fees.   However, we cannot predict the outcome of the negotiations, and the resolution of this issue may harm our business and have a material adverse impact on our financial condition.

Initial Public Offering Proceeds

Pursuant to our Registration Statement on Form S-1 (Registration No. 333-73716), as amended, initially filed with the Securities and Exchange Commission on November 20, 2001 and declared effective May 21, 2002, we closed an initial public offering of 5,000,000 shares of common stock on May 28, 2002, plus an additional 229,000 shares on June 10, 2002 pursuant to an over allotment option, at a price of $15.00 per share (which sale is referred to herein as the “Offering”). The Offering generated aggregate cash proceeds during the second quarter 2002 of $78.4 million. The net proceeds were $70.7 million after deducting underwriting commissions of $5.5 million and other transaction fees of $2.2 million. The managing underwriters for the Offering were Merrill Lynch & Co., UBS Warburg, and Robert W. Baird & Co.

As of December 31, 2003, we used all $70.7 million of net proceeds from the Offering. In 2002, we used approximately $7.8 million of the net proceeds from the Offering to repay all outstanding promissory notes and accrued interest, $11.1 million to fund the construction of our manufacturing facility in South Korea, $14.3 million to purchase equipment used to manufacture Liquidmetal parts, $0.4 million to purchase assets related to production and sale of equipment used in the production process of Liquidmetal alloy products, and $0.3 million to purchase the 51% interest in our majority owned Dongyang subsidiary. During the third quarter of 2002, we used $2.0 million to invest in the common stock of Growell Metal, which supplied a portion of the Liquidmetal alloy ingots used in our manufacturing operations in Korea. We have since sold such stock, realizing a gain on the sale. We used the remaining proceeds of $32.7 million for working capital in 2002 and 2003, excluding $2.1 million paid to Paul Azinger in 2002 and 2003 for amounts due under the terms of his terminated endorsement agreement with our discontinued retail golf operations.

Private Placements of Convertible Notes and Bridge Notes

On March 3, 2004, we sold $9.9 million of 6.0% Senior Convertible Notes due 2007 (the “Initial Notes”) and warrants to purchase approximately 1.2 million shares of our common stock to accredited investors in a private placement.  The notes were convertible at any time into our common stock at a price of $3.00 per share, and the warrants granted in this transaction expired on various dates through March 1, 2006.

On August 19, 2004, we completed a private placement in which the investors in the March 2004 private placement exchanged approximately $5.46 million in aggregate principal amount of the Initial Notes for an aggregate of (i) $2.73 million of new 6% Senior Secured Notes Due 2007 (the “July 2007 Notes”) and (ii) $2.73 million of new 10% Senior Secured Notes Due 2005 (the “July 2005 Notes”).  The remaining Initial Notes were redeemed for cash in connection with the transaction.  The July 2007 Notes and July 2005 Notes were secured by certain patents owned by our company and a second priority mortgage interest in plant facilities and certain equipment at our plant in South Korea.  The July 2005 Notes had a maturity date of July 29, 2005, and a conversion price of $2.00 per share.  The July 2007 Notes had a maturity date of July 29, 2007, and a conversion price of $1.00 per share.

On June 13, 2005, we completed a private placement of 10% Convertible Unsecured Notes Due June 13, 2006 in the aggregate principal amount of $3.25 million (the “June 2006 Bridge Notes”), together with warrants to purchase up to an aggregate of 893,750 shares of our company’s common stock.  The June 2006 Bridge Notes were unsecured and were due on the earlier of June 13, 2006 or the consummation of a follow-on equity or debt offering or restructuring transaction pursuant to which our company receives gross proceeds of at least $4.0 million.

On August 9, 2005, we completed a private placement of $9.9 million in principal amount of new 7% Senior Secured Convertible Notes due August 2007 (the “August 2007 Notes”).  The August 2007 Notes were issued in consideration of $5.0 million in cash, the exchange of $1.3 million in principal amount of the July 2005 Notes, the exchange of $3.0 million in principal amount of the June 2006 Bridge Notes (resulting in the full satisfaction of the June 2006 Bridge Notes), satisfaction of accrued interest and late registration fees in the amount of $0.6 million on the July 2005 Notes, and satisfaction of accrued interest of $9 thousand on the June 2006 Bridge Notes.  Interest of 7% per annum on the August 2007 Notes was due quarterly.  The August 2007 Notes were convertible into shares of our common stock at $2.00 per share and were secured by substantially all of our assets.  We also issued warrants to the purchasers of the August 2007 Notes and placement agents giving them the right to purchase up to 2,469,470 and 414,495 shares of our common stock, respectively, with an exercise price of  $2.00 per share.  The warrants will expire on August 2, 2010.

On March 17, 2006, in exchange for a $1.0 million loan, we issued a $1.0 million 10% subordinated promissory note due October 16, 2006 (the “Atlantic Note”) to Atlantic Realty Group, Inc., a company controlled by Jack Chitayat, a former director of our company.  The Atlantic Note was unsecured and subordinated to all prior indebtedness of our company.  All accrued interest and unpaid principal was due on October 16, 2006.  In connection with the March 2006 Note, we issued warrants to Atlantic Realty to purchase an aggregate amount of up to 125,000 shares of common stock exercisable at $2.00 per share.  The warrants will expire on March 17, 2009.

On May 17, 2006, September 21, 2006, and December 1, 2006, we completed a private placement of 8% Unsecured Subordinated Notes in the aggregate principal amount of $4.6 million (the “New Bridge Notes”), together with warrants to purchase up to an aggregate of 973,064 shares of our common stock.  The New Bridge Notes were unsecured and were scheduled to become due on the earlier of August 17, 2007 or the consummation of a follow-on equity or debt offering pursuant to which we receive gross proceeds of at least $6.0 million, but in no event will the New Bridge Notes become due any earlier than the payment in full of the August 2007 Notes and July 2007 Notes.  Interest on the New Bridge Notes accrues at the rate of 8% per annum.  The New Bridge Notes are subordinate in right of payment and in all other respects to the previously issued July 2007 Notes and August 2007 Notes.  As a part of the private placement of the New Bridge Notes, we issued warrants to the purchasers of the New Bridge Notes giving them the right to purchase up to an aggregate of 890,990 shares of our common stock, and warrants to purchase 82,074 shares of our common stock were issued to the placement agent in the transaction. The warrants have an exercise price of $2.58 per share and will expire on May 17, 2011.

As of December 31, 2006, $9.9 million in aggregate principal amount of August 2007 Notes were still outstanding with accrued but unpaid interest in the amount of approximately $173 thousand, and $2.1 million in aggregate principal amount of July 2007 Notes were also outstanding with accrued but unpaid interest in the amount of approximately $32 thousand.  As of December 31, 2006, $4.6 million in aggregate principal amount of New Bridge Notes were still outstanding with accrued but unpaid interest in the amount of approximately $195 thousand.

On January 3, 2007, we completed a private placement of new 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”).  As a result of an April 2007 amendment to this transaction, we ultimately issued $16.3 million in principal amount of January 2010 Notes, which supersedes the aggregate note amount indicated in our prior announcements regarding the private placement.  Under the amended transaction, the January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under the August 2007 Notes and New Bridge Notes.  The January 2010 Notes have a maturity date of January 3, 2010.

The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15.5 million of our outstanding debt under previously issued promissory notes, including the August 2007 Notes, the Atlantic Note, and New Bridge Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.  In addition, the April 2007 amendment provides that the purchasers of the January 2010 Notes have the right to require us to redeem such notes prior to maturity in the event that we sell our Liquidmetal Coatings business unit, sell our manufacturing facility in South Korea, and/or engage in any debt or equity financing, provided that the foregoing transactions result in aggregate cumulative proceeds of $25,000,000, and it also provides that we will be obligated to grant to the purchasers of such notes a par passu security interest in any collateral (if any) that is used to secure our next private placement of convertible notes.  As required by the January Purchase Agreement, the April 2007 amendment was executed by the holders of more than fifty percent (50%) of the outstanding principal amount of the Notes.

The January 2010 Notes, as amended by the April 2007 amendment, are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.10 per share (compared to an original conversion price of $1.55 per share), subject to adjustment for anti-dilution. The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum). Our ability to pay interest with additional January 2010 Notes is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. From and after an event of default under the January 2010 Notes and for so long as the event of default is continuing, the January 2010 Notes will bear default interest at a rate of 12% per annum (or 15% per annum if we elect to pay interest with additional January 2010 Notes).

Beginning July 31, 2008 and at the end of each month thereafter, we will be required to redeem 1/36th of the principal amount of the January 2010 Notes in cash or, at our election, with shares of our common stock. Our ability to pay the redemption amounts with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. Any unconverted January 2010 Notes will become due on December 31, 2009, although we will have the right at any time after 18 months following the issuance of the January 2010 Notes to redeem the January 2010 Notes in whole or in part for a cash redemption price of 105% of the portion of the principal amount being redeemed plus all accrued and unpaid interest thereon. The January 2010 Notes are unsecured and are subordinate to our July 2007 Notes and to certain secured financing from commercial lenders incurred by us in the future.  The terms of the 2010 Notes also provide that we will be required to maintain a sufficient bank balance to provide for the timely repayment of our July 2007 Notes.

As a part of the January 2007 private placement, we issued warrants to the purchasers of the January 2010 Notes giving them the right following the April 2007 amendment to purchase up to an aggregate of 7,408,881 shares of our common stock at an exercise price of $1.55 per share. In connection with the private placement, we also issued to the placement agent for the transaction warrants to purchase an aggregate of 248,710 shares of our common stock at an exercise price of $1.55 per share.  All of the warrants (including the warrants granted to the placement agent in the transaction) are immediately exercisable and will expire in January 2012.

In connection with the January 2007 private placement, we entered into a Registration Rights Agreement with the purchasers of the January 2010 Notes under which we are required, on or before 45 days after the closing of the private placement, to use our commercially reasonable efforts to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the January 2010 Notes and warrants and to use our commercially reasonable efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review).  We will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, up to a maximum amount of 18% of the aggregate amount of Notes sold in the Private Placement if the registration statement is not filed or does not become effective on a timely basis. The monetary penalties will accrue at the rate of 1% per month of the then-outstanding principal amount of the January 2010 Notes. In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the January 2010 Notes and warrants, then we will be required to file up to two additional registration statements to register the resale of any shares excluded from the originally filed registration statement and to pay the foregoing monetary penalties on the January 2010 Notes convertible into the excluded shares until the resale of such excluded shares is covered by an effective registration statement or until such shares can be sold under SEC Rule 144.  As of April 23, 2007, an aggregate of $148 thousand in monetary penalties under the Registration Rights Agreement had already been paid to investors, while an additional $178 thousand in such penalties were accrued but unpaid.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2.0 million) sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2,000,000 (the amount of the January 2010 Note) plus accrued and unpaid interest.  On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

In addition, because we repaid $1.8 million of principal and interest under the Atlantic Note and certain New Bridge Notes in January and February 2007 without first repaying the August 2007 Notes and July 2007 Notes, we may also be in breach of the August 2007 Notes and July 2007 Notes.  In February 2007, we entered into conversion agreements with the holders of the August 2007 Notes holding $0.4 million of principal providing for the conversion of such notes at a reduced conversion price of $1.25 per share and issued 320,000 shares of our common stock.

Loan from Kookmin Bank

Our Liquidmetal Korea Co., Ltd. subsidiary has an outstanding loan from Kookmin Bank in the Republic of Korea.  As of December 31, 2006, the outstanding balance under this loan was $1.8 million.  The loan is payable in monthly installments of $0.11 million per month through February 2008.

Off Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity, or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to our company, or that engages in leasing, hedging, or research and development arrangements with our company.

On June 26, 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (‘SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  We also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, we have the option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, we have purchased 19.9% interest in the joint venture.  Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell us certain business assets including manufacturing equipment acquired under the joint venture.  During the year ended December 31, 2006, we recognized revenues of $0.7 million of Liquidmetal alloys sold to SAGA for use in the joint venture.  We anticipate the alloys to be fully utilized by the joint venture prior to the 18 month period.

Contractual Obligations

The following table summarizes our company’s obligations and commitments as of December 31, 2006:

	Payments Due by Period (in thousands)
Contractual Cash Obligations (1)	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years

Long-term debt (2)	$18,341	$18,116	$225	$—	$—
Short-term debt (3)	2,669	2,669	—	—	—
Capital lease obligation	6	6	—	—	—
Operating leases and rents	799	—	798	1	—
Consulting services payable	136	136	—	—	—
Dongyang	12	12	—	—	—
Nichimen	350	350	—	—	—
	$22,313	$21,289	$1,023	$1	$—

(1)

Contractual cash obligations include Long-Term Debt comprised of $2,083 of Senior Convertible Notes issued in 2004, $9,878 of Convertible Notes issued in 2005, $4,584 of Unsecured Subordinated Notes issued in 2006, and $1,796 of Kookmin Notes, Short-Term Debt comprised of $1,669 advances received under factoring, loan, and security agreement, and $1,000 of Unsecured Subordinated Promissory Note issued in 2006, future minimum lease payments under capital and operating leases, purchase commitments from consultants, payments due from our discontinued equipment manufacturing business (Dongyang), and minimum payments due under a distribution agreement (Nichimen).

(2)	Does not include interest payments of $1,970, un-amortized discounts for conversion feature and warrants of $3,636 of our convertible notes.
(3)	Does not include minimum interest and fee payments of $30.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

We believe that the following accounting policies are the most critical to our consolidated financial statements since these policies require significant judgment or involve complex estimates that are important to the portrayal of our financial condition and operating results:

•                  Our earnings and cash flows are subject to fluctuations due to changes in non-U.S. currency exchange rates. We are exposed to non-U.S. exchange rate fluctuations as the financial results of non-U.S. subsidiaries, Korea and China, are translated into U.S. dollars. As exchange rates vary, those results, when translated, may vary from expectations and adversely impact overall expected profitability. The cumulative translation effects for subsidiaries using functional currencies other than the U.S. dollar are included in accumulated foreign exchange translation in stockholders’ equity. Movements in non-U.S. currency exchange rates may affect our competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors.

•                  We record an accrual for potential product warranty costs. Due to the lack of historical information for warranty expense related to bulk alloy products, management estimates product warranties as a percentage of bulk alloy product sales earned during the period. In the event in future periods the actual product warranty costs consistently exceed the estimate for product warranty costs, an adjustment would be made and income would decrease in the period of such determination. Likewise, in the event we determine that actual product warranty costs are consistently lower than the estimate for product warranty costs, an adjustment would be made and income would increase in the period of such determination.

•                  We record an allowance for doubtful accounts as a contra-asset to our trade receivables for estimated uncollectible accounts. Management estimates the amount of potentially uncollectible accounts by reviewing significantly past due customer balances relative to historical information available for those customers. In the event, in future periods, actual uncollectible accounts exceed the estimate for uncollectible accounts, an adjustment would be made and income would decrease in the period of such determination. Likewise, in the event, in future periods, actual uncollectible accounts are lower than the estimate for uncollectible accounts, an adjustment would be made and income would increase in the period of such determination.

•                  We value inventories at lower of cost or net realizable value. Management has determined net realizable value to be equal to the selling price of the products to be produced and sold less the cost of disposal. In the event, in future periods, the actual selling prices exceed the estimate for selling prices less cost to sell, an adjustment would be made and income would increase in the period of such determination. Likewise, in the event, in future periods, actual selling prices are lower than the estimate for selling prices, an adjustment would be made and income would decrease in the period of such determination.

•                  We value our assets at lower of cost or fair market value. Management has determined fair market to be equal to the selling price of the assets to be sold less the cost of disposal. In the event, in future periods, actual selling prices are lower than the estimate for selling prices, an adjustment would be made and income would decrease in the period of such determination.

•                  We record valuation allowances to reduce the deferred tax assets to the amounts estimated to be realized. While we consider taxable income in assessing the need for a valuation allowance, in the event we determine we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment would be made and income increased in the period of such determination. Likewise, in the event we determine we would not be able to realize all or part of our deferred tax assets in the future, an adjustment would be made and charged to income in the period of such determination.

•                  We account for the warrants and the embedded conversion feature of our senior convertible notes as derivatives in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.  Fair values of warrants and embedded conversion features are measured at each period end using Black-Scholes pricing models and changes in fair value during the period are reported in our earnings.

•                  We adopted Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”), on January 1, 2006. This new standard requires companies to expense the fair value of employee stock options and similar awards. We adopted SFAS 123R using the modified prospective transition method. Therefore, stock based compensation expense measured in accordance with SFAS 123R was recorded starting with the first quarter of 2006, but the prior year consolidated statement of income was not restated. The adoption of SFAS 123R resulted in incremental expense of $1.1 million for the year ended December 31, 2006.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, (“SFAS No. 155”), “Accounting for Certain Hybrid Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect the adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB statement No. 109,” which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return.  In addition, FIN 48 provides guidance on the derecognizing, classification, accounting in interim periods and disclosure requirements for uncertain tax positions.  We are currently evaluating the impact, if any, that FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The effective date of SFAS No. 157 will be the first quarter of 2008.  While we are currently evaluating the provisions of SFAS 157, the adoption is not expected to have a material impact on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, “Guidance re: the Use of a Cumulative Effect Adjustment to Correct Immaterial Misstatements” (“SAB 108”). Registrants are required to apply the provisions of SAB 108 no later than the annual financial statements for their first fiscal year ending after November 15, 2006. The application of SAB 108 is not expected to have a material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues  Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on our company’s present or future consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risks

We are exposed to various market risks in conducting the business of our company, and we anticipate that this exposure will increase if our business and revenues grow. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts, option contracts, foreign currency exchange contracts, and interest rate swaps. We have not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rates. We are exposed to market risks relating to changes in interest rates. Fluctuations in interest rates may have a negative impact to existing short-term borrowings and future borrowings.

Commodity Prices. We are exposed to price risk related to anticipated purchases of certain commodities used as raw materials by our businesses, including titanium and zirconium. Although we do not currently enter into commodity future, forward, and option contracts to manage the fluctuations in prices of anticipated purchases, we may enter into such contacts in the future as our business grows and as our purchases of these raw materials increases.

Foreign Exchange Rates. As a result of our manufacturing presence in South Korea, a substantial portion of our costs will be denominated in South Korean won. Consequently, fluctuations in the exchange rates of the South Korean won to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. Although we do not currently enter into foreign exchange hedge transactions, we may do so in the future as our business grows. Fluctuations in exchange rates resulted in foreign currency translation gains of $0.3 million, $0.3 million, and $1.7 million for the years ended December 31, 2006, 2005, and 2004, respectively.

BUSINESS

Overview

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of proprietary coatings, powders, bulk alloys, and composites that utilize the advantages offered by amorphous alloy technology. We develop, manufacture, and sell products and components from bulk amorphous alloys to customers in various industries, and we also partner with third-party licensees and distributors to develop and commercialize bulk Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.  In addition to our bulk alloys, we market and sell a line of proprietary amorphous alloy-based industrial coatings under the Liquidmetal® ArmacorTM  Coatings brand.

Amorphous alloys are unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys possess a combination of performance, processing, and potential cost advantages that we believe will make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a wide variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

General Corporate Information

We were originally incorporated in California in 1987, and we reincorporated in Delaware in May 2003.  Our principal executive offices are located at 25800 Commercentre Dr., Suite 100, Lake Forest, California 92630. Our telephone number at that address is (949) 206-8000. Previously, our principal executive offices were located in Tampa, Florida. In December 2003, we consolidated all corporate functions into our Lake Forest facility, which had previously served as our principal research and development office. Our Internet website address is www.liquidmetal.com and all of our filings with the Securities and Exchange Commission are available free of charge on our website.

Subsidiaries and Other Locations

We currently own and operate a manufacturing facility in Pyongtaek, South Korea, which became operational in the third quarter of 2002.  This Korean subsidiary handles our Bulk Liquidmetal alloy business which includes market opportunities to manufacture and sell casing components for electronic devices, medical devices, sporting goods, tooling, prototype sampling, defense applications and metal processing equipment.  We also opened a post processing facility in Weihai, China in the third quarter of 2004.  This Chinese subsidiary facilitates our bulk alloy manufacturing business by handling most of our post manufacturing processes.  Lastly, we operate a distribution warehouse division in Conroe, Texas to handle our Liquidmetal alloy industrial coatings which are used primarily as protective coatings for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal burning power plants.

Our Technology

The performance, processing, and potential cost advantages of Liquidmetal alloys are a function of their unique atomic structure and their proprietary material composition.

Unique Atomic Structure

The atomic structure of Liquidmetal alloys is the fundamental feature that differentiates them from other alloys and metals. In the molten state, the atomic particles of all alloys and metals have an amorphous atomic structure, which means that the atomic particles appear in a completely random structure with no discernible patterns. However, when non-amorphous alloys and metals are cooled to a solid state, their atoms bond together in a repeating pattern of regular and predictable shapes, or crystalline grains. This process is analogous to the way ice forms when water freezes and crystallizes. In non-amorphous metals and alloys, the individual crystalline grains contain naturally occurring structural defects that limit the potential strength and performance characteristics of the material. These defects, known as dislocations, consist of discontinuities or inconsistencies in the patterned atomic structure of each grain. Unlike other alloys and metals, bulk Liquidmetal alloys can retain their amorphous atomic structure throughout the solidification process and therefore do not develop crystalline grains and the associated dislocations. Consequently, bulk Liquidmetal alloys exhibit superior strength and other superior performance characteristics compared to their crystalline counterparts. Our Liquidmetal alloy coatings, in contrast to our bulk alloys, have a crystalline atomic structure when initially applied, but their atomic structure becomes amorphous as the coatings rub against surfaces under force, thus improving their performance over time.

Prior to 1993, commercially viable amorphous alloys could be created only in thin forms, such as coatings, films, or ribbons. However, in 1993, researchers at the California Institute of Technology (Caltech) developed the first commercially viable amorphous alloy in a bulk form. Today, bulk Liquidmetal alloys can be formed into objects that are up to one inch thick, and we are not aware of any other commercially available amorphous alloys that can achieve this thickness. We have the exclusive right to commercialize bulk amorphous alloy technology through a license agreement with Caltech and other patents that we own.

Proprietary Material Composition

The constituent elements and percentage composition of Liquidmetal alloys are critical to their ability to solidify into an amorphous atomic structure. We have several different alloy compositions that have different constituent elements in varying percentages. These compositions are protected by various patents that we own or exclusively license from third parties, including Caltech. The raw materials that we use in Liquidmetal alloys are readily available and can be purchased from multiple suppliers.

Advantages of Liquidmetal Alloys

Liquidmetal alloys possess a unique combination of performance, processing and cost advantages that we believe makes them superior in many ways to other commercially available materials for a variety of existing and potential future product applications.

Performance Advantages

Our bulk Liquidmetal alloys provide several distinct performance advantages over other materials, and we believe that these advantages make the alloys desirable in applications that require high yield strength, strength-to-weight ratio, elasticity and hardness.

The high yield strength of bulk Liquidmetal alloys means that a high amount of stress must be exerted to create permanent deformation. However, because the yield strength is so high, the yield strength of many of our bulk Liquidmetal alloy compositions is very near their ultimate strength, which is the measure of stress at which total breakage occurs. Therefore, very little additional stress may be required to break an object made of bulk Liquidmetal alloys once the yield strength is exceeded. Although we believe that the yield strength of many of our bulk alloys exceeds the ultimate strength of most other commonly used alloys and metals, our bulk alloys may not be suitable for certain applications, such as pressurized tanks, in which the ability of the material to yield significantly before it breaks is more important than its strength advantage. Additionally, although our bulk alloys show a high resistance to crack initiation because of their very high strength and hardness, certain of our bulk alloys are sensitive to crack propagation under certain long-term, cyclical loading conditions. Crack propagation is the tendency of a crack to grow after it forms. We are currently developing new alloy compositions that have improved material properties to overcome these limitations.

Processing Advantages

The processing of a material generally refers to how a material is shaped, formed, or combined with other materials to create a finished product. Bulk Liquidmetal alloys possess processing characteristics that we believe make them preferable to other materials in a wide variety of applications. In particular, our alloys are amenable to processing options that are similar in many respects to those associated with plastics. For example, we believe that bulk Liquidmetal alloys have superior net-shape casting capabilities as compared to high-strength crystalline metals and alloys.  “Net-shape casting” is a type of casting that permits the creation of near-to-net shaped products that reduce costly post-cast processing or machining. Additionally, unlike most metals and alloys, our bulk Liquidmetal alloys are capable of being thermoplastically molded in bulk form. Thermoplastic molding consists of heating a solid piece of material until it is transformed into a moldable state, although at temperatures much lower than the melting temperature, and then introducing it into a mold to form near-to-net shaped products.  Accordingly, thermoplastic molding can be beneficial and economical for net shape fabrication of high-strength products.

Bulk Liquidmetal alloys also permit the creation of composite materials that cannot be created with most non-amorphous metals and alloys. A composite is a material that is made from two or more different types of materials. In general, the ability to create composites is beneficial because constituent materials can be combined with one another to optimize the composite’s performance characteristics for different applications. In other metals and alloys, the high temperatures required for processing could damage some of the composite’s constituent materials and therefore limit their utility. However, the relatively low melting temperatures of bulk Liquidmetal alloys allow mild processing conditions that eliminate or limit damage to the constituent materials when creating composites. In addition to composites, we believe that the processing advantages of Liquidmetal alloys will ultimately allow for a variety of other finished forms, including a coating or a spray. Most high-strength metals and alloys cannot be processed into these forms.

Notwithstanding the foregoing advantages, our bulk Liquidmetal alloys possess certain limitations relative to processing. The beneficial processing features of our bulk alloys are made possible in part by the alloys’ relatively low melting temperatures. Although a lower melting temperature is a beneficial characteristic for processing purposes, it renders certain bulk alloy compositions unsuitable for certain high-temperature applications, such as jet engine exhaust components. Additionally, the current one-inch thickness limitation of our zirconium-titanium bulk alloy renders our alloys currently unsuitable for use as structural materials in large-scale applications, such as load-bearing beams in building construction. We are currently engaged in research and development with the goal of developing processing technology and new alloy compositions that will enable our bulk alloys to be formed into thicker objects.

Cost Advantages

Liquidmetal alloys have the potential to provide cost advantages over other high-strength metals and alloys in certain applications. Because bulk Liquidmetal alloy has processing characteristics similar in some respects to plastics, which lends itself to near-to-net shape casting and molding, Liquidmetal alloys can in many cases be shaped efficiently into intricate, engineered products. This capability can eliminate or reduce certain post-casting steps, such as machining and re-forming, and therefore has the potential to significantly reduce processing costs associated with making parts in high volume.

Additionally, because the near-to-net shape processing of Liquidmetal alloys reduces the need for capital-intensive heavy industrial equipment such as that found in foundry and forging operations, Liquidmetal alloys can be processed with a smaller machinery footprint, which allows for more efficient development of facilities and reduced permitting and regulatory costs. We believe that these advantages may allow our customers an opportunity to maintain or improve the performance of their products without a commensurate increase in cost.

Our Strategy

As a result of the experience and knowledge that we have gained through our activities to date, and recognizing that developing and commercializing a revolutionary new technology is an evolutionary process, we are continually modifying our business strategy to enable us to better capitalize on our evolving core strengths and more effectively pursue revenue growth and profitability.  The key elements of our strategy include:

•                  Identifying and Developing New Applications for Our Liquidmetal Alloy Technology.  We intend to continue to identify and develop new applications that will benefit from the performance, processing, and cost advantages of Liquidmetal alloys.

•                  Focusing Our Marketing and Internal Manufacturing Activities on Select Products with Expected Higher Gross-Margins.  We intend to focus our marketing and internal manufacturing activities on select products with anticipated higher gross margins.  This strategy is designed to align our product development initiatives with our manufacturing processes and manufacturing cost structure, and to reduce our exposure to more commodity-type product applications that are prone to unpredictable demand and fluctuating pricing.  Our focus is primarily on higher-margin products that possess design features that take optimal advantage of our existing and developing manufacturing technology and that command a price commensurate with the performance advantages of our alloys.  In addition to our focus on products with higher gross margins, we will continue to engage in prototype manufacturing, both for internally manufactured products and for products that will ultimately be licensed to or manufactured by third parties.

•                  Further Developing Our Manufacturing Processes, Capabilities, and Efficiencies for Bulk Liquidmetal Alloys.  We intend to improve and enhance our internal manufacturing processes, capabilities, and efficiencies in order to maintain quality control over products made from bulk Liquidmetal alloys, to focus on improvements to the processing of our alloys, and to protect our intellectual property. As our alloys become more pervasive, however, we expect to enter into additional strategic relationships that would involve the licensing of Liquidmetal technology to third parties for certain market segments.

•                  Pursuing Strategic Partnerships In Order to More Rapidly Develop and Commercialize Products.  We intend to actively pursue and support strategic partnerships that will enable us to leverage the resources, strength, and technologies of other companies in order to more rapidly develop and commercialize products.  These partnerships may include licensing transactions in which we license full commercial rights to our technology in a specific application area, or they may include transactions of a more limited scope in which, for example, we outsource manufacturing activities or grant distribution rights.  We believe that utilizing such a partnering strategy will enable us to reduce our working capital burden, better fund product development efforts, better understand customer adoption practices, leverage the technical and financial resources of our partners, and more effectively handle product design and process challenges.  As this partnering strategy evolves, a growing portion of our revenue mix may be comprised of revenue from the provision of product development services, technical support, and engineering services, as well as revenues from royalties on the sale of Liquidmetal alloy products by our partners.

•                  Advancing the Liquidmetal® Brand. We believe that building our corporate brand will foster continued adoption of our technology. Our goal is to position Liquidmetal alloys as a superior substitute for materials currently used in a variety of products across a range of industries. Furthermore, we seek to establish Liquidmetal alloys as an enabling technology that will facilitate the creation of a broad range of commercially viable new products. To enhance industry awareness of our company and increase demand for Liquidmetal alloys, we are reviewing various brand development strategies that could include collaborative advertising and promotional campaigns with select customers, industry conference and trade show appearances, public relations, and other means.

Applications for Liquidmetal Alloys

We have focused our commercialization efforts for Liquidmetal alloys on five identified product areas.  We believe that these areas are consistent with our strategy in terms of market size, building brand recognition, and providing an opportunity to develop and refine our processing capabilities. Although we believe that strategic partnering transactions could create valuable opportunities beyond the parameters of these target markets, we anticipate continuing to pursue these markets both internally and in conjunction with partners.

Components for Electronic Products

We produce components for electronic devices using our bulk Liquidmetal alloys and believe that our alloys offer enhanced performance and design benefits for these components in certain applications.  Bulk Liquidmetal alloys can be used for various structural components of a cellular phone, including the shield, faceplate, hinge, hinge housings, back plate, side plates, brackets, and the cover on the phones. We initially targeted the electronic casings market because of its potential for high product volumes and branding opportunities; however, unpredictable customer adoption practices, short product model lives, processing limitations, and intense pricing pressures make it very challenging to compete in this high-volume market.  Accordingly, we are currently limiting our focus in this market to higher-margin applications that have the potential to benefit from the unique performance characteristics of bulk Liquidmetal alloys.  We continue to believe that the high strength-to-weight ratio and elastic limit of bulk Liquidmetal alloys enable the production of stronger and thinner electronic devices as compared to plastic, zinc, and magnesium, and we intend to focus on products that require these design and performance benefits.

Through our shipments to date, we have demonstrated that bulk Liquidmetal alloys can be used for structural components of cellular phones and other electronic devices.  During 2006, 2005, and 2004, we shipped production quantities of cell phone components to Samsung Electronics Company and Vertu Limited, the luxury communication products subsidiary of Nokia, for inclusion in various cellular phone models.

Sporting Goods and Leisure Products

We are developing a variety of applications for Liquidmetal alloys in the sporting goods and leisure products area.

In the sporting goods industry, we believe that the high strength, hardness, and elasticity of our bulk alloys have the potential to enhance performance in a variety of products, and we further believe that many sporting goods products are conducive to our internal manufacturing strategy of focusing on high-margin products that meet our design criteria.  Substantial opportunities also exist for our amorphous alloy coatings, powders and composites. In 2003, Rawlings Sporting Goods Company launched a new line of baseball and softball bats that utilize a Liquidmetal alloy coating, and HEAD NV Sport launched a new line of HEAD® Liquidmetal® tennis racquets that incorporates Liquidmetal alloy in composite form in their racquet design. In 2005, we have also launched goods that utilize Liquidmetal alloy including skis.  Other potential applications for our alloys in this industry include golf clubs, eyewear, fishing, hunting, and other sport products.

In the leisure products category, we believe that bulk Liquidmetal alloys can be used to efficiently produce intricately engineered designs with high-quality finishes, such as premium watchcases, and we further believe that Liquidmetal alloy technology can be used to make high-quality, high-strength jewelry from precious metals.  We have successfully produced prototype rings made from an amorphous Liquidmetal platinum alloy that is harder (and hence more scratch resistant) than conventional platinum jewelry.

In order to accelerate the commercialization of Liquidmetal alloys in the jewelry and high-end luxury products market, in June 2003, we entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by, Jack Chitayat, a former director of our company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  We, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2.0 million.  We recognized $0.1 million of revenues as minimum royalty fees under the license agreement during the year ended December 31, 2006.

In December 2006, we entered into an amended the license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $0.4 million termination fee to be paid out in quarterly installments in 2007.  The termination fee will be recognized as revenue when received in 2007.

In order to accelerate the commercialization of Liquidmetal alloys in the eyewear industry, in June of 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, a specialist precision part manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”), and it will have an exclusive manufacturing license for the eyewear industry.  Its initial focus will be on the development and commercialization of eyewear with Safilo SpA, a worldwide leader in luxury eyewear, supplying frames and sunglasses for most of the luxury brands with operations in more than 120 countries worldwide.

Medical Devices

We are engaged in product development efforts relating to various medical devices that could be made from Liquidmetal alloys. We believe that the unique properties of bulk Liquidmetal alloys provide a combination of performance and cost benefits that could make them a desirable replacement to incumbent materials, such as stainless steel and titanium, currently used in various medical device applications.  Our ongoing emphasis in 2004, 2005 and 2006 has been on surgical instrument applications for Liquidmetal alloys. These include, but are not limited to, specialized blades, orthopedic instruments utilized for implant surgery procedures, dental devices, and general surgery devices. The potential value offered by our alloys is high performance in some cases and cost reduction in others, the latter stemming from the ability of Liquidmetal alloys to be net shape cast into components, thus reducing costs of secondary processing. The status of most components in the prototyping phase is subject to non-disclosure agreements with our customers.

We believe that our future success in the medical device market will be driven largely by strategically aligning ourselves with well-established companies that are uniquely positioned to facilitate the introduction of Liquidmetal alloys into this market, especially as it relates to the unique processing challenges and stringent material qualification requirements that are prevalent in this industry.  We also believe that our prospects for success in this market will be enhanced through our focus on optimizing existing alloy compositions and developing new alloy compositions to satisfy the industry’s rigorous material qualification standards.

Industrial Coatings and Powders

We continue to market and sell amorphous alloy industrial coatings and powders under the Liquidmetal® ArmacorTM Coatings brand name. Liquidmetal alloy coatings are used primarily as a protective coating for industrial machinery and equipment. Since the inception of this business in the late 1980s, our proprietary coatings have demonstrated a high degree of hardness and low coefficient of friction which, when combined with their strong adhesion properties, reduce the wear and consequent failure of the machinery and equipment on which they are used. In contrast to our bulk alloys, we sell Liquidmetal coatings primarily in the form of a wire or powder feedstock that is melted and applied to machinery or equipment through welding or thermal spray processes.

Our Liquidmetal coatings are widely used in the oil drilling industry as a protective coating on drill pipe and casings, and we estimate that our coatings represent a dominant share of annual worldwide sales of hard band coatings for new oil drill pipe. Drilling often places tremendous stress on pipes and casings, especially whenever the drill changes direction. Both the drill pipe and casing experience excessive wear, which leads to higher replacement costs and greater failure rates. Liquidmetal coatings are used to provide a protective coating, or hard band, around the outside of the drill pipe and the inside of casings to reduce wear and failure rates and accordingly reduce operating costs.

Liquidmetal coatings have also been sold into the power generation industry specifically for the purpose of coating boiler tubes in coal-burning power plants in order to extend the lives of these boilers. Boiler tubes are subject to high heat, erosion, and corrosion and often require costly replacement, both in terms of replacement parts and length of downtime for installation. Additionally, residue build-up in boiler tubes of coal burning power plants creates operating inefficiencies. Historic performance and testing of Liquidmetal coatings have demonstrated that our coatings extend the life of these boiler tubes meaningfully beyond their current average life depending on the specific environment. In addition, our coatings have demonstrated the ability to reduce build-up of residue on boiler tubes, helping to improve the efficiencies of the boilers. Historically, we have not concentrated sales efforts on the boiler tube market in a substantial way. However, given the size of the market and potential opportunities for our coatings, we have recently dedicated greater effort to this area.

Defense Applications

We are working with the U.S. Department of Defense, as well as a variety of defense-related research and development agencies and large defense contractors, to develop various defense-related applications for Liquidmetal alloys. For example, we are currently developing prototype kinetic energy penetrator rods for use in armor-piercing ammunition systems. Kinetic energy penetrators, or KEPs, are armor piercing munitions that are currently made primarily from depleted uranium or tungsten alloys. Initial ballistic tests under the Liquidmetal KEP program have demonstrated that tungsten KEPs perform better whenever Liquidmetal alloy is combined with the tungsten to create a composite material.  In August 2003, we signed a new $3.0 million research and development contract with the U.S. Army for the development of KEPs, which was later supplemented by additional $2.7 million. Our strategy is to orient the KEP program toward future systems such as the Joint Strike Fighter program and the Army’s Future Combat System.

We also continue to work with a number of defense-related research and development agencies and large defense companies to identify additional military applications that may benefit from using Liquidmetal alloys. We believe that our alloys can present opportunities that we can capitalize on the trend toward lighter but stronger weapon systems in the U.S. military, and our strategy is to align ourselves with the largest and most significant players in this industry.  Product development programs for defense applications are currently underway with several leading defense contractors, including Alliant Techsystems and General Dynamics.

Going Concern / Liquidity

 We have experienced significant operating losses since our inception. Our net loss for the fiscal years ended December 31, 2006 and 2005 was $14.5 million and $7.1 million, respectively. In the audit report on our financial statements for our fiscal years ended December 31, 2006 and 2005, our present auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.  On January 3, 2007, we completed a private placement of $16.3 million in principal amount of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). The January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes due August 2007 and our  8% Unsecured Subordinated Notes.

We anticipate that the $12.9 million aggregate cash raised in the private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time.  As a result, we are actively seeking additional sources of capital.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

Liquidmetal Golf

From 1997 until September 2001, we were engaged in the retail marketing and sale of golf clubs through a majority owned subsidiary, Liquidmetal Golf. The retail business of Liquidmetal Golf was discontinued in September 2001. Although the retail golf club business has been discontinued, Liquidmetal Golf is engaged in the development of golf club components for golf original equipment manufacturers that will integrate these components into their own clubs and then sell them under their respective brand names. Liquidmetal Technologies owns 79% of the outstanding common stock in Liquidmetal Golf.

Our Liquidmetal Golf subsidiary has the exclusive right and license to utilize our Liquidmetal alloy technology for purposes of golf equipment applications. This right and license is set forth in an intercompany license agreement between Liquidmetal Technologies and Liquidmetal Golf. This license agreement provides that Liquidmetal Golf has a perpetual and exclusive license to use Liquidmetal alloy technology for the purpose of manufacturing, marketing, and selling golf club components and other products used in the sport of golf. In consideration of this license, Liquidmetal Golf has issued 4,500,000 shares of Liquidmetal Golf common stock to Liquidmetal Technologies.

Our Intellectual Property

Our intellectual property consists of patents, trade secrets, know-how, and trademarks. Protection of our intellectual property is a strategic priority for our business, and we intend to vigorously protect our patents and other intellectual property. Our intellectual property portfolio includes 32 owned or licensed U.S. patents and numerous patent applications relating to the composition, processing, and application of our alloys, as well as various foreign counterpart patents and patent applications.

Our initial bulk amorphous alloy technology was developed by researchers at the California Institute of Technology (“Caltech”). We have purchased patent rights that provide us with the exclusive right to commercialize the amorphous alloy and other amorphous alloy technology acquired from Caltech through a license agreement (“Caltech License Agreement”) with Caltech. Under the Caltech license agreement, we have the exclusive worldwide right to make, use, and sell products from all of Caltech’s inventions, proprietary information, know-how, and other technology relating to amorphous alloys existing as of September 1, 2001. We also have an exclusive worldwide license to eleven issued patents and two patent applications held by Caltech relating to amorphous alloy technology, as well as all related foreign counterpart patents and patent applications. Of the patents currently issued to Caltech and licensed by us, the earliest expiration date is 2013 and the latest expiration date is 2021.  Furthermore, the license agreement gives us the exclusive right to make, use, and sell products from substantially all amorphous alloy technology that was developed in Professor William Johnson’s Caltech laboratory during the period September 1, 2001 through August 31, 2005. All fees and other amounts payable by us for these rights and licenses have been paid in full, and no further royalties, license fees, or other amounts will be payable in the future under this license agreement.

Our rights under the license agreement are perpetual in duration. However, Caltech has the right to convert the license to a non-exclusive license if we fail to utilize the licensed technology for a period of 18 or more consecutive months, provided that Caltech must give us 180-days advance written notice of the conversion and we may cure the failure at any time during the 180-day notice period. If we cure the failure, then the license will not be converted into a non-exclusive license.

Under the license agreement, we have the right to sublicense any of the licensed technology or patents. The license agreement also provides that Caltech reserves the right to use the licensed technology and patents for noncommercial educational and research purposes. The patents and patent applications that we license from Caltech relate primarily to the composition and processing of our alloys. The currently issued U.S. patents covered by the license agreement will expire between 2012 and 2013.

Under the Caltech license agreement, the parties are obligated to provide reasonable cooperation to each other in connection with any threatened or actual infringement of the licensed technology by third parties. We have the right to commence an action for infringement of any of the licensed technology, and although Caltech is not obligated to bring suit or take action against infringers, Caltech is obligated to join in any such lawsuit upon our request.

In addition to the patents and patent applications that we license from Caltech, we are building a portfolio of our own patents to expand and enhance our technology position. These patents and patent applications primarily relate to various applications of our bulk amorphous alloys, the composition of our coatings and powders, and the processing of our alloys. The patents relating to our coatings expire on various dates between 2006 and 2017, and the patents relating to our bulk amorphous alloys expire on various dates between 2013 and 2021. Our policy is to seek patent protection for all technology, inventions, and improvements that are of commercial importance to the development of our business, except to the extent that we believe it is advisable to maintain such technology or invention as a trade secret.

In order to protect the confidentiality of our technology, including trade secrets, know-how, and other proprietary technical and business information, we require that all of our employees, consultants, advisors and collaborators enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also obligate our employees, consultants, advisors and collaborators to assign to us developments, discoveries and inventions made by such persons in connection with their work with us.

Research and Development

We are engaged in ongoing research and development programs that are driven by the following key objectives:

•                  Enhance Material Processing and Manufacturing Efficiencies. We plan to continue research and development of processes and compositions that will decrease our cost of making products from Liquidmetal alloys.

•                  Optimize Existing Alloys and Develop New Compositions.  We believe that the primary technology driver of our business will continue to be our proprietary alloy compositions. We plan to continue research and development on new alloy compositions to generate a broader class of amorphous alloys with a wider range of specialized performance characteristics. During 2003 and continuing into 2006, we have successfully expanded our portfolio of bulk amorphous alloys to include additional zirconium-titanium alloys, as well as alloys based on other metals, such as iron, gold, and platinum.  Although these various compositions are at different stages of development and only a few are currently suitable for commercial use, we believe that a larger alloy portfolio will enable us to increase the attractiveness of our alloys as an alternative to incumbent materials and, in certain cases, drive down product costs.  We also believe that our ability to optimize our existing alloy compositions will enable us to better tailor our alloys to our customers’ specific application requirements.

•                  Develop New Applications. We will continue research and development of new applications for Liquidmetal alloys. We believe the range of potential applications will broaden by expanding the forms, compositions, and methods of processing of our alloys.

We conduct our research and development programs internally and also through strategic relationships that we enter into with third parties. Our internal research and development efforts are conducted by a team of 12 scientists and engineers whom we either employ directly or engage as consultants.  Included among this team are Professor William Johnson, who discovered our initial bulk amorphous alloy at Caltech in 1993, and his graduate student at the time, Atakan Peker, who is employed as our Vice President of Technology.  Professor Johnson was an employee of our company from October 2001 through December 2003 and then became a consultant to our company.  Professor Johnson continues to be a member of our board of directors.

In addition to our internal research and development efforts, we enter into cooperative research and development relationships with leading academic institutions.  We have entered into development relationships with other companies for the purpose of identifying new applications for our alloys and establishing customer relationships with such companies. Some of our product development programs are partially funded by our customers. We are also engaged in negotiations with other potential customers regarding possible product development relationships. Our research and development expenses for the years ended December 31, 2006, 2005, and 2004, were $1.0 million, $1.1 million, and $1.5 million, respectively.

Manufacturing

We currently own and operate a 166,000 square foot manufacturing facility in Pyongtaek, South Korea, which became operational in the third quarter of 2002.  We opened a 14,400 square foot facility in Weihai, China in August 2004 to facilitate our bulk alloy manufacturing business.  We believe that these facilities will meet our anticipated manufacturing needs for the foreseeable future, although these needs may change depending upon the actual and forecasted orders we receive for our products. We currently intend to develop supplemental research and development, prototyping and manufacturing capabilities elsewhere, including the United States, for purposes of meeting our long-term manufacturing needs and our customers’ requirements.  In December 2003, we entered into a license agreement with Florida Custom Mold, Inc., a Clearwater, Florida-based company that specializes in high-quality mold design and injection molding services, under which Florida Custom Mold is currently acting as a contract manufacturer to our company for purposes of producing prototypes of certain defense and medical products in the US.

Raw Materials

Liquidmetal alloy compositions are comprised of many elements, all of which are available commodity products. We believe that each of these raw materials is readily available in sufficient quantities from multiple sources on commercially acceptable terms. However, any substantial increase in the price or interruption in the supply of these materials could have an adverse effect on our profitability.

Customers

During 2006, one customer, Flextronics Manufacturing LTD, who is a direct supplier to SanDisk, accounted for 10% or more of our revenue from continuing operations.  During 2005, one customer, Samsung, accounted for 10% or more of our revenue from continuing operations.  During 2004, four customers accounted for 10% or more of our revenue from continuing operations.  Revenues from Charm Tech and Pntel, both of which are direct suppliers to Samsung, represented 62% of revenue from continuing operations for the year ended 2004.  Also, revenues from defense related contracts with the United States of America represented 10% and Growell Metal represented 12% of revenue from continuing operations for the year ended 2004.  We expect that a significant portion of our revenue may continue to be concentrated in a limited number of customers, even as our bulk Liquidmetal alloy business grows.

Competition

We are not aware of any other company or business that manufactures, markets, distributes, or sells bulk amorphous alloys or products made from bulk amorphous alloys. We believe it would be difficult to develop a competitive bulk amorphous alloy without infringing our patents. However, our bulk Liquidmetal alloys face competition from other materials, including metals, alloys, plastics and composites, which are currently used in the commercial applications that we pursue. For example, we face significant competition from plastics and zinc in our electronics components business, and titanium and composites will continue to be used widely in medical devices and sporting goods. Based on our experience with developing products for a variety of customers, we believe that the selection of materials by potential customers will continue to be product-specific in nature, with the decision for each product being driven primarily by the performance needs of the application and secondarily by cost considerations and design flexibility. Because of the relatively high strength of our alloys and the design flexibility of our process, we are most competitive when the customer is seeking a higher strength as well as greater design flexibility than currently available with other materials. However, if currently available materials, such as plastics, are strong enough for the application, our alloys are often not competitive those applications with respect to price. We also believe that our alloys are generally not competitive with the cost of some of the basic metals, such as steel, aluminum or copper, when such basic metals can be used in specific applications, but our alloys are generally more competitive with price on more exotic metals, such as titanium. Our alloys could also face competition from new materials that may be developed in the future, including new materials that could render our alloys obsolete.

Our Liquidmetal alloy coatings face competition from industrial coatings currently manufactured or sold by other companies. At present, the primary competitors of our coatings business are Varco International, Inc. and Arnco Technology Trust, Limited. Although we believe, based on market data gathered by us, that our coatings compete favorably with these companies’ products and that we continue to maintain the dominant market share with respect to protective coatings for oil drill pipe and casings, these competitors are larger well-established businesses that have substantially greater financial, marketing, and other resources than we do.

We will also experience indirect competition from the competitors of our customers. Because we will rely on our customers to market and sell finished goods that incorporate our components or products, our success will depend in part on the ability of our customers to effectively market and sell their own products and compete in their respective markets.

Backlog

In our bulk alloy segment, because of the minimal lead-time associated with orders of bulk alloy parts, we generally do not carry a significant backlog. In our coatings segment, we typically ship our coating products shortly after receipt of an order, and our coatings backlog is therefore also insignificant. In both our bulk alloy segment and coatings segment, the backlog as of any particular date gives no indication of actual sales for any succeeding period.

Sales and Marketing

We direct our marketing efforts towards customers that will incorporate our components and products into their finished goods. To that end, we will continue to hire business development personnel who, in conjunction with engineers and scientists, will actively identify potential customers that may be able to benefit from the introduction of Liquidmetal alloys to their products. In some cases, we will develop applications in conjunction with existing or potential customers. By adopting this strategy, we intend to take advantage of the sales and marketing forces and distribution channels of our customers to facilitate the commercialization of our alloys.  We also direct business development efforts toward companies who we believe could be viable candidates for potential partnering transactions, such as licensing relationships, distribution arrangements, joint ventures, and the like.

Employees

As of December 31, 2006, we had 636 full-time and 54 part-time employees. As of that date, 106 of our Korean operation employees were represented by a labor union.  We have not experienced any work stoppages and we consider our employee relations to be favorable.

Governmental Regulation

Medical instruments incorporating our Liquidmetal alloys will be subject to regulation in the United States by the FDA and corresponding state and foreign regulatory agencies. Any orthopedic devices that we develop will be regulated in a similar manner. Medical device manufacturers to whom we intend to sell our products may need to obtain FDA approval before marketing their medical devices that incorporate our products. Medical device manufacturers may need to obtain similar approvals before marketing these medical device products in foreign countries.

Because we intend to sell our medical device products to medical device manufacturers, we do not believe that we will need to obtain FDA approval or similar foreign approvals before selling products to medical device manufacturers.  Nonetheless, as a manufacturer of medical device components, we would be subject to quality control and record keeping requirements of FDA and other federal and state statutes and regulations, as well as similar regulations in foreign countries.

The process of obtaining and maintaining required FDA and foreign regulatory approvals for medical devices that incorporate our products could be lengthy, expensive, and uncertain for our customers. Additionally, regulatory agencies can delay or prevent product introductions. Generally, before a medical device manufacturer can market a product incorporating one of our products, our customer must obtain for their finished product marketing clearance through a 510(k) premarket notification or approval of a pre-market approval application, or PMA. The FDA will typically grant a 510(k) clearance if the applicant can establish that the device is substantially equivalent to a predicate device. It generally takes a number of months from the date of a 510(k) submission to obtain clearance, but it may take longer, particularly if a clinical trial is required.

The FDA may find that a 510(k) is not appropriate for a medical device that incorporates our product or that substantial equivalence has not been shown and as a result will require a PMA. A PMA application must be submitted if a proposed medical device does not qualify for a 510(k) pre-market clearance procedure. PMA applications must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA process can be expensive, uncertain and lengthy, requires detailed and comprehensive data, and generally takes significantly longer than the 510(k) process. Additionally, the FDA may never approve the PMA.

Similar regulations in foreign countries vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the United States, and requirements for such approval may differ from FDA requirements.

Environmental Law Compliance

Our manufacturing operations are subject to national, state, and local environmental laws in each of China, South Korea, and the United States. We believe that we are in material compliance with all applicable environmental regulations. While we continue to incur costs to comply with environmental regulations, we do not believe that such costs will have a material effect on our capital expenditures, earnings, or competitive position.

Material Legal Proceedings

Securities Class Action and Shareholder Derivative Actions

In April 2006, we reached agreements-in-principle to settle our previously-disclosed consolidated securities class action and shareholder derivative actions for a total of $7.5 million; $7.0 million for the class action and $0.5 million for the derivative actions.  In addition, we will commit to maintain or implement various corporate governance measures in connection with the settlement of the derivative actions.

The consolidated class action arose from a number of lawsuits filed in 2004 against our company and certain of our former and current directors and officers on behalf of persons who purchased our common stock between May 21, 2002 and May 13, 2004.  These actions, which were brought under the federal securities laws, alleged that the Prospectus issued in connection with our initial public offering in May 2002 contained material misrepresentations and omissions regarding our historical financial condition and regarding a personal stock transaction by our former chief executive officer.  They also alleged that our company and certain of our present and former officers and directors engaged in improper revenue recognition with respect to certain of our business transactions, failed to maintain adequate internal controls, and knowingly disclosed unrealistic but favorable information about market demand for and commercial viability of our products to artificially inflate the value of our stock.  On October 19, 2006, the presiding judge entered an Order giving final approval of the class action settlement.  In connection with the settlement, our directors and officers’ liability insurers contributed $7.0 million to a settlement fund, from which approved claims of eligible class members will be paid in accordance with a court-approved plan of allocation.  Taking into account the insurance contribution, the net cost of the settlement to our company is approximately $0.5 million, which is the insurance deductible we paid over several quarters ending in the third quarter of 2005, and which was previously recorded as a charge.

In addition, in May 2004, two shareholder derivative actions were filed in the Superior Court of Orange County, California and later consolidated.  Shortly thereafter, one additional shareholder derivative action was filed in the United States District Court for the Middle District of Florida, Tampa Division.  These derivative actions were brought by certain shareholders against certain of our present and former officers and directors as well as our company (as a nominal defendant).  The suits alleged that the defendants breached various fiduciary duties and otherwise violated state law based primarily upon the same facts and circumstances underlying the federal securities class action.  On August 2, 2006, plaintiffs’ counsel in the California derivative action filed a Notice of Settlement in the Superior Court.  The action is presently stayed while the parties’ counsel negotiate and prepare formal settlement documents.  Final documentation and approval of the settlement of the derivative actions remains outstanding.

Department of Justice Investigation

In August 2006, the United States Department of Justice (“DOJ”) instituted a grand jury proceeding in the Middle District of Florida to investigate, among other things, alleged accounting improprieties in relation to certain of our business transactions and a personal stock transaction by our former chief executive officer.  The grand jury proceeding is based primarily upon the same underlying facts and circumstances as alleged in the federal class action and shareholder derivative actions.  To date, subpoenas for the production of documents and/or grand jury testimony have been issued to our company and several present and former officers and directors.  We are cooperating with the DOJ in its investigation.

Noteholder Lawsuit

On January 3, 2007, we completed a private placement of new 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”) that, as amended, provided for the issuance of $16.3 million in principal amount of January 2010 Notes.  The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15.5 million of our outstanding debt under previously issued promissory notes, including the August 2007 Notes, the Atlantic Note, and New Bridge Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2.0 million) sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2,000,000 (the amount of the January 2010 Note) plus accrued and unpaid interest.  On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

PROPERTIES

Our principal executive offices and principal research and development offices are located in Lake Forest, California and consist of approximately 30,000 square feet. This facility is occupied pursuant to a lease agreement that expires in June 2007.

In Conroe, Texas, we lease an office and warehouse for our coatings business segment. This facility, which is approximately 10,000 square feet, is leased through September 2007.

Our principal prototyping and manufacturing facility is in Pyongtaek, South Korea, and consists of approximately 166,000 square feet. We lease the land on which this facility is located, although we own the buildings, fixtures, and all personal property located on the land. The parcel of land consists of approximately four acres and is leased through 2022.

On August 2004, we entered into a 3-year lease for a post-processing facility located in Weihai, China, which consists of approximately 14,400 square feet, to facilitate our bulk alloy manufacturing.

We currently expect that the foregoing facilities will meet our anticipated internal manufacturing, research, warehousing, and administrative needs for the foreseeable future.

MANAGEMENT

Executive Officers

The executive officers of our company as of April 25, 2007 are as follows:

NAME	AGE	POSITION

Larry Buffington	59	President and Chief Executive Officer
Young Ham	37	Chief Financial Officer
John Kang	43	Chairman of the Board

Larry Buffington.  Larry Buffington was elected by our Board of Director to serve as the President and Chief Executive Officer of our company in October 2006.  Mr. Buffington has been serving as full-time consultant to our company since July 2006.  He is also the president of Buffington Consulting, a consulting firm that Mr. Buffington started in 1997 focusing on the assessment and turnaround of manufacturing operations.  Prior to starting Buffington Consulting, Mr. Buffington was the General Manager of the Communications Products Business Unit of Augat, Inc., a public company with worldwide manufacturing operations in communication, automotive and electronic products.  Mr. Buffington received a bachelor’s degree in Industrial Engineering from Pennsylvania State University in 1969.

Young Ham. Young Ham has been our Chief Financial Officer since April 2005, prior to which he served as the CFO of our Asian operation in 2004.  Prior to joining our company, he served as President and Chief Consultant of Dime Financial Advisory based in Seoul, Korea from November 1999 through July 2003.  In addition, Mr. Ham was a founding partner for Hanmi Accounting Corporation in South Korea since July 2003, where he provided accounting and consulting services to multi-national corporations.  Mr. Ham was also the Chief Internal Auditor and Financial Advisor to Answer International Asia Inc. and Director of Dongyang Economy Research Institute.  Financial advisory and management consulting clients have included Nextel Co., Ltd, Korea Masterbuilders, Korea Spoland Co., Ltd., tax and legal service clients range from Hyundai Merchant Marine to the Korea National Oil Company. An M.B.A. graduate student of Seoul National University in 1994, Young Ham is a CPA in both the United States and Seoul, South Korea.

John Kang’s biographical information is set forth below

Our executive officers are elected by, and serve at the discretion of, our board of directors.  There are no family relationships among our directors and executive officers.

Directors

Listed below are the names of each of our directors, together with certain additional information concerning each such director as of April 25, 2007 are as follows:

Name	Age	Business Experience During Last Five Years	Director Since

Directors with Terms Expiring at 2008 Annual Meeting

Patrick Caruana	67

Patrick Caruana was elected as a director in October 2006. Mr. Caruana is a retired United States Air Force General and a recently retired vice president for Northrop Grumman Space Technology. From 2002 through February 2005, he had served as Vice President of Northrop Grumman Space Technology and was the Corporate lead for Missile and Defense business development in the Asia market. Mr. Caruana served as Vice President and Program Manager for TRW Space & Electronics from August 1999 until the company was acquired by Northrup Grumman in 2002. Prior to joining TRW, Mr. Caruana served 36 years in the U.S. Air Force, retiring the grade of Lieutenant General. Mr. Caruana is a graduate of the U.S. Air Force Academy, where he earned a bachelor’s degree in engineering. In 1972, Mr. Caruana received a Master of Science degree in Mathematics from Texas A&M University.

			2006

Directors with Terms Expiring at 2007 Annual Meeting

Dean Tanella	46

Dean G. Tanella was elected as a director in February 2004. Mr. Tanella is a 20-year veteran of the institutional investment business and has worked for such leading firms as Raymond James & Associates, CS First Boston Corp., Adams Harkness & Hill, Drexel Burnham Lanbert, Inc., Kidder Peabody & Co. and the Vanguard Group. Since 1999, Mr. Tanella has served as President of Safe Harbor Capital, LLC and, since 2003, as President of HarborLight Capital, LLC, both of which are private investment firms. Mr. Tanella received his bachelors degree from Princeton University and his MBA from the Harvard Graduate School of Business Administration. In December 2004, Mr. Tanella was also named Executive Vice President — Capital Markets Group and a member of the Board of Directors at GunnAllen Financial Inc., a leading independent brokerage firm headquartered in Tampa, Florida.

			2004

CK Cho	51	CK Cho was elected as a director in January 2005. Mr. Cho has over 18 years of experience with Samsung Electronics and managed over $700 million annual procurement budget responsible for semi-conductor and telecommunication equipment and other electronic components. He also served as CEO and President of Winvest Venture Partners Inc. and is currently serving as President and CEO of ATIC, an IT Venture Capital Company based in Korea. Mr. Cho received his bachelors degree majoring in Business Administration and Material Sciences from the Korea University of Seoul.	2005

Directors with Terms Expiring at 2006 Annual Meeting or the First Annual Meeting Thereafter

John Kang	43

John Kang has been a director of our company since 1994. From December 1994 to June 2001, he served as Chairman of our Board of Directors in various capacities. From June 2001 until December 30, 2005, Mr. Kang had served variously as our Chief Executive Officer and President. From July 1996 to September 2000, Mr. Kang served variously as Chief Executive Officer, President, and a director of Medical Manager Corporation, a public company traded on the Nasdaq National Market until its sale in September 2000 to WebMD Corporation. From 1988 to 1995, he was Chairman of the board of directors of Clayton Group, Inc., a private company engaged in the distribution of waterworks equipment. Mr. Kang received a B.A. degree in Economics from Harvard College in 1985. Mr. Kang is the brother of James Kang, one of our directors. On December 15, 2005, an indictment naming as defendants ten former officers and directors of Medical Manager Corporation, including our Chairman, John Kang, was filed in the United States District Court for the District of South Carolina (Beaufort Division). Medical Manager Corporation was a

			1994

publicly traded company in which Mr. Kang was formerly the President and Chief Executive Officer. Mr. Kang was charged in counts for conspiracy to commit securities fraud, conspiracy to commit mail fraud and conspiracy to launder money instruments relating to a series of acquisitions that were made by Medical Manager during the years 1996 through 2003, the accounting practices of Medical Manager during that time frame, and the filing of various financial statements during that time frame. Although the indictment is unrelated to Mr. Kang’s services as a director and officer of our company, Mr. Kang resigned as our President and Chief Executive Officer on December 30, 2005; however, he continues to serve as Chairman of the Board of our company and continues to work for the company on a full-time basis. Mr. Kang has pled “not guilty” to the indictment and plans to contest the charges vigorously.

William Johnson, Ph.D.	57

William Johnson, Ph.D., has served as a director since June 2000. From October 2001 to September 2003, he was employed as our executive Vice Chairman of Technology. Since 1988, Professor Johnson has been the Mettler Professor of Engineering and Applied Physics at Caltech. He held a Visiting Professor appointment at the Metal Physics Institute in Gottingen, Germany (1983) and received a Von Humbolt Distinguished Scientist Fellowship in Gottingen (1988). He is the 1995 recipient of the TMS/AIME Hume Rothery Award for his experimental work. He received a B.A. degree in Physics from Hamilton College and a Ph.D. degree in Applied Physics from Caltech. He spent two years at IBM’s Research Center (1975-1977). At Caltech, Professor Johnson directed the research that led to the discovery of our bulk Liquidmetal alloy. Professor Johnson is currently a consultant to our company.

		2000

Robert Biehl	62

Robert Biehl has served as a director since January 2005. Mr. Biehl is an executive mentor. In 1976, he founded Masterplanning Group International. As President, he has personally consulted with over 400 clients ranging from start up to multi-billion dollar organizations. He has published 20 books in the area of personal and organizational development. He is a frequent key note speaker at various conferences. Prior to starting Masterplanning Group, Mr. Biehl was an executive staff of World Vision International where he designed and developed the Love Loaf Program, which has raised millions of dollars for hunger worldwide. Mr. Biehl received his B.A. degree in psychology and a Masters Degree in Counseling from Michigan State University.

		2005

Term of Directors

Our board of directors is divided into three classes (designated “CLASS I,” “CLASS II,” and “CLASS III”), as nearly equal in number as possible, with each class serving three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been elected and qualified.  CLASS I currently consist of the following directors whose term is scheduled to expire at the 2006 annual meeting of stockholders or the first annual meeting thereafter: John

Kang, William Johnson, and Robert Biehl.  CLASS II currently consists of the following directors whose term is scheduled to expire at the 2007 annual meeting of stockholders:  Dean Tanella and CK Cho.  CLASS III currently consists of the following directors whose term will expire at the 2008 annual meeting of stockholders:  Patrick Caruana.

Audit Committee

Our board of directors has an Audit Committee that is currently comprised of Mr. Tanella, and Mr. Biehl.  The Audit Committee is responsible for reviewing the independence, qualifications, and activities of our independent certified accountants and our financial policies, control procedures, and accounting staff.  The Audit Committee is also responsible for the review of transactions between us and any officer, director, or entity in which an officer or director of our company has a material interest.  Our board of directors has determined that Mr. Tanella qualifies as “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission.   In addition, our board of directors has determined that Mr. Tanella is an “independent” director within the meaning of Rule 10A-3(b)(i) under the Securities Exchange Act of 1934.  The Audit Committee is governed by a written charter approved by the board of directors.

Compensation Committee

The Compensation Committee is comprised of Mr. Cho and Mr. Biehl. All of the members of the Compensation Committee are “independent directors,” as defined by the rules applicable to members of the Compensation Committee. The Compensation Committee is responsible for establishing the compensation of our senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits. The Compensation Committee also administers our equity incentive plans.

Corporate Governance and Nominating Committee

A Corporate Governance and Nominating Committee (“the Committee”) was formed on February 18, 2003, and is comprised of Mr. Tanella and Mr. Biehl.  All members of the Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Committee is generally responsible for adopting policies, procedures, and practices designed to help ensure that our corporate governance policies, procedures, and practices continue to assist the board and our management in effectively and efficiently promoting the best interests of our stockholders. The Committee is also responsible for selecting and recommending for approval by the Board and the company’s stockholders a slate of director nominees for election at each of the company’s annual meetings of stockholders, and otherwise for determining the Board committee members and chairmen, subject to Board ratification, as well as recommending to the Board director nominees to fill vacancies or new positions on the Board or its committees that may occur or be created from time to time, all in accordance with the company’s Bylaws and applicable law.

The Corporate Governance Committee’s principal functions include:

•                  developing and maintaining our corporate governance policy guidelines;

•                  developing and maintaining our codes of conduct and ethics;

•                  overseeing the interpretation and enforcement of our Code of Conduct and our Code of Ethics for Chief Executive Officer and Senior Financial and Accounting Officers; and

•                  evaluating the performance of our board, its committees, and committee chairmen and our directors.

•                  selecting and recommending a slate of director nominees for election at each of our annual meetings of the stockholders and recommending to the Board director nominees to fill vacancies or new positions on the Board or its committees that may occur from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Limitation of Liability and Indemnification of Officers and Directors

Our by-laws provide that our directors, officers and employees shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expense, liability and loss reasonably incurred or suffered by them in connection with their service for or on behalf of us.  In addition, we have entered into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.  In order to cover the foregoing potential expenses and liability, we have obtained insurance that insures our directors and officers against specified losses.

Code of Ethics

Our board of directors has adopted a Code of Ethics that is applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.  The Code of Ethics is attached as Exhibit 14 to our Annual Report on Form 10-K filed on November 10, 2004.  In addition, we intend to promptly disclose (1) the nature of any amendment to our Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. You may also request a copy of the Code by sending the request to information@liquidmetal.com.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The compensation committee currently oversees the design and administration of our executive compensation program.

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of reimbursement for certain automobile payments and health insurance benefits. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

The objectives of our compensation programs are to:

•                  attract, motivate and retain talented and dedicated executive officers;

•                  provide our executive officers with both cash and equity incentives to further the interests of us and our stockholders; and

•                  provide employees with long-term incentives so we can retain them and provide stability during our growth stage.

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the compensation committee reviewed the individual contributions of the particular executive. The management incentive program for 2006 is a discretionary award determined by the compensation committee based on company performance. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

For each of our named executive officers, the compensation committee reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the compensation committee.

We have designed our management incentive program so that bonuses paid thereunder will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Given the compensation cost to us of awarding stock options under recent accounting pronouncements, we will consider the size and frequency of any future stock option awards under our long-term equity incentive program.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in January and increases are based on our performance and individual performance. The salary of our principal executive officer is set by our compensation committee.

Cash Incentives

We provide the opportunity for our named executive officers and other executives to earn cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We plan to review cash incentive awards for our named executive officers and other executives annually in March to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

Awards are subject to the compensation committee’s discretion and may take into account corporate performance measures, including, but not limited to, revenues, EBITDA and net income. The compensation committee establishes award criteria, generally, as a percentage of annual growth.

For the year ended December 31, 2006, John Kang, our chairman of the board and Young Ham, our chief financial officer, are eligible to receive cash awards under the 2006 management incentive program based on revenue and profit growth over 2005.  Mr. Kang is eligible for cash awards of 5% of revenues that exceed annual revenues in 2005.  Mr. Ham is eligible for cash awards of 1% of profit that exceed profits in 2005.  The awards are subject to final approval by the compensation committee based on overall performance of the company.   There were no such awards declared or paid to our named executive officers during 2006.

In setting the target bonus amounts, our Board took into consideration that our named executive officers have significant equity interests in us through direct ownership of shares or prior option grants, which already provide them with performance incentives.

Equity-Based Compensation

Our equity-based awards to our executive officers consist principally of stock options granted from time to time under our 2002 Equity Incentive Plan and our 1996 Stock Option Plan.  Stock option grants are based on various factors, including the executive officer’s position, responsibility and tenure, each executive officer’s ability to contribute to our future success, and the other elements of such executive officer’s compensation. Generally, we use equity-based compensation to better align the interests of our executive officers with those of our stockholders.

For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as its form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing shareholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. During 2006, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies”.

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term or 5-year contractual term if the optionee owns more than 10% of voting power of the company. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term
Termination by Us Reason Other than Cause, Disability or Death	Forfeit Unvested (1)	3 months from Date of Termination (1)
Disability or Death	Forfeit Unvested	12 months from Date of Termination
Termination for Cause	Forfeit Vested and Unvested	—
Other Termination	Forfeit Unvested	90 days from Date of Termination
Change in Control	Accelerated (2)	Accelerated (2)

(1) Options granted under the 2002 Non-employee Director Option Plan will continue to vest and be exercisable for 12 months following the termination.

(2) The Board of Directors may, at its discretion, may amend vesting rights including additional grant additional shares in case of mergers or reorganizations for anti-dilution purposes.

The vesting of certain of our named executive officers’ stock options may be accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) savings plan. We do not match employee contributions under our 401(k) plan. Participation in general health and welfare benefits and the 401(k) plan are voluntary and are available to all eligible employees of the company.  We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For the last completed fiscal year, perquisites other than general health and welfare benefits consisted of car payment reimbursements provided to John Kang, our chairman of the board, and CK Cho, our director.

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of the company during the year ended December 31, 2006: (i) Larry Buffington, our president and chief executive officer; (ii) Young Ham, our chief financial officer; and (iii) John Kang, who is our chairman of the board, James Kang, who is a former founder and director of the board, and  Ricardo Salas, who is a former president and chief executive officer, which persons are the three most highly compensated executives whose total compensation exceeded $200,000, other than Messrs. Buffington and Ham, who were serving as executive officers at December 31, 2006.  The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2006, as reported below in the Summary Compensation Table.

Summary Compensation Table

The following table sets forth for each of the named executive officers: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with SFAS 123 (R); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Larry Buffington (2)	2006	$41,667	—	—	—	—	—	—		$41,667
Young Ham	2006	$153,438	—	—	$25,526	—	—	—		$178,964
John Kang	2006	$213,750	—	—	—	—	—	$11,752	(3)	$225,502
James Kang (5)	2006	$250,000	—	—	—	—	—	—		$250,000
RicardoSalas (4)	2006	$222,418	—	—	$51,052	—	—	—		$273,470

(1)          Amounts represent the expensed fair value of stock options granted in 2006 under SFAS 123(R) as discussed in Note 17, “Stock Compensation Plan” to our financial statements included in our annual report on Form 10-K filed with the SEC on March 16, 2007.

(2)          Mr. Buffington commenced employment in October 2006 at an initial annual salary of $200,000, which was subsequently  adjusted to $250,000 in January 2007.

(3) Amount represents automobile lease payments.

(4) Mr. Salas resigned as our president and chief executive officer in October 2006 & ceased to be an executive officer as of that date.

(5) James Kang ceased to be an executive officer of our company as of October 2006. James Kang is the brother of John Kang, our Chairman.

For a description of the material terms of employment agreements with our named executive officers, see “—Employment Agreements.”

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2006, including incentive plan awards (equity-based and non-equity based) and other planned-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards.  Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by SFAS 123(R).  Non-equity incentive plan awards are awards that are not subject to SFAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards
Larry Buffington	—	—	—	—	—	—	—	—	—	—
Young Ham	4/1/06	—	—	—	—	—	—	—	25,000	$1.44
John Kang	—	—	—	—	—	—	—	—	—	—
James Kang	—	—	—	—	—	—	—	—	—	—
Ricardo Salas	4/1/06	—	—	—	—	—	—	—	500,000	$1.44

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Vesting Commencement Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry Buffington	—	—	—	—	—	—		—	—	—	—

Young Ham	20,000	30,000	—	$1.42	7/14/2014	7/15/2005	(1)	—	—	—	—
	7,500	30,000	—	$2.33	12/31/2014	1/1/2006	(1)
	10,000	40,000	—	$1.69	2/28/2015	3/1/2006	(1)
	—	25,000	—	$1.44	3/31/2016	4/1/2007	(1)

John Kang	21,505	—	—	$4.65	12/30/2010	12/31/2000	(2)	—	—	—	—
	1,591,399	—	—	$4.65	12/30/2010	12/31/2000(2)	(2)
	10,000	40,000	—	$2.33	12/31/2014	1/1/2006	(1)

James Kang	43,010	—	—	$2.33	4/7/2008	4/8/1999	(3)	—	—	—	—
	253,764	—	—	$2.33	4/7/2008	4/8/1999	(3)
	2,532,259	—	—	$6.20	5/20/2011	5/21/2002	(4)
	48,387	—	—	$6.20	5/20/2011	5/21/2002	(4)

Ricardo Salas	—	153,260	—	$1.44	3/31/2016	4/1/2007	(1)	—	—	—	—
	—	346,740	—	$1.44	3/31/2016	4/1/2007

(1)                                  The shares underlying this option vest 20% per year starting with the vesting commencement date and thereafter.

(2)           The shares underlying this option vest 100% immediately on grant date.

(3)                                  The shares underlying this option vest 25% per year starting with the vesting commencement date and thereafter.

(4)                                  The shares underlying this option vest 33% per year starting with the vesting commencement date and thereafter.

Option Exercises and Stock Vested

There were no exercise of stock options and vesting of restricted stock during 2006.

Employment Agreements

We have entered into the following employment agreements with the executive officers identified above. Larry Buffington, who was elected as our President and Chief Executive Officer on October 8, 2006, received an initial base salary of $200,000 for serving as President and Chief Executive Officer of our company.  Effective January 1, 2007, the Compensation Committee approved an increase in the base salary to $250,000.  We and Mr. Buffington have not yet entered into an employment agreement relating to Mr. Buffington’s employment with us, but we may determine to do so in the future.

John Kang. On December 31, 2000, we entered into an employment agreement with John Kang that, as amended, provides for his employment as our Chief Executive Officer and President, and on August 22, 2003, Mr. Kang was named Chairman of our Board of Directors. On December 30, 2005, Mr. Kang ceased to serve as our President and Chief Executive Officer, and Mr. Kang’s employment agreement has an expiration date of December 31, 2005, although the agreement automatically renews on a year-to-year basis until Mr. Kang resigns or his employment is terminated by us with or without cause. Mr. Kang receives an annual base salary equal to $200,000 per year, and his employment will terminate upon the earlier of his death, resignation, disability, or termination by the board of directors for any reason. If we terminate Mr. Kang’s employment without cause, or if Mr. Kang terminates his own employment upon a change of control of our company or for other good reason, as defined in the agreement, we are responsible for paying Mr. Kang a lump-sum cash payment equal to 200% of Mr. Kang’s annual base salary plus the average cash bonus during the two full fiscal years immediately preceding the termination. Pursuant to the agreement, Mr. Kang was issued options to purchase 1,612,904 shares of our common stock at an exercise price of $4.65 per share. The options expire on December 31, 2010 and vested immediately upon grant. In addition, Mr. Kang is prohibited, during his employment with us and for one year after he is no longer employed by us, from soliciting any of our employees or competing with us in any manner. Starting in May 2003, Mr. Kang and other members of senior management took a 10% voluntary decrease in their base salary and returned to full salary in June 2004.

Young Ham.  On April 15, 2005, we entered into an employment agreement with Young Ham, which provides for his employment as the named Chief Financial Officer.  Mr. Ham’s employment agreement expires April 15, 2008, and his term may continue subsequent to the expiration date on a month-to-month basis at the same salary.  His annual salary is $150,000, and he received 50,000 stock options as part of the employment agreement with an exercise price of $1.42 per share.  The options expire on July 14, 2014 and vest at a rate of 20% per year for five years. If we terminate Mr. Ham’s employment without cause, we are responsible for paying Mr. Ham a severance benefit of Mr. Ham’s monthly base salary for three-month period immediately following the effective date of the termination.

Equity Incentive / Equity Compensation Plans

Our executive officers, directors, and all of our employees are allowed to participate in our equity incentive plans.  We believe that providing them with the ability to participate in such plans provides them with a further incentive towards ensuring our success and accomplishing our corporate goals.

Securities authorized for issuance under equity compensation plans as of December 31, 2006 were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights [a]	Weighted-average exercise price of outstanding options, warrants, and rights [b]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) [c]
Equity compensation plans approved by stockholders	7,792,591	$4.35	8,653,923
Equity compensation plans not approved by stockholders	5,252,123	$2.77	—
Total	13,044,714		8,653,923

Equity compensation plans not approved by stockholders consist of:

•                  Warrants to purchase up to 893,750 shares issued on June 13, 2005 with an exercise price of $2.00 per share and an expiration date of June 13, 2010;

•                  Warrants to purchase up to 2,883,965 shares issued on August 2, 2005 with an exercise price of $2.00 per share and an expiration date of August 2, 2010;

•                  Warrants to purchase up to 125,000 shares issued on March 17, 2006 with an exercise price of $2.00 per share and an expiration date of March 17, 2009;

•                  Warrants to purchase up to 973,064 shares issued between May 17, 2006 and December 1, 2006 with an exercise price of $2.58 per share and an expiration date of May 17, 2011; and

•                  Warrants to purchase up to 376,345 shares issued to Paul Azinger on January 1, 2001 with an exercise price of $1.16 per share and an expiration date of January 1, 2008.

The number of securities and type of plans available for future issuance of stock options as of December 31, 2006 were as follows:

	Options and Warrants for Common Shares
Plan Name	Authorized	Exercised	Outstanding	Available
1996 Stock Option Plan	12,903,226	1,974,365	3,225,006	—
2002 Equity Incentive Plan	10,000,000	—	2,016,077	7,983,923
2002 Non-employee Director Stock Option Plan	1,000,000	—	330,000	670,000
Total Stock Options	23,903,226	1,974,365	5,601,083	8,653,923

1996 Stock Option Plan

Our 1996 Stock Option Plan provides for the grant of stock options to employees, directors, and consultants of our company and its affiliates. The purpose of the plan is to retain the services of existing employees, directors, and consultants; to secure and retain the services of new employees, directors, and consultants; and to provide incentives for such persons to exert maximum efforts for our success. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. Our board of directors terminated the 1996 Stock Option Plan on April 4, 2002. The termination will not affect any outstanding options under the plan, and all such options will continue to remain outstanding and be governed by the plan.

Options granted under the 1996 Stock Option Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. Options generally must be exercised within 90 days after the optionee’s termination for cause, three months following the end of the optionee’s status as an employee or consultant, other than for cause or for death or disability, or within six months after the optionee’s termination by disability or twelve months following the optionee’s termination by death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

As of December 31, 2006, options to purchase 3,225,006 shares of common stock were outstanding at a weighted average price of $6.14 per share under the 1996 Stock Option Plan. As of December 31, 2006, options to purchase 1,974,365 shares had been issued upon exercise of options under the plan. There were 3,223,069 options exercisable under the 1996 Stock Option Plan as of December 31, 2006.

2002 Equity Incentive Plan

Our 2002 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders in April 2002, provides for the grant of stock options to officers, employees, consultants, and directors of our company and its subsidiaries. The purpose of the plan is to advance the interests of our stockholders by enhancing our ability to attract, retain, and motivate persons who make or are expected to make important contributions to our company and its subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives, thereby better aligning their interests with those of our stockholders. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. In addition, the plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. A total of ten million shares of our common stock may be granted under the plan.

The plan is administered by our board of directors or a committee appointed by our board of directors. All members of such a committee must be a non-employee director and an outside director, as defined in the plan. Subject to the limitations set forth in the plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards.

The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. If our common stock is listed and traded on a registered national or regional securities exchange, or quoted on the National Association of Securities Dealers’ Automated Quotation System, fair market value is the average closing price of a share of our common stock on such exchange or quotation system for the five trading days prior to the date of grant. If our common stock is not traded on a registered securities exchange or quoted in such a quotation system, fair market value is determined in good faith by the administrator.

Options granted under the plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals with the consent of the administrator. Options generally must be exercised within three months after the optionee’s termination of employment for any reason other than disability or death, or within 12 months after the optionee’s termination by disability. Options granted under the plan vest at the rate specified in the option agreement. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or 10 years from the date of the grant of the option, or when an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $0.1 million, shall automatically be treated as nonstatutory stock options.

The plan may be amended, altered, suspended or terminated by our board of directors at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option previously granted without the consent of the affected optionee. Unless terminated sooner, the plan will terminate automatically in September 2012.  As of December 31, 2006, there were 2,016,077 outstanding options or stock awards at a weighted average price of $2.46 under the plan.  There were 854,093 options exercisable under the 2002 Equity Incentive Plan as of December 31, 2006.

In September 2005, the non-employee directors of our company were given the opportunity to receive shares of stock under the plan in lieu of past-due director and committee fees that were due to them for periods through September 30, 2005.  Such shares were issuable to such directors at an average price of $1.89 per share.  As of December 31, 2005, a total of 92,219 shares were issued to non-employee directors in lieu of these past-due fees.

 In February 2006, the non-employee directors of our company were given the opportunity to receive shares of stock under the plan in lieu of director and committee fees that were due for fiscal year 2006.  Such shares were issuable to such directors at an average price of $0.88 per share, the effective closing price of our stock on January 1, 2006 when the fees became due.  In April 2006, we issued a total of 99,432 shares to non-employee directors in lieu of these fees.

In March 2006, one of the former non-employee directors of our company, Vincent Addonisio, was given the opportunity to receive shares of stock under the plan in lieu of past-due director and committee fees that were due to him for periods through December 31, 2005 at an average price of $1.50.  We issued a total of 10,000 shares at an average price of $1.50 in March 2006.

In April 2006, the non-employee directors of our company were given the opportunity to receive shares of stock under the plan in lieu of past-due director and committee fees that were due to them for director fees for fiscal year 2006 due to them as of January 1, 2006.  Such shares were issuable to such directors at an average price of $0.88 per share.  In April 2006, a total of 109,437 shares were issued to non-employee directors in lieu of these past-due fees.

In May 2006, our former President and Chief Operating Officer, Ricardo Salas, was given the opportunity to receive shares of stock under the plan in lieu of past-due salaries and fees that were due to him for services rendered through March 31, 2006.  Such shares were issuable to Mr. Salas at an average price of $1.41 per share.  In May 2006, a total of 28,960 shares were issued to Mr. Salas in lieu of these past-due salaries and fees.

2002 Non-employee Director Stock Option Plan

Our 2002 Non-employee Director Stock Option Plan was adopted by our board of directors and by our stockholders in April 2002. We have reserved a total of one million shares of our common stock for issuance under the plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is equal to 100% of the fair market value of our common stock on the grant date.

Only non-employee directors are eligible for grants under the plan. The plan will provide for an initial grant to a new non-employee director of an option to purchase 50,000 shares of our common stock. Subsequent to the initial grants, each non-employee director will be automatically granted on the first business day of January commencing January 1, 2003, an option to purchase 10,000 shares of our common stock.

The term of the options granted under the plan is 10 years, but the options expire 12 months after the termination of the optionee’s status as a director or three months if the termination is due to the voluntary resignation of the optionee. The option grants will vest and become exercisable as to one-fifth of the shares on the date that is one year after the date of grant and an additional one-fifth of the shares subject to the option on a cumulative basis will vest and become exercisable annually thereafter.

As of December 31, 2006, options to purchase 330,000 shares of common stock were outstanding at a weighted average price of $2.16 per share under the 2002 Non-employee Director Stock Option Plan. There were 54,000 options exercisable under the 002 Non-employee Director Stock Option Plan as of December 31, 2006.

The plan will terminate in October 2012, unless our board of directors terminates it sooner.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits us, in our sole discretion, to make additional employer contributions to the 401(k) plan. However, we do not currently make employer contributions to the 401(k) plan and may not do so in the future. As such, contributions by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct our contributions, if any, at the time they are made.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests. We sponsor a tax qualified defined contribution 401(k) savings plan.

Disclosure Regarding Termination and Change Control Provisions

Potential payments payable to our executive officers upon termination of employment following a change in control of us is discussed under “—Employment Agreements”. The compensation committee of our board of directors may, at their discretion, amend or add benefits to these arrangements as they deem advisable.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during the year ended December 31, 2006;

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John Kang	—	—	—	(2)	—	—	—		—
William Johnson	—	—	$5,469	(3)	—	—	—		$5,469
Dean Tanella	$75,000	—	$16,388	(4)	—	—	—		$91,388
Robert Biehl	—	—	$5,469	(5)	—	—	$47,500	(8)	$52,969
CK Cho	—	—	$5,469	(6)	—	—	$76,365	(9)	$81,834
Patrick Caruana	$1,667	—	$60,867	(7)	—	—	—		$62,534

(1)

Amounts represent the expensed fair value of stock options granted in 2006 under SFAS 123(R) as discussed in Note 15, “Stock Compensation Plan”, to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 16, 2007.

(2)	1,662,904 shares of options were outstanding as of December 31, 2006.

(3)	70,000 shares of options were outstanding as of December 31, 2006.

(4)	90,000 shares of options were outstanding as of December 31, 2006.

(5)	60,000 shares of options were outstanding as of December 31, 2006.

(6)	60,000 shares of options were outstanding as of December 31, 2006.

(7)	50,000 shares of options were outstanding as of December 31, 2006.

(8)	Amount represents shares of stock issued in lieu of cash payment.

(9)	Amount represents $20,639 of automobile lease payments, $15,726 of purchases made using company credit card, and $40,000 shares of stock issued in lieu of cash payment.

Our non-employee directors receive an annual fee of $10,000 for their service to our board and are reimbursed for expenses incurred in attending board and committee meetings.  Non-employee directors are also entitled to receive a $10,000 annual cash stipend for each standing board committee (excluding the Audit Committee) on which the director serves.  For Audit Committee service, the Audit Committee chairman is entitled to a $35,000 annual stipend, and the other members of the Audit Committee are entitled to a $27,500 annual stipend.  In addition to the annual stipends, each non-employee director is entitled to receive a per-meeting fee of $1,000 for each meeting of the board of directors or any board committee attended in person.  Effective December 30, 2005, Dean Tanella was elected as the lead independent director of our company.  The lead independent director is entitled to a $30,000 annual stipend.

We also have a 2002 Non-employee Director Stock Option Plan pursuant to which our non-employee directors are entitled to receive stock options.  Under this plan, when a director is first elected or appointed to our board of directors, the non-employee director is entitled to receive an initial stock option grant to purchase 50,000 shares of our common stock.  Thereafter, on the first business day of January of each year in which the director continues to serve as a member of our board, the director is entitled to an annual stock option grant to purchase 10,000 shares of our common stock.  All options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of the grant.  These stock options have a 10-year term, vest, and are exercisable pursuant to an equal 5-year vesting schedule, and remain exercisable for certain periods of time after a person is no longer a director.

No director who is an employee will receive separate compensation for services rendered as a director.  However, our employee directors are eligible to participate in our 2002 Equity Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 4, 2007 by:

•                  each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of April 4, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 44,631,768 shares of our common stock were issued and outstanding as of April 4, 2007.  Unless otherwise indicated, the address of all directors and named executive officers is 25800 Commercentre Drive, Suite 100, Lake Forest, CA 92630.

Name of Beneficial Owner	Shares	Percent of Class
5% Stockholders
Tjoa Thian Song(1) 16 Raffles Quay #B1-14A Hong Leong Building Singapore 0101	4,008,523	9%

Jack Chitayat(2) 1133 Park Avenue, Suite 1W New York, NY 10128	2,669,289	6%

James Kang(3) Hyundai Hyperion Apt. 101-403 Youngsan-Gu, Hannam-Dong Seoul, Korea	6,082,162	14%

Directors and Named Executive Officers
John Kang(4)	5,084,973	11%

William Johnson(5)	1,176,650	3%

Dean Tanella(6)	67,620	*

Robert Biehl(7)	116,059	*

CK Cho(8)	1,214,192	3%

Patrick Caruana(9)	—	—

Young Ham(10)	60,000	*

All directors and executive officers as a group (7 persons)	7,719,494	17%

*  Less than one percent.

(1)                                  3,874,585 of these shares are held of record by a revocable grantor trust established by Mr. Tjoa for himself and his family members.  Mr. Tjoa continues to beneficially own all such shares.

(2)                                  Includes 125,000 shares issuable pursuant to currently exercisable warrants held by Atlantic Realty Group, Inc., a company controlled by Mr. Chitayat, and 91,792 shares held of record by a trust established by Mr. Chitayat for his family members.  Mr. Chitayat continues to beneficially own all such shares.

(3)                                  Also includes 2,877,420 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of April 4, 2007 and includes 969 shares held by James Kang’s minor children.  Does not include the 1,700,000 shares that Mr. Kang has agreed to personally purchase on October 31, 2006 from Innometal Co., Ltd. as an inducement for Innometal to enter into a Settlement Agreement with us.  Innometal agreed to accept these shares in full satisfaction of all of our obligations to them under January 2004 settlement agreement.

(4)                                  As of August 22, 2003, John Kang was named Chairman of our board of directors. Mr. Kang resigned from his position as President and Chief Executive Officer of our company on December 30, 2005.  However, he continues to serve as Chairman of the Board and continues to work for our company on a full-time basis.  The beneficial shares include:

(a)                      1,632,904 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of April 4, 2007.  Does not include 30,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of April 4, 2007; and

(b)                     152,400 shares held by Mr. Kang’s minor children.

(5)                                  Includes 26,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of April 4, 2007.  Does not include 54,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of April 4, 2007.

(6)                                  Includes 16,130 shares held by Mr. Tanella’s investment firm, HarborLight Diversified Fund, LP.  Also, includes 2,890 shares held by Mr. Tanella’s family.  Includes 40,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of April 4, 2007. Does not include 80,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of April 4, 2007.

(7)                                  Includes 22,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of April 4, 2007. Does not include 48,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of April 4, 2007.

(8)                                  Includes 304,072 shares issuable pursuant to currently exercisable warrants and 646,522 shares issuable pursuant to currently convertible notes.  Also, includes 22,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of April 4, 2007.  Does not include 48,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of April 4, 2007.

(9)                                Mr. Caruana holds 60,000 shares issuable pursuant to outstanding stock options, none of which are exercisable currently or within 60 days of April 4, 2007.

(10)                            Includes 60,000 shares issuable pursuant to outstanding stock options exercisable currently or within 60 days of April 4, 2007.  Does not include 102,500 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of April 4, 2007.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, of which 44,311,768 shares were issued and outstanding as of December 31, 2006. We are also authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of December 31, 2006.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series.  The board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include restricting dividends on the common stock; diluting the voting power of the common stock; impairing the liquidation rights of the common stock; and delaying or preventing a change in control of our company without further action by the stockholders.  We have no present plans to issue any shares of preferred stock.

Convertible Notes

As of December 31, 2006, we had convertible promissory notes outstanding in the aggregate principal amount of $11.0 million.  The notes consist of $2.1 million in aggregate principal amount of 6% Senior Secured Notes Due July 2007 (the “July 2007 Notes”) and $9.9 million in aggregate principal amount of 7% Senior Secured Convertible Notes due August 2007 (the “August 2007 Notes”).  On January 3, 2007, we completed a private placement of $16.3 million in principal amount of new 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”).  The January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under the August 2007 Notes and New Bridge Notes.  When we originally announced this private placement in a Form 8-K filed on January 4, 2007, we announced that the private placement resulted in the issuance of $19.8 million in principal amount of January 2010 Notes, $12.9 million of which resulted from the investment of new cash and $6.9 million of which resulted from the exchange of notes previously issued by us.  However, subsequent to our announcement, certain holders of previously issued notes have elected not to proceed with the exchange of their notes for January 2010 Notes as anticipated, and therefore the amount of January 2010 Notes issued in the private placement ultimately amounted to $16.3 million, $12.9 million of which resulted from the investment of new cash and $3.4 million of which resulted from the exchange of previously issued notes.  We also originally announced that the January 2010 Notes had a maturity date of December 31, 2006, but upon the actual issuance of such notes, it was agreed with the noteholders that the maturity date would be January 3, 2010.

The July 2007 Notes were issued in a private placement on July 29, 2004 and have a maturity date of July 29, 2007.  The July 2007 Notes are convertible into shares of our common stock at a conversion price of $1.00 per share, subject to specified anti-dilution adjustments.  Under the July 2007 Notes, the noteholders have the right to call for repayment of such notes prior to maturity at any time after the second anniversary of the date of the issuance of the notes.  The July 2007 Notes bear interest at a rate equal to 6% per annum, with interest being payable in cash on a quarterly basis.

The August 2007 Notes were issued in a private placement on August 2, 2005.  In February 2007, we entered into conversion agreements with the holders of $0.4 million in principal and accrued interest of the August 2007 Notes providing for the conversion of such notes at a reduced conversion price of $1.25 per share.

The January 2010 Notes have a maturity date of Janaury 3, 2010.  The January 2010 Notes are convertible into shares of our common stock at a conversion price of $1.10 per share, subject to specified anti-dilution adjustments.  The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option and subject to specified conditions, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum).

Warrants and Special Stock Option

As of December 31, 2006, we had warrants outstanding to purchase up to 4,875,778 shares of our common stock issued to investors and placement agents in several private placement transactions occurring during 2005 and 2006.  Of these warrants:

•                  Warrants to purchase up to 893,750 shares were issued on June 13, 2005 and had an exercise price of $2.00 per share as of December 31, 2006 (these warrants expire on June 13, 2010);

•                  Warrants to purchase up to 2,883,964 shares were issued on August 2, 2005 and had an exercise price of $2.00 per share as of December 31, 2006 (these warrants expire on August 2, 2010);

•                  Warrants to purchase an aggregate amount of up to 125,000 shares of common stock were issued on March 17, 2006 and had an exercise price of $2.00 per share as of December 31, 2006 (these warrants expire on March 17, 2009); and

•                  Warrants to purchase an aggregate amount of up to 973,064 shares of common stock were issued on May 17, September 21, October 24, and December 1, 2006 and had an exercise price of $2.58 per share as of December 31, 2006 (these warrants expire on May 17, 2011).

On January 3, 2007, in connection with the private placement of our January 2010 Notes, we issued warrants to purchase up to 5,257,921 shares of our common stock at an exercise price of $1.93 per share to investors in the transaction.  These warrants have an expiration date of January 3, 2012.  On the same date, we issued warrants to purchase an aggregate amount of up to 248,710 shares of common stock, exercisable at $1.55 per share to the placement agent in the transaction.  The warrants will expire on January 3, 2012.

On April 23, 2007, we entered into Amendment No. 1 to the Securities Purchase Agreement and Convertible Subordinated Notes with majority holders of our January 2010 Notes providing for a reduced conversion price of $1.10 per share and reduced warrant exercise price of $1.55 per share.  Additionally, the total number warrants issued to holders of our January 2010 Notes were increased to 7,408,881.  As of April 4, 2007, no portion of these warrants has been exercised.

In addition to the above-described warrants, on January 1, 2001, we granted Paul Azinger, a professional golf player, a non-qualified stock option to purchase up to 1,021,507 shares of our common stock at an exercise price of $1.16 per share. This option was granted to Mr. Azinger in consideration of Mr. Azinger entering into an endorsement agreement with our Liquidmetal Golf subsidiary, although the endorsement agreement was terminated effective January 1, 2003.  As a result of the termination of the endorsement agreement, Mr. Azinger’s option immediately vested as to 376,345 shares upon such termination, and the option was terminated as to the remaining shares.  This stock option will expire on January 1, 2008, and as of December 31, 2006, no portion of this option has been exercised.

Anti-Dilution Provisions in Notes and Warrants

Our convertible notes and warrants issued prior to January 2007 contain weighted-average anti-dilution provisions whereby, if we issue shares in the future for consideration below the conversion or exercise prices or such notes or warrants, then (with certain exceptions, including the issuance of stock options) the conversion price for our convertible notes would automatically be reduced (allowing the holders of the notes to receive additional shares of common stock upon conversion) and the exercise price of the warrants would automatically be reduced. The amount of the reduction would be equal to a portion of the difference between the conversion price of the notes and exercise price of the warrants, on the one hand, and the lower price at which the common stock was, or could effectively be acquired, in the subsequent transaction. The percentage by which the conversion price and exercise price could be reduced depends not only on the lower price at which our common stock was, or could be, acquired in the subsequent transaction, but also by the ratio that the number of shares of our common stock that were, or could be, acquired in such transaction bears to the total number of shares of our common stock that would be outstanding after such subsequent transaction.

In addition, under the January 2010 Notes (issued on January 3, 2007), if we issue or grant in the future any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted January 2010 Notes will be decreased to equal such lower price, provided that such adjustment will not apply to certain exempt issuances, including stock issuances pursuant to employee stock option plans and strategic transactions.  With regard to the warrants issued in connection with the January 2010 Notes, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the conversion price of the January 2010 Notes then in effect, the exercise price of the warrants will be reduced to equal such lower price and the number of shares of our common stock for which the warrants may be exercised will be increased so that the total aggregate exercise price remains constant.  The foregoing adjustment to the exercise price of the warrants will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions.

If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements in the future, then we may need to raise substantial additional funds in the future to support our working capital requirements and for other purposes. If shares of our common stock or securities convertible into or exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than the conversion and exercise prices of our convertible notes and warrants, then these anti-dilution provisions would be triggered, thus possibly causing substantial dilution to our then-existing stockholders if the notes are converted or the warrants are exercised. Further, subsequent sales of the shares in the public market could depress the market price of our stock by creating an excess in supply of shares for sale.

Registration Rights

On August 2, 2005, we entered into an amended and restated registration rights agreement with the holders of the July 2007 Notes, the holders of the August 2007 Notes, and the holders of the outstanding warrants issued in connection with the private placement of the July 2007 Notes and August 2007 Notes.  This amended and restated registration rights agreement replaced all other registration rights agreements previously entered into by us in connection with the private sale by us of convertible notes and warrants.  Under the amended and restated registration rights agreement, we were required to file a resale registration statement for the shares underlying all of our outstanding convertible notes and warrants, as described above, by October 31, 2005, to enable the resale of such shares by the selling stockholders on a delayed or continuous basis under Rule 415 of the Securities Act.  We were then required to cause such registration statement to become effective within 60 days after we received the first written comments on the registration statement from the SEC, or if the SEC notified us that it would not review the registration statement, within five days after such notification.  We were subject to certain monetary penalties, as set forth in the registration rights agreement, because the registration statement was not filed and did not become effective on a timely basis.  Specifically, because we did not file the registration statement on a timely basis, we were obligated to pay a late filing fee to the selling stockholders in the amount of 3% of the warrant exercise price on each of the warrants held by them plus 3% of the principal amount of the outstanding notes held by them.  This fee was payable for each period of 30 business days that the filing of the registration statement was made past the required filing date, and the payments were due 10 business days following the end of each 30-day period.  Because the registration statement was not declared effective by the required effective date, we were obligated to pay a monthly late registration fee to the selling stockholders in the amount of 2% of the aggregate warrant exercise prices and aggregate note principal amounts for the first 30 business days after the required effective date, and 1% for each 30-business day period thereafter until the registration statement was declared effective.  Notwithstanding the foregoing, the late filing fees and late registration fees could not and did not exceed 18% of the aggregate warrant exercise prices and aggregate note principal amounts.

We filed our Registration Statement on December 9, 2005 and on August 7, 2006, the registration statement became effective.  As of December 31, 2006, we have accrued $1.6 million and paid $0.7 million of the late filing and registration fees.  As of December 31, 2006, $9.9 million in aggregate principal amount of August 2007 Notes was still outstanding with accrued but unpaid interest in the amount of approximately $173 thousand. In addition, $2.1 million in aggregate principal amount of July 2007 Notes was also outstanding with accrued but unpaid interest in the amount of approximately $32 thousand.

On May 17, 2006, we entered into a registration rights agreement with the holders of the warrants issued in connection with a private placement of 8% Unsecured Subordinated Notes due August 17, 2007 relating to the resale of the shares of our common stock issuable upon exercise of such warrants.  Under the registration rights agreement, we must file a registration statement with the Securities and Exchange Commission covering the resale of the shares issuable under the warrants, if, following the 180th day after the date of the registration rights agreement, we receive a written request to do so from the holders of fifty percent or more of the warrants then outstanding.  The warrant holders also have “piggyback” registration rights under the registration rights agreement, which requires us to register, upon request by a warrant holder, the shares issuable upon exercise of such warrants in any registration statement filed in connection with the public offering of the our common stock.

On January 3, 2007, we entered into a registration rights agreement with the holders of the January 2010 Notes and warrants issued in connection with the private placement of January 2010 Notes, under which we are required, on or before 45 days after the closing of the private placement, to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the January 2010 Notes and warrants and to use our best efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review).  We will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, up to a maximum amount of 18% of the aggregate amount of Notes sold in the Private Placement if the registration statement is not filed or does not become effective on a timely basis. The monetary penalties will accrue at the rate of 1% per month of the then-outstanding principal amount of the January 2010 Notes. In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the January 2010 Notes and warrants, then we will be required to file up to two additional registration statements to register the resale of any shares excluded from the originally filed registration statement and to pay the foregoing monetary penalties on the January 2010 Notes convertible into the excluded shares until the resale of such excluded shares is covered by an effective registration statement or until such shares can be sold under SEC Rule 144.

All of the above registration rights are subject to conditions and limitations, among them the right of the underwriters of any offering to limit the number of shares of common stock held by these security holders to be included in the registration. We are generally required to bear all of the expenses of all registrations, except underwriting discounts and selling commissions. Registration of the shares of common stock held by security holders with registration rights would result in these shares becoming freely tradeable without restriction under the Securities Act of 1933 immediately upon effectiveness of this registration.  Other than the above-described registration rights, we have not granted any registration rights with respect to any shares of our capital stock.

Stock Options

As of December 31, 2006, we had stock options outstanding under our equity incentive plans to purchase up to 7,792,591 shares of our common stock.  Of these options, options to purchase 6,352,670 shares of common stock were exercisable at December 31, 2006 at a weighted-average exercise price of $4.88 per share.

Anti-Takeover Effect

Provisions of Delaware law and our certificate of incorporation and amended bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Delaware Law.  Upon the closing of this offering, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•                  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaw Provisions.  Our certificate of incorporation to be in effect provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our bylaws also provides that directors may be removed with cause by the affirmative vote of the holders of the outstanding shares of common stock.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our certificate of incorporation authorizes a majority of our board of directors to call a special meeting of stockholders, and it requires the President or Secretary to call a special meeting upon the written request of stockholders who own an aggregate of least 25% of the outstanding shares of voting stock.  Because our stockholders owning less than an aggregate of 25% of our voting stock do not have the right to call a special meeting, such stockholders could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock registered hereunder on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  pledge, hypothecation, or assignment of shares;

•                  privately negotiated transactions;

•                  settlement of short sales (other than short sales established prior to the effectiveness of the registration statement to which this prospectus is a part);

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933 (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of their shares of common stock that are covered by this prospectus and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest may be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We are required to pay our fees and expenses incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2003, the Company entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by, Jack Chitayat, a former director of the Company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2.0 million.  The Company recognized $0.1 million of revenues as minimum royalty fees under the license agreement during the year ended December 31, 2006.

In December 2006, the Company entered into an amended the license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $0.4 million termination fee to be paid out in quarterly installments in 2007.  The termination fee will be recognized as revenue when received in 2007.

The Company has a license agreement with California Institute of Technology (“Caltech”) under which we exclusively license from Caltech certain inventions and technology relating to amorphous alloys.  Professor William Johnson, a member of the Company’s board of directors, is a professor at Caltech, and substantially all of the amorphous alloy technology licensed to us under the Caltech license agreement was developed in Professor Johnson’s Caltech laboratory.   Additionally, the Company reimburses Caltech for laboratory expenses incurred by Professor Johnson’s Caltech laboratory, which during the years ended December 31, 2006 and 2005, amounted to $0.1 million and $20 thousand, respectively.

Additionally, the Company is a party to a consulting agreement with Mr. Johnson.  Under this agreement, Mr. Johnson provides consulting services on an as-needed basis through 2004 as it relates to marketing and development Liquidmetal alloy.  During 2005, the agreement continued on a month to month basis.  In April 2006, the Company entered into an agreement with Mr. Johnson effective from January 1, 2006 through December 31, 2006.  During the years ended December 31, 2006 and 2005, the Company incurred $0.1 million and $15 thousand in consulting fees from Mr. Johnson, respectively.

The Company is a party to a consulting agreement with Chitnis Consulting, Inc., which is owned 100% by Shekhar Chitnis, a former director and executive officer of the Company.  Under this agreement, the Company engaged Chitnis Consulting to provide consulting services on an as-needed basis through December 31, 2005.  On January 1, 2006, the term of the agreement was extended to December 31, 2006 and on January 1, 2007, the term of the agreement was once again extended to December 31, 2007.  During the years ended December 31, 2006 and 2005, the Company incurred $0 and $0.1 million in consulting fees from Chitnis Consulting, respectively.

Soo Buchanan, the sister of John Kang and James Kang, was employed by the Company and was paid aggregate compensation of approximately $0 and $0.1 million as of December 31, 2006 and 2005, respectively.  Effective, July 31, 2005, Ms. Buchanan was terminated as an employee and began providing services to the Company as a consultant.  During 2006 and 2005, the Company incurred $0.1 million and $24 thousand, respectively, for her services as a consultant. Additionally, Otis Buchanan, the husband of Ms. Buchanan, was employed by the Company and was paid aggregate compensation of approximately $0.1 million as of December 31, 2006 and 2005.

In November 2004, the Company entered into an agreement with John Kang, our Chairman of the Board, in which Mr. Kang agreed that certain stock transactions by him in 2002 involving the Company’s common stock should have resulted in a liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”).  These transactions include Mr. Kang’s private sale of 285,715 shares of his personal Liquidmetal Technologies common stock to Growell Metal Co., Ltd. in February 2002, prior to our initial public offering.  They also include Mr. Kang’s subsequent indirect purchase and disposition of Liquidmetal Technologies common stock in order to satisfy a personal agreement Mr. Kang made to Growell Metal in February 2002 regarding the guaranteed minimum value of the stock purchased by Growell Metal in February 2002 (the purchases and dispositions incident to this agreement occurred in August and November 2002, respectively).  Lastly, the transactions include open-market purchases of an aggregate of 89,300 shares of the Company’s common stock made by Mr. Kang in August 2002.

The Audit Committee of our Board of Directors conducted an independent inquiry into the above-described transactions with the aid of independent legal counsel and, as a result of such inquiry, the Audit Committee concluded that the transactions should have resulted in a liability to the Company under Section 16(b) in the amount of $0.3 million.  Mr. Kang has acknowledged this liability, and in an agreement negotiated between Mr. Kang and the Audit Committee and approved by the full Board, Mr. Kang will pay this liability through periodic installments in 2005 and 2006.  As a result, the Company accrued for the $0.3 million receivable in other assets and other income as of December 31, 2004.  The above-described transactions involving Growell Metal was reported on a new Form 4 filed by Mr. Kang on November 15, 2004, and the open-market purchases were previously reported on a timely basis in August 2002.  As of December 31, 2006, the outstanding amount of the receivable was $0.2 million, which is included in other assets.  Mr. Kang has paid $0 during 2006 and is currently in negotiation with the Board of Directors on a payment plan for the remaining liability.

During the year ended December 31, 2005, the Company executed a $0.2 million promissory note with CK Cho, member of our Board of Directors, for working capital purposes.  The note was due and paid in full as of June 20, 2005.  The note had an annual rate of interest of 6% resulting in the Company paying approximately $2 thousand in interest.  Further, during the year ended December 31, 2005 Mr. Cho advanced approximately $1.3 million to cover short-term liquidity needs.  The advance were made without interest and were repaid as of December 31, 2005.  As of both, December 31 2006 and 2005, Mr. Cho holds $0.6 million of Senior Convertible Notes and holds 92,584 exercisable warrants.

During the year ended December 31, 2005, Ricardo Salas, the Company’s former President and Chief Executive Officer, and Young Ham, our Chief Financial Officer, advanced the Company $0.1 million and $0.1 million to cover short-term liquidity needs, respectively.  The advances were made without interest and were repaid as of December 31, 2005.  During the year ended December 31, 2006, Ricardo Salas, the Company’s former President and Chief Executive Officer advanced the Company $0.6 million to cover short-term liquidity need.  The Company paid $0.1 million to Mr. Salas using 7.75% interest rate and on December 1 2006, the remaining balance of $0.5 million and its accrued interest of $9 thousand was converted into the 8% Unsecured Subordinated Notes.  Mr. Salas also held $0.3 million of senior convertible notes and $0.6 million of the August 2007 Subordinated Notes and held a total of 154,529 warrants as of December 31, 2006.

During 2006, the Company purchased production supplies and molds from Grace Metal, Lead Metal, and SDM, which are controlled by James Kang, a former director and officer of the Company.  The Company purchased a total of $0.5 million for the year ended December 31, 2006, of which, $10 thousand is included in accounts payable and accrued liabilities at December 31, 2006.

We believe that each of the foregoing transactions was consummated on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

CHANGES OF ACCOUNTANTS

On November 23, 2005, Stonefield Josephson, Inc. (“Stonefield”), the Company’s independent registered public accounting firm, notified the Company that Stonefield would resign as the Company’s independent registered public accounting firm upon the completion of Stonefield’s review of the Company’s interim unaudited financial statements as of and for the three and nine month periods ended September 30, 2005.  The Company’s interim unaudited financial statements as of and for the three and nine month periods ended September 30, 2005 were included in the Company’s report on Form 10-Q for the third quarter ended September 30, 2005 filed with the SEC on December 1, 2005, and the Company’s relationship with Stonefield was therefore effectively terminated as of December 1, 2005.

The reports of Stonefield with respect to the Company’s financial statements for the fiscal years ended December 31, 2003 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph regarding the Company’s ability to continue as a going concern contained in Stonefield’s report on the Company’s financial statements and for a disclaimer of opinion made by Stonefield with respect to the Company’s internal controls over financial reporting and the Company’s assessment of those controls as of December 31, 2004.

From May 21, 2004, the date Stonefield was appointed as the Company’s independent auditors,  through the date of Stonefield’s resignation, there were no disagreements between the Company and Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stonefield, would have caused Stonefield to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for such years.

There were no “reportable events” as described under Item 304(a)(1)(v) of Regulation S-K occurring within the two most recent fiscal years of the Company ended December 31, 2004 and 2003 or within the subsequent interim period through the date of Stonefield’s resignation, except as follows:

Stonefield has advised the Company that there are material weaknesses in its internal controls, mainly related to internal controls of its South Korean operations.  Therefore, Stonefield has expanded the scope of its review of the interim unaudited financial statements as of and for the three and nine month periods ended September 30, 2005.  The material deficiencies in the Company’s internal controls over financial reporting include the following:

a)              Lack of adequate segregation of duties in the Company’s South Korean operations in accounts receivable, involving cash receipts, shipping, delivery of products, and customer invoice reconciliations;

b)             Lack of adequate segregation of duties in the Company’s Coatings Division in Texas in order processing and invoicing;

c)              Lack of adequate controls and documentation in the Company’s South Korean operations to evidence proper customer invoicing and revenue recognition in the proper period;

d)             Lack of progress in documenting, assessing and evaluating the Company’s internal controls in our South Korean Operations evidenced by aforementioned deficiencies of which remediations will need to be completed as of December 31, 2005.

e)              Lack of sufficient controls over internal access to the Company’s SAP system of reporting by unauthorized users; and

f)                The manual performance of numerous procedures that could be automated using current reporting systems.

In connection with the foregoing, Stonefield has also advised the Company that it believes that the Company has made insufficient progress in documenting, assessing, and evaluating the Company’s internal controls over financial reporting for purposes of timely complying with Section 404 of the Sarbanes-Oxley Act of 2002.

The Company’s Audit Committee has discussed with Stonefield the matters disclosed above regarding Stonefield’s resignation.  The Company has authorized Stonefield to respond fully to the inquiries of the Company’s successor accountant concerning the matters disclosed above.

Upon Stonefield’s resignation, the Company’s Audit Committee commenced an immediate search and on January 20, 2006, hired Choi Kim & Park LLP (“CKP”) as its new registered independent public accounting firm.

As of December 31, 2006, the Company has completed its documentation, assessment, and evaluation of the Company’s internal controls over financial reporting and has complied with Section 404 of the Sarbanes-Oxley Act of 2002.

UNITED STATES FEDERAL INCOME TAX CONSIDERATION

General

The following is a summary of certain material United States federal income tax considerations related to the ownership and disposition of our common stock that may be relevant to you if you acquire our common stock pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The Internal Revenue Service is referred to as “IRS” in this summary.

This summary discusses only the tax consequences to the investors who purchase our common stock pursuant to this offering and does not discuss the tax consequences applicable to subsequent purchasers of our common stock. This summary deals only with common stock held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax considerations that may be relevant to holders of our common stock in light of their particular circumstances or to holders of common stock subject to special rules, such as financial institutions, regulated investment companies, holders subject to the alternative minimum tax, insurance companies, pension funds, tax-exempt organizations, partnerships or other pass-through entities, dealers in securities or currencies, traders who elect to mark to market their securities or persons holding the common stock as part of a hedging or constructive sale transaction, “straddle,” conversion transaction, or other integrated transaction, or holders of the common stock whose functional currency is not the United States dollar or persons who acquired our common stock in compensatory transactions. In addition, this summary does not discuss any United States tax consequences to a Non-U.S. Holder (as defined below) that is a controlled foreign corporation, passive foreign investment company, foreign personal holding company, corporation that accumulates earnings to avoid U.S. federal income tax, or a U.S. expatriate. This summary does not address any state, local or non-United States tax considerations, or tax considerations under other federal tax laws (such as estate and gift tax laws).

We have not requested a ruling from the IRS on the tax consequences of owning our common stock. As a result, the IRS could disagree with portions of this discussion. Persons considering the purchase of our common stock should consult with their own tax advisors about the application of the United States federal income tax laws to their particular situations, as well as any tax considerations under other United States federal tax laws, and the laws of any state, local or foreign jurisdiction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of common stock that is, for United States federal income tax purposes:

•                  a citizen or individual resident of the United States;

•                  a corporation, partnership or other entity treated as a corporation, created in or under the laws of the United States or of any political subdivision thereof;

•                  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of common stock that is an individual, corporation, trust or estate that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding shares of common stock, we suggest you consult your own tax advisor.

U.S. Holders

Distributions to U.S. Holders

If distributions are paid on the shares of our common stock (other than distributions in liquidation and distributions in redemption of our common stock), these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will constitute a tax-free return of capital that is applied against your tax basis in the common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the common stock will be treated as a gain from the sale or exchange of the common stock, the treatment of which is discussed below. For the tax years 2004 through 2008, non-corporate U.S. Holders are subject to a maximum tax rate on dividends equal to 15%, which corresponds to the maximum tax rate for long-term capital gains; however, certain holding period requirements and other limitations may apply. Under current law for tax years beginning after December 31, 2008, dividends will be taxed at the same rate as other items of ordinary income. U.S. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution by us.

Gain on Disposition of Common Stock by U.S. Holders

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of our common stock to the extent of the difference between the amount realized on such sale, exchange or other disposition and the holder’s adjusted tax basis in such shares. Such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss, if the holder has held such shares for more than one year at the time of sale or disposition. Non-corporate U.S. Holders are subject to a maximum tax rate of 15% on long-term capital gain (increased to 20% for years after 2008). The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Distributions to Non-U.S. Holders

Dividends paid to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate or, if an income tax treaty applies and certain certification requirements described below are satisfied, a lower rate specified by the treaty. A Non-U.S. Holder who wishes to claim the benefits of an applicable income tax treaty will be required to provide the appropriate IRS Form W-8 certifying its entitlement to benefits under an income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

Withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, we may elect to withhold on less than the gross amount of the distribution if we determine that the distribution is not paid out of our current or accumulated earnings and profits, based on our reasonable estimates.

A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, attributable to a Non-U.S. Holder’s U.S. permanent establishment, are exempt from U.S. federal withholding tax if the Non-U.S. Holder furnishes to us or our paying agent the appropriate IRS form and other applicable requirements are met. However, dividends exempt from U.S. federal withholding tax because they are “effectively connected” or attributable to a U.S. permanent establishment under an applicable tax treaty are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable tax treaty.

Gain on Disposition of Common Stock by Non-U.S. Holders

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•                  The gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a Non-U.S. Holder’s U.S. permanent establishment. In such case, the Non-U.S. Holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax described above;

•                  A Non-U.S. Holder who is an individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the Non-U.S. Holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses; or

•                  We are or have been a “United States real property holding corporation” (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such Non-U.S. Holder held our common stock (the shorter period hereinafter referred to as the “lookback period”); provided that if our common stock is regularly traded on an established securities market, this rule will generally not cause any gain to be taxable unless the Non-U.S. Holder owned more than 5% of our common stock at some time during the lookback period. We do not believe that we are a USRPHC and do not expect to become one in the future. However, we could become a USRPHC as a result of future changes in assets or operations.

Information Reporting and Backup Withholding Tax

The amount of dividends paid to each U.S. Holder will be reported annually to the IRS and to each U.S. Holder. A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to dividends on, and the proceeds from the sale or redemption of, common stock, unless such holder (a) is an entity that is exempt from withholding (including, among others, corporations and certain tax-exempt organizations) and when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number, which, for an individual, is ordinarily his or her social security number, and otherwise complies with applicable requirements of the backup withholding rules.

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

In general, backup withholding will not apply to dividends paid to a Non-U.S. Holder and to proceeds from the disposition of our common stock paid to a Non-U.S. Holder if the holder has provided the required certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know that the holder is a United States person.

Under United States Treasury Regulations, the payment of proceeds from the disposition of our common stock by a Non-U.S. Holder made to or through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, or a foreign partnership with significant United States ownership, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met (and the broker has no actual knowledge to the contrary). Information reporting and backup withholding generally will apply to proceeds of a disposition of our common stock effected at a United States office of any United States or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult with his own tax adviser regarding U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, holding and disposing of our common stock.

LEGAL MATTERS

The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by Choi, Kim & Park, LLP., our current independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements as of and for the year ended December 31, 2004 included in this prospectus have been audited by Stonefield Josephson, Inc., our former independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended.  In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission.  You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s web site.  The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus.  This prospectus is part of that registration statement and, as allowed by Securities and Exchange Commissions rules, does not contain all the information set forth in the registration statement and the exhibits to the registration statement.  The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549-0102 and is available to you on the Securities and Exchange Commission’s web site.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Liquidmetal Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Liquidmetal Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the years ended December 31, 2006 and 2005 as well as the effects of the adjustments for the correction of the error described in Note 2 as of and for the year ended December 31, 2004.  Our audits also included the financial statement schedule listed at index in Item 15(a) as of and for the years ended December 31, 2006 and 2005.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Liquidmetal Technologies, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and cash flows for the years ended December 31, 2006 and 2005, as well as the effects of the adjustments for the correction of the error described in Note 2 as of and for the year ended December 31, 2004,  in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Choi, Kim & Park LLP

Los Angeles, California
Certified Public Accountants

February 15, 2007, except for Note 2, as to which the date is July 17, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Liquidmetal Technologies, Inc.

We have audited, before the effects of the adjustments for the correction of the error described in Note 2, the consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows of Liquidmetal Technologies, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2004 (the 2004 financial statements before the effects of the adjustments discussed in Note 2 are not presented herein).  Our audit also included the financial statement schedule listed at index in Item 15(a), except for the correction of the error described in Note 2, as of and for the year ended December 31, 2004.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, except for the error described in Note 2, such consolidated financial statements present fairly, in all material respects, the financial position of Liquidmetal Technologies, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, except for the error described in Note 2, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the error described in Note 2, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied.  Those adjustments were audited by Choi, Kim & Park LLP.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

Irvine, California
Certified Public Accountants

March 3, 2005

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2006	2005
		(Restated)
ASSETS

Current assets:
Cash and cash equivalents	$144	$1,392
Trade accounts receivables, net of allowance for doubtful accounts of $82 and $61	3,934	2,360
Inventories	3,765	1,748
Prepaid expenses and other current assets	830	609
Total current assets	8,673	6,109

Property, plant and equipment, net	12,095	13,437
Idle equipment	194	193
Other intangibles, net	1,170	1,185
Investment in joint venture	3	—
Other assets	109	639
Total assets	$22,244	$21,563

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	9,802	6,530
Settlement payable	—	3,331
Deferred revenue	202	1,275
Short-term debt	2,669	550
Long-term debt, current portion, net of debt discounts of $3,636 and $0	14,480	1,343
Warrant liabilities	2,662	1,792
Conversion feature liabilities	1,838	1,798
Other liabilities, current portion	177	483
Total current liabilities	31,830	17,102

Long-term debt, net of current portion and debt discounts of $0 and $8,259	225	5,433
Other long-term liabilities, net of current portion	552	348
Total liabilities	32,607	22,883

Shareholders’ deficiency:
Common stock, $0.001 par value; 100,000,000 shares authorized and 44,311,768 and 42,187,621 issued and outstanding at December 31, 2006 and 2005, respectively	44	42
Additional paid-in capital	136,031	130,893
Accumulated deficit	(149,047)	(134,525)
Accumulated other comprehensive income	2,609	2,270
Total shareholders’ deficiency	(10,363)	(1,320)

Total liabilities and shareholders’ deficiency	$22,244	$21,563

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Years Ended December 31,
	2006	2005	2004
		(Restated)	(Restated)

Revenue	$27,669	$16,365	$17,429
Cost of sales	22,418	15,129	12,168

Gross profit	5,251	1,236	5,261

Operating expenses
Selling, general, and administrative	9,962	8,534	11,591
Research and development	950	1,120	1,467
Impairment of long lived assets	—	4,487	—
Total operating expenses	10,912	14,141	13,058

Loss before interest, other income, income taxes, and discontinued operations	(5,661)	(12,905)	(7,797)

Loss from extinguishments of debt	—	(1,247)	(2,941)
Change in value of warrants, gain	279	3,985	747
Change in value of conversion feature, (loss) gain	(226)	9,118	2,093
Other income	572	—	302
Interest expense	(9,509)	(6,021)	(6,577)
Interest income	23	17	37

Loss before income taxes and discontinued operations	(14,522)	(7,053)	(14,136)

Income Taxes	—	—	—

Loss from continuing operations	(14,522)	(7,053)	(14,136)

Discontinued operations:
Loss from operations of discontinued operations, net	—	—	(749)

Net loss	(14,522)	(7,053)	(14,885)

Other comprehensive loss:
Foreign exchange translation gain during the period	339	299	1,716
Comprehensive loss	$(14,183)	$(6,754)	$(13,169)

Per common share basic and diluted:
Loss per share - continuing operations	$(0.33)	$(0.17)	$(0.34)
Loss per share - discontinued operations	$—	$—	$(0.02)
Loss per share basic and diluted	$(0.33)	$(0.17)	$(0.36)

Number of weighted average shares - basic and diluted	43,809	41,833	41,610

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

(in thousands, except share data)

	Common Shares	Common Stock	Additional Paid-in Capital	Unamortized Stock- based Compensation	Accumulated Deficit	Accumulated Other Compre-hensive Income (loss)	Total
			(Restated)	(Restated)	(Restated)

Balance December 31, 2003	41,609,652	$42	$128,581	$(128)	$(112,587)	$255	$16,163

Stock-based compensation	—	—	261	15	—	—	276
Unamortized stock option-based compensation	—	—	(113)	113	—	—	—
Redemption of convertible notes payable	—	—	914	—	—	—	914
Warrants cancelled	—	—	7	—	—	—	7
Foreign exchange translation gain	—	—	—	—	—	1,716	1,716
Net loss	—	—	—	—	(14,885)	—	(14,885)

Balance, December 31, 2004 (As Restated)	41,609,652	$42	$129,650	$—	$(127,472)	$1,971	$4,191

Stock-based compensation	—	—	41	—	—	—	41
Conversion of notes payable	485,750	—	1,026	—	—	—	1,026
Redemption of convertible notes payable	—	—	1	—	—	—	1
Common stock issued as director’s fees	92,219	—	175	—	—	—	175
Foreign exchange translation gain	—	—	—	—	—	299	299
Net loss	—	—	—	—	(7,053)	—	(7,053)

Balance, December 31, 2005 (As Restated)	42,187,621	$42	$130,893	$—	$(134,525)	$2,270	$(1,320)
Conversion of notes payable	285,750	—	471	—	—	—	471
Common stock issued as director’s fees	109,437	—	102	—	—	—	102
Common stock issued to Innometal	1,700,000	2	3,448	—	—	—	3,450
Stock-based compensation	28,960	—	1,117	—	—	—	1,117
Foreign exchange translation gain	—	—	—	—	—	339	339
Net loss	—	—	—	—	(14,522)	—	(14,522)

Balance, December 31, 2006	44,311,768	$44	$136,031	$—	$(149,047)	$2,609	$(10,363)

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share data)

	Years Ended December 31,
	2006	2005	2004
		(Restated)	(Restated)
Operating activities:
Net loss	$(14,522)	$(7,053)	$(14,885)
Add loss from operations and loss on disposition of discontinued operations	—	—	749
	(14,522)	(7,053)	(14,136)

Adjustments to reconcile loss from operations to net cash used for operating activities:
Impairment of long lived assets	—	4,307	—
(Gain) loss on disposal of asset	—	(14)	4
Depreciation and amortization	3,574	3,401	3,444
Loss on extinguishment of debt	—	1,247	2,941
Amortization of debt discount	6,158	3,869	5,834
Stock-based compensation	1,075	41	276
Bad debt expense (recovery)	47	(6)	84
Warranty expense	46	101	288
Loss (gain) from change in value of warrants	(279)	(3,985)	(747)
Loss (gain) from change in value of conversion feature	225	(9,118)	(2,093)

Changes in operating assets and liabilities:
Trade accounts receivable	(1,621)	(686)	1,996
Inventories	(2,017)	(151)	(2,103)
Prepaid expenses and other current assets	(221)	350	(535)
Other assets	142	(378)	(869)
Accounts payable and accrued expenses	3,371	1,606	998
Deferred revenue	(1,073)	375	(535)
Other liabilities	(171)	(412)	(1,244)
Net cash used for continuing activities	(5,266)	(6,506)	(6,397)

Net cash provided by discontinued operations	—	—	73
Net cash used for operating activities	(5,266)	(6,506)	(6,324)

Investing Activities:
Purchases of property and equipment	(932)	(169)	(73)
Proceeds from the sale of property and equipment	104	69	38
Investment in patents and trademarks	(104)	(159)	(273)
Investment in joint venture	(3)	—	—
Net cash used for investing activities	(935)	(259)	(308)

Financing Activities:
Proceeds from borrowings	23,620	17,774	9,924
Repayment of borrowings	(18,117)	(11,333)	(5,184)
Repayment of other liabilities	69	(133)	(135)
Proceeds from restricted cash	—	754	(754)
Net cash provided by financing activities	5,572	7,062	3,851
Effect of foreign exchange translation	(619)	353	396
Net (decrease) increase in cash and cash equivalents	(1,248)	650	(2,385)

Cash and cash equivalents at beginning of period	1,392	742	3,127
Cash and cash equivalents at end of period	$144	$1,392	$742

Supplemental cash flow information
Interest paid	$1,970	$1,472	$640
Taxes paid	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

In 2006, $286 of the Company’s 6% senior convertible notes due July 2007 was converted into 285,750 shares of the Company’s common stock at a conversion price of $1.00 per share.

In 2006, the Company fulfilled its settlement payable to Innometal (formerly known as Growell Metal) of $3,450, net of foreign exchange translation loss, through stock issuance of 1,700,000 shares of the company’s common stock.

In 2005, the Company’s 6% senior convertible notes due July 2007 was converted into 485,750 of the Company’s common stock at a conversion price of $1.00 per share.

In 2004, the Company sold its 51% ownership interest in Dongyang to the 49% minority shareholder, which resulted in a loss of $46 from disposal of discontinued operations.

In 2004, the Company sold assets and liability of its Taesung equipment manufacturing division in Korea to a third party which resulted in a loss of approximately $184.

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2006, 2005, and 2004

(in thousands, except share data)

1. Description of Business

Liquidmetal Technologies, Inc. (“Liquidmetal Technologies”) and its subsidiaries (collectively “the Company”) are in the business of developing, manufacturing, and marketing products made from amorphous alloys. Liquidmetal Technologies markets and sells Liquidmetal® alloy industrial coatings and also manufactures, markets and sells products and components from bulk Liquidmetal alloys that can be incorporated into the finished goods of its customers across a variety of industries.  The Company also partners with third-party licensees and distributors to develop and commercialize Liquidmetal alloy products.

The Company classifies operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys. Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal-burning power plants. Bulk Liquidmetal alloys include potential market opportunities to manufacture and sell products and components for electronic devices, medical devices, defense applications, and sporting goods.  In addition, the bulk Liquidmetal alloys segment includes tooling and prototype sampling, and the manufacture and sale of die casting and VIM equipment (see Note 4 for disclosure regarding the disposal of this segment). In addition, such alloys are used to generate research and development services revenue for developing uses related primarily to defense and medical applications as well as potential license fees, royalties, and other compensation from strategic partnering transactions.

On August 4, 2004, the Company established a post-processing plant in the city of Weihai in Shandong province of China under Weihai Liquidmetal Company Limited, which is 100%  owned by Liquidmetal Korea, to facilitate our bulk alloy manufacturing business.  Weihai Liquidmetal is consolidated into Liquidmetal Technologies with all intercompany transactions eliminated.

2. Restatement

As a part of the accompanying consolidated financial statements and the notes thereto, the Company has restated certain previously issued financial statements due to an error related to the Company’s accounting for embedded convertible feature of senior convertible notes issued in March 2004, which was exchanged in August 2004, in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (SFAS 133).

The Company previously had incorrectly accounted for the conversion feature of senior convertible notes during 2004 and 2005 in additional paid in capital for the beneficial conversion feature of the notes under Emerging Issues Task Force (EITF) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”,  and EITF 00-27  “Application of Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments.”  The Company had failed to identify and account for the conversion feature as an embedded derivative in accordance with SFAS 133.

The correction of the error to properly state the fair value of the embedded conversion feature of senior convertible notes in accordance with SFAS 133 resulted in recognition of $7,595 as a conversion feature liability as of the issuance of the senior convertible note in March 2004 as the convertible notes are considered non-conventional convertible debt instrument.  The correction resulted in recognition of the change in fair value of the embedded conversion feature in the Company’s earnings as a gain of $2,093 and $5,269 for the years ended December 31, 2004 and 2005, respectively, as well as adjustments to amortization of debt discount as interest expense of $2,974 and $1,076 for the years ended December 31, 2004 and 2005, respectively, and an additional loss on extinguishment of debt of $1,278 for the year ended December 31, 2004. Additionally, the Company recognized $542 in additional paid in capital from redemption and conversion of convertible notes as of December 31, 2005 (see Note 13).  As part of the restatement, reclassifications to prior period consolidated financial statements have been made for consistent presentation of our warrant liabilities, settlement payable, and change in value of warrant liabilities.

The effects of the restatements are as follows:

	December 31,
	2005	2005
	Previously	Restated
	Reported
ASSETS

Current Assets:

Cash and cash equivalents	$1,392	$1,392
Restricted cash	—	—
Trade accounts receivables, net of allowance for doubtful accounts	2,360	2,360
Inventories	1,748	1,748
Prepaid expenses and other current assets	609	609
Total current assets	6,109	6,109

Property, plant and equipment, net	13,437	13,437
Idle equipment	193	193
Long-term inventory	—	—
Other intangibles, net	1,185	1,185
Other assets	639	639
Total assets	$21,563	$21,563

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,530	$6,530
Settlement payable	3,331	3,331
Deferred revenue	1,275	1,275
Short-term debt	550	550
Long-term debt, current portion, net of debt discount	1,343	1,343
Other liabilities, current portion	483	483
Warrant liabilities	1,792	1,792
Conversion feature liabilities	959	1,798
Total current liabilities	16,263	17,102

Long-term debt, net of current portion and debt discount	6,338	5,433
Other long-term liabilities, net of current portion	348	348
Total liabilities	22,949	22,883

Shareholders’ equity (deficiency):
Common stock, $0.001 par value; 100,000,000 shares authorized and 42,187,62 issued and outstanding at December 31, 2005	42	42
Additional paid-in capital	132,861	130,893
Accumulated deficit	(136,559)	(134,525)
Accumulated other comprehensive income	2,270	2,270
Total shareholder’ equity (deficiency)	(1,386)	(1,320)

Total liabilities and shareholders’ equity (deficiency)	$21,563	$21,563

	Years Ended December 31,
	2005	2005	2004	2004
	Previously	Restated	Previously	Restated
	Reported		Reported

Revenue	$16,365	$16,365	$17,429	$17,429
Cost of sales	15,129	15,129	12,168	12,168
Gross (loss) profit	1,236	1,236	5,261	5,261

Operating expenses
Selling, general, and administrative	8,534	8,534	11,591	11,591
Research and development	1,120	1,120	1,467	1,467
Impairment of goodwill	—	—	—	—
Impairment of long lived assets	4,487	4,487	—	—
Total operating expenses	14,141	14,141	13,058	13,058

Loss before interest, other income, income taxes, minority interest, and discontinued operations	(12,905)	(12,905)	(7,797)	(7,797)
Loss from extinguishments of debt	(1,247)	(1,247)	(1,663)	(2,941)
Change in value of warrants, (loss) gain	3,985	3,985	747	747
Change in value of conversion feature, (loss) gain	3,849	9,118	—	2,093
Other income	—	—	302	302
Interest expense	(4,945)	(6,021)	(3,603)	(6,577)
Interest income	17	17	37	37
Gain on sale of marketable securities held-for-sale	—	—	—	—
Loss before income taxes, minority interest and discontinued operations	(11,246)	(7,053)	(11,977)	(14,136)

Income taxes	—	—	—	—

Loss before minority interest and discontinued operations	(11,246)	(7,053)	(11,977)	(14,136)

Minority interest in loss of consolidated subsidiary	—	—	—	—

Loss from continuing operations	(11,246)	(7,053)	(11,977)	(14,136)

Discontinued operations:
Income (loss) from operations of discontinued operations, net	—	—	(749)	(749)
Gain (loss) from disposal of discontinued operations, net	—	—	—	—
Net Loss	(11,246)	(7,053)	(12,726)	(14,885)
Other comprehensive gain (loss):
Foreign exchange translation gain during the period	299	299	1,716	1,716
Net unrealized gain (loss) on marketable securities available-for-sale	—	—	—	—
Comprehensive loss	$(10,947)	$(6,754)	$(11,010)	$(13,169)

Per common share basic and diluted:
Loss per share - continuing operations	(0.27)	(0.17)	(0.29)	(0.34)
Loss per share - discontinuing operations	—	—	(0.02)	(0.02)
Loss per share basic and diluted	(0.27)	(0.17)	(0.31)	(0.36)

Number of weighted average shares - basic and diluted	41,833	41,833	41,610	41,610

3. Liquidity

The Company has experienced losses from continuing operations during the last three fiscal years and has an accumulated deficit of $149,047 as of December 31, 2006.  Net cash used for continuing operations for the year ended December 31, 2006 was $5,266.  At December 31, 2006, working deficit was $23,157.  As of December 31, 2006, the Company’s principal source of liquidity is $144 of cash and $3,934 of trade accounts receivable.  Such conditions raise substantial doubt that the Company will be able to continue as a going concern.  These operating results occurred while the Company was developing and continues to develop, commercialize, and manufacture products from an entirely new and unique technology.  These factors have placed a significant strain on the financial resources of the Company.  The ability of the Company to overcome these challenges depends on its ability to correct its production inefficiencies, continue to reduce its operating costs, generate higher revenue, and achieve positive cash flow from continuing operations and profitability and continued sources of debt and equity financing.  The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

The Company completed a $1,000 10% subordinated promissory note on March 17, 2006.  Also, on May 17, 2006, September 21, 2006, and December 1, 2006, the Company completed a private placement of 8% unsecured subordinated notes in the aggregate principal amount of $4,584 (see Note 13). Adequate funds may not be available when needed or may not be available on favorable terms.

On January 3, 2007, we completed a private placement 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). As a result of an April 2007 amendment to this transaction, the Company ultimately issued $16,300 in principal amount of January 2010 Notes.  Under the amended transaction, the January 2010 Notes were issued for aggregate cash in the amount of $12,850 and in payment of a total of $3,450 in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes due August 2007 and our  8% Unsecured Subordinated Notes (see Note 23).

We anticipate that the $12,850 aggregate cash raised in the private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time.  As a result of the foregoing, we are actively seeking additional sources of capital.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

4. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of Liquidmetal Technologies, Inc. and its wholly-owned subsidiaries, Liquidmetal Korea Co., Ltd. (“LMT Korea”), located in South Korea, Chusik Hoesa Dongyang Yudoro (“Dongyang”), now accounted for as a discontinued operations, and Liquidmetal Golf and its subsidiaries, which included the retail golf segment, now accounted for as a discontinued operations. The Company acquired its 51% interest in Dongyang in 2002.  The aggregate purchase price was $333 in cash.  As of March 2004, the Company divested of its 51% ownership in Dongyang to the minority shareholder.  In June 2004, the Company sold assets and liability of its Taesung equipment manufacturing division in Korea to a third party. Accordingly, the results of Dongyang and Taesung’s operations have been reclassified in the consolidated financial statements as discontinued operations (see Note 16).  Previously, the results of Donyang and Taesung’s operations have been included in the consolidated financial statements from the acquisition date.  All intercompany balances and transactions have been eliminated. A minority interest in Liquidmetal Golf is included in the consolidated financial statements as a component of the loss from operations of the discontinued retail golf segment (see Note 16).   Effective in 2003, management closed the Japan operations and the Seoul office, which did not result in a significant impact on the financial position or results of operations for any of the periods presented.   Also, effective in December 2003, management closed the Tampa office (see Note 11).  In August 2004, the Company established a post-processing plant in the city of Weihai in Shandong province of China under Weihai Liquidmetal Company Limited, which is 100% owned by Liquidmetal Korea, to facilitate our bulk alloy manufacturing business.

Revenue Recognition. Revenue is recognized pursuant to applicable accounting standards including Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101 (SAB 101), “Revenue Recognition in Financial Statements”, and SAB 104, Revenue Recognition. SAB 101 as amended and SAB 104 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry.  The Company’s revenue recognition policy complies with the requirements of SAB 101 and SAB 104. Revenue is recognized at the time the Company ships its products, as this is when title passes to the customer and all other incidences of a sale have occurred. Revenue is deferred and included in liabilities when the Company receives cash in advance for services not yet performed or goods not yet delivered.

The Company applies the percentage of completion method to recognize revenue earned from government contracts that have cost-plus-fixed-fee arrangements.  These arrangements provide the Company with full reimbursement on the actual cost incurred, plus a fixed fee that the Company is entitled to.  These arrangements are covered by the American Institute of Certified Public Accountants Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1) and Accounting Research Bulletin No. 45, Long-term Construction-Type Contracts (ARB 45). In addition, cost-reimbursable contracts are also specifically covered by Accounting Research Bulletin No. 43, Chapter 11, Section A, Government Contracts, Cost-Plus-Fixed Fee Contracts (ARB 43). Substantially all of our cost-reimbursable and time and material contracts are with the U.S. Government, primarily with the Department of Defense.  Revenues recognized under cost-plus-fixed fee are consistent with percentage of completion method and are consistent with ARB 43.

Sales on cost-reimbursable plus fixed fee type contracts are recognized as allowable costs are incurred on the contract and become billable to the customer, at an amount equal to the allowable costs plus the estimated profit on those costs.  The estimated profit on a cost-reimbursable contract is generally fixed or variable based on the contract fee arrangement.

Cash and Cash Equivalents. The Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents. The Company limits the amount of credit exposure to each individual financial institution and places its temporary cash into investments of high credit quality. There are no significant concentrations of credit risk to the Company associated with cash and cash equivalents.

Restricted Cash. The Company considers all cash and cash equivalents held under restrictive accounts as restricted cash.

Marketable Securities. The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, and classifies all of its investment securities as available -for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in Shareholders’ Equity (Deficiency) under the caption “Accumulated Other Comprehensive Income.”

Trade Accounts Receivables. The Company grants credit to its customers generally in the form of short-term trade accounts receivable. The creditworthiness of customers is evaluated prior to the sale of inventory.  As of December 31, 2006, four customers represented 52%, or $2,057, of the total outstanding trade accounts receivable.  One customer represented 12%, or $288, of the total outstanding trade accounts receivable as of December 31, 2005.

The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the trade accounts receivable.  Management primarily determines the allowance based on the aging of accounts receivable balances, historical write-off experience, customer concentrations, customer creditworthiness and current industry and economic trends.  The Company’s provisions for uncollectible receivables are included in selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss.

Inventories. Inventories are accounted for using the moving average basis and reported at the lower of cost or market. Inventories consist of raw materials, work in process, and finished goods. The Company records write-offs for inventory obsolescence when it is deemed that there is impairment of the value of the inventories on hand.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in operating income. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from two to twenty years.

Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is provided on the straight-line method over the estimated useful lives of the assets, which is five years.

Intangible Assets. Intangible assets consist of the costs incurred to purchase patent rights and costs incurred to internally develop patents and trademarks. Intangible assets are reported net of accumulated amortization. Patents and trademarks are amortized using the straight-line method over a period based on their contractual lives ranging from ten to seventeen years.

Goodwill.  Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (See “New Accounting Pronouncements”). According to this statement, goodwill and other intangible assets are no longer subject to amortization, but instead must be reviewed annually for impairment by applying a fair value-based test.

Impairment of Long-lived Assets. The Company reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. An impairment loss is recognized when the estimated fair value of the assets is less than the carrying value of the assets.  The Company recognized $0, $4,487, and $0 during the year ended December 31, 2006, 2005, and 2004, respectively, for impairment of long-lived assets (see Notes 6 and 8).

Fair Value of Financial Instruments. The estimated fair value of amounts reported in the consolidated financial statements have been determined using available market information and valuation methodologies, as applicable. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and all other current assets and liabilities approximate their fair value because of their short term maturities at December 31, 2006 and 2005, unless otherwise stated. The fair value of non-current assets and liabilities approximate their carrying value unless otherwise stated.  The fair value of the Company’s long-term debt is based on interest rates that would be available to the Company for the issuance of debt with similar terms.

Research and Development Expenses. Research and development expenses represent salaries, related benefits expense, expenses incurred for the design and testing of new processing methods and other expenses related to the research and development of Liquidmetal alloys. Development costs incurred in research and development activities are expensed as incurred.

 Advertising and Promotion Expenses. Advertising and promotion expenses are expensed when incurred. Advertising and promotion expenses were $10, $2, and $239, for the years ended December 31, 2006, 2005, and 2004 respectively.

Debt Discount Amortization. Debt discounts for notes payable are amortized to interest expense, using a method that approximates the interest method over the term of the related debt instruments.

Stock-Based Compensation. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $1,075 for the year ended December 31, 2006, of non-cash charges for stock compensation related to amortization of the fair value of restricted stock and unvested stock options representing an increase from the stock compensation that would have been recorded under APB 25 and SFAS 123. Under this method, the Company will recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes. Accordingly, we have not restated prior period amounts. The following table illustrates the pro forma effect on net income for periods prior to the adoption of SFAS 123R as if we had applied the fair value recognition provisions of SFAS 123 during such periods:

	For the years ended December 31,
	2005	2004
	(Restated)	(Restated)

Net loss as reported	$(7,053)	$(14,136)

Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	41	276

Deduct: total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(2,861)	(4,201)

Proforma net loss:	$(9,873)	$(18,061)
Basic and diluted loss per share:
As reported	$(0.17)	$(0.34)
Proforma	$(0.24)	$(0.43)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 2006, 2005, and 2004: expected volatility of approximately 100% for all periods; dividend yield of 0.0% for all periods; expected option life of approximately 5 years; and a risk-free interest rate ranging from 2.9% to 4.8%.

Income Taxes. Income taxes are provided under the asset and liability method as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect of a tax rate change on deferred taxes is recognized in operations in the period that the change in the rate is enacted. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

Translation of Foreign Currency. The Company applies FASB No. 52, Foreign Currency Translation, for translating foreign currency into US dollars in our consolidation of the financial statements.  Upon consolidation of the Company’s foreign subsidiaries into the Company’s consolidated financial statements, any balances with the subsidiaries denominated in the foreign currency are translated at the exchange rate at year end. The financial statements of LMT Korea have been translated based upon Korean Won as the functional currency.  LMT Korea’s assets and liabilities were translated using the exchange rate at period end and income and expense items were translated at the average exchange rate for the periods reported. The resulting translation adjustment was included in other comprehensive income (loss).

Earnings Per Share. Basic earnings per share (“EPS”) is computed by dividing earnings (losses) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates. These management estimates are primarily related to impairment of long-lived assets, inventory valuation, product warranty, and the allowance for bad debt account balances.

New Accounting Pronouncements.

In February 2006, the FASB issued SFAS No. 155, (“SFAS No. 155”), “Accounting for Certain Hybrid Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect the adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB statement No. 109,” which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return.  In addition, FIN 48 provides guidance on the derecognizing, classification, accounting in interim periods and disclosure requirements for uncertain tax positions.  The Company is currently evaluating the impact, if any, that FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The effective date of SFAS No. 157 will be the first quarter of 2008.  While the Company is currently evaluating the provisions of SFAS 157, the adoption is not expected to have a material impact on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, “Guidance re: the Use of a Cumulative Effect Adjustment to Correct Immaterial Misstatements” (“SAB 108”). Registrants are required to apply the provisions of SAB 108 no later than the annual financial statements for their first fiscal year ending after November 15, 2006. The application of SAB 108 is not expected to have a material impact on the Company’s financial statements.

5. Trade accounts receivable

Trade accounts receivables from continuing operations were comprised of the following:

	December 31,
	2006	2005
Trade accounts receivable	$4,016	$2,421
Less: Allowance for doubtful accounts	(82)	(61)
Trade accounts receivable, net	$3,934	$2,360

6. Inventories

Inventories were comprised of the following:

	December 31,
	2006	2005

Raw materials	$966	$565
Work in process	1,729	763
Finished goods	1,070	420
Total inventories	$3,765	$1,748

The Company maintained certain of its raw material inventories in amounts in excess of our operating cycle of one year due to the nature of our manufacturing process, production lead time, and the recyclability of our raw material. These inventories were classified as long-term inventory as of December 31, 2004.  During 2005, the Company determined that its current and projected raw material requirements were not sufficient enough to warrant the use of such raw materials in the foreseeable future. Accordingly, the Company reduced the carrying value of raw materials held by its subsidiary, Liquidmetal Korea, by the amounts considered to be excessive during the year ended 2005.  The write-down during the year ended December 31, 2005 amounted to $2,746 and is included in “Impairment of long lived assets” in the accompanying Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2005. The total amount of long term inventory was $0 as of both December 31, 2006 and 2005.

The Company analyzes inventory held for any excess or obsolescence issues.  Any amounts considered excess or obsolete are written off.  Further, as significant amount of sales of Liquidmetal bulk alloy parts are used primarily in consumer electronics components, our inventory is subject to fluctuations in demand for those consumer electronics goods. Accordingly, the Company reduces the carrying value of raw materials held by its subsidiary, Liquidmetal Korea, by the amounts considered to be excess or obsolete.  As of December 31, 2005, the write-downs included in “Cost of Sales” in the accompanying Consolidated Statement of Operations and Comprehensive Loss amounted to $1,644.   There were no such write downs as of December 31, 2006.

7. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2006	2005

Machinery and equipment	$12,699	$11,365
Computer equipment	1,354	1,354
Office equipment, furnishings, and improvements	1,553	1,824
Buildings	13,959	11,892
Construction in progress	—	6
Total	29,565	26,441
Accumulated depreciation	(17,470)	(13,004)
Total property, plant and equipment, net	$12,095	$13,437

Depreciation expense is classified as follows:

	Years ended December 31,
	2006	2005	2004

Cost of Sales	$3,229	$2,744	$2,623
Selling, general and administrative	225	542	700
Research and development	—	—	8
Total depreciation expense	$3,454	$3,286	$3,331

8. Idle Equipment

Idle equipment consists of certain equipment held by the Company for use in expansion of bulk alloy parts manufacturing.  Due to excess manufacturing capacity, the Company classified the equipment as idle equipment at December 31, 2004.  While the equipment may be used internally to meet future capacity requirements, considering our current revenue and foreseeable production requirements, the Company does not anticipate utilizing this equipment internally in the near future. For these reasons, during the second quarter of 2005, the Company determined to write down the carrying value of the idle equipment held by its subsidiary, Liquidmetal Korea, to its net realizable value. The write-down during the quarter ended June 30, 2005 amounted to $1,741 and is included in operating expenses as “Impairment of long lived assets” in the accompanying Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2005.  In 2006, the company disposed of $12 of its idle equipment for proceeds of $104.  The resulting gain of $92 is included in other income.  Total amount of idle equipment remaining was $194, and $193 as of December 31, 2006 and 2005, respectively.

9. Other Intangible Assets

Intangible assets consist of the following:

	December 31,
	2006	2005

Purchased and licensed patent rights	$566	$559
Internally developed patents	1,309	1,212
Trademarks	85	85
Total	1,960	1,856
Accumulated amortization	(790)	(671)
Total intangible assets, net	$1,170	$1,185

Amortization expense was $119, $117, and $113, for the years ended December 31, 2006, 2005, and 2004, respectively.   The estimated aggregate amortization expense for each of the five succeeding years is as follows:

December 31,	Aggregate Amortization Expense
2007	$118
2008	117
2009	114
2010	112
2011	109

Accumulated Amortization for the years ended December 31, 2006 and 2005 is as follows:

	December 31,
	2006	2005

Purchased and licensed patent rights	$(251)	$(211)
Internally developed patents	(502)	(430)
Trademarks	(37)	(30)
Total	$(790)	$(671)

The weighted average amortization periods for each of the years ended December 31, 2005, 2004, and 2003 is as follows:

	December 31,
	2006	2005	2004

Purchased and licensed patent right	17.0	17.0	17.0
Internally developed patents	17.0	17.0	17.0
Trademarks	10.0	10.0	10.0

Purchased patent rights represent the exclusive right to commercialize the bulk amorphous alloy and other amorphous alloy technology acquired from California Institute of Technology (“Caltech”), a shareholder, through a license agreement with Caltech (“License Agreement”). Under the License Agreement, the Company has the exclusive right to make, use, and sell products from all of Caltech’s inventions, proprietary information, know-how, and other technology relating to amorphous alloys in existence as of September 1, 2001. The Company also has an exclusive worldwide license to eleven issued patents and two patent applications held by Caltech relating to amorphous alloy technology, as well as all related foreign counterpart patents and patent applications. Of the patents currently issued to Caltech and licensed by the Company, the earliest expiration date is 2013 and the latest expiration date is 2021. Furthermore, the license agreement gives the Company the exclusive right to make, use, and sell products from substantially all amorphous alloy technology that is developed in Professor William Johnson’s Caltech laboratory during the period September 1, 2001 through August 31, 2005. All fees and other amounts payable by the Company for these rights and licenses have been paid or accrued in full, and no further royalties, license fees or other amounts will be payable in the future under the License Agreements.

In addition to the patents and patent applications under the License Agreement with Caltech, the Company has internally developed patents. Internally developed patents include legal and registration costs incurred to obtain the respective patents. The Company currently holds various patents and numerous pending patent applications in the United States, as well as numerous foreign counterparts to these patents outside of the United States.

10. Settlement Payable

The settlement payable balance consists of payables to Growell Metal Co., Ltd., a South Korean metals processing company (“Growell”), as a result of a settlement agreement executed in January 2004.  Under the terms of the January 2004 settlement of the dispute over certain sales transactions from 2003 and 2002 between Liquidmetal Korea and Growell, Liquidmetal Korea agreed to pay Growell $4,895 to purchase Growell’s investment in alloy inventories, proprietary alloying equipment purchased from Liquidmetal Korea, and supporting equipment purchased from other suppliers.  Also as part of the settlement, Growell satisfied in full a balance of $2,058 owed to Liquidmetal Korea for the die casting machines Growell purchased from Liquidmetal Korea in the first quarter of 2003 as part of a license agreement to manufacture Liquidmetal alloy parts for the South Korean automotive industry.  The remaining settlement payable of $2,837 and trade payables of $14 were to be paid to Growell (in cash or stock at the Company’s discretion) by December 31, 2004.  As of December 31, 2005, the settlement payable was not paid to Growell due to Growell’s breach of warranty on equipment repurchased by Liquidmetal Korea.  The outstanding balance of payables to Growell from the settlement was $3,331 and $3,246 as of December 31, 2005 and 2004, respectively, net of foreign exchange translation loss.

The Company recorded a loss on the settlement at December 31, 2003 of $2,765 which is included in “Cost of Sales” in the December 31, 2003 Consolidated Statements of Operations and Comprehensive Loss.  The loss on settlement reflects the write-down of the assets received in the settlement to their fair market value.  The sale of the die casting machines to Growell was reflected in the first quarter of 2004.  Under the settlement agreement between the parties, the Company and Growell granted to the other party (and the other party’s affiliates) a release of all known and unknown claims of any nature arising between the parties through the date of settlement, as well as a release against future claims under agreements between the parties that were terminated as a part of the settlement.  The settlement agreement provided that all agreements of any nature between the parties and their respective affiliates were terminated as of the date of settlement, with the exception of certain confidentiality agreements, a Liquidmetal coatings distribution agreement, and future rights under the die casting agreement pursuant to which Growell purchased the die casting machines and obtained a license to make auto parts from Liquidmetal alloys.  The settlement agreement also includes, as an accommodation to Growell, if the Company becomes aware of any prospective customer that desires to purchase a proprietary Company casting machine at a time when Growell desires to sell any of its Liquidmetal die casting machines, then the Company will not sell such die casting machine to the prospective customer unless the Company first directs the prospective customer to Growell and encourages the prospective customer to purchase the machine from Growell.

In January 2005, Growell was acquired by a third party, Innometal Co., Ltd., and on March 21, 2006, the Company entered into an Amendment to Settlement Agreement (the “Settlement Amendment”) with Innometal Co., Ltd. (“Innometal”).  Under the Settlement Amendment, Innometal and the Company have agreed that the Company’s obligation of $3,331 under the Settlement Agreement will be fully satisfied through the issuance to Innometal of 1,700,000 shares of our common stock.  The Company issued 1,700,000 shares to Innometal on March 22, 2006. The shares were issued to Innometal in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Specifically, the shares were issued by virtue of Section 4(2) of the Securities Act in that the issuance did not involve a public offering, Innometal has adequate access to information about the Company, and appropriate restrictive legends were affixed to all certificates representing the shares issued to Innometal. The shares received by Innometal under the Settlement Amendment are “restricted securities” within the meaning of Rule 144 under the Securities Act, and Innometal has not been granted any registration rights by the Company with respect to such shares.

As an inducement for Innometal to enter into the Settlement Amendment, James Kang, a former director and officer of the Company, had entered into a buy-sell agreement with Innometal whereby Mr. Kang agreed to personally purchase from Innometal, and Innometal had agreed to sell to Mr. Kang, the 1,700,000 shares issued to Innometal under the Settlement Amendment.  Mr. Kang received no consideration from the Company in connection with his entering into this buy-sell agreement and no registration rights with respect to the shares under the buy-sell agreement.  While the terms of the buy-sell agreement may be independently re-negotiated between Mr. Kang and Innometal, all releases to the Company that are applicable under the Settlement Amendment has and will remain in full force and effect.

11. Other Liabilities

The other liabilities balance consists of accrued severance and operating lease costs associated with the Company’s cost reduction measures for the Tampa, Florida executive offices, a capital lease obligation for office furniture and furnishings and capital lease obligations for a SEM Microscope and a JSM Electron Microscope used in the laboratory in Lake Forest, California.

	December 31,
	2006	2005

Accrued severance	$558	$550
Accrued operating lease costs	165	215
Accrued capital lease costs	6	69
Total	729	834

Imputed interest	—	(3)
Total	729	831
Less current portion	(177)	(483)
Other long term liabilities, less current portion	$552	$348

During 2003, the Company initiated activities to substantially reduce the number of employees and consolidate manufacturing and administrative facilities to improve operational effectiveness and efficiency and reduce expenses.  During the year ended December 31, 2003, there were a total of 225 employees terminated.  The total amount of severance granted to the terminated employees is $2,718.  The categories of employees that were eliminated include the following:  Product management positions at various levels, including Vice President; entry level technicians; accounting and finance positions from entry level through executive; marketing mid to senior level positions; engineering mid to senior levels positions; information technology support; administrative, legal and executive support; senior internal legal counsel; human resources and senior executives.  Also, there were other relocation expenses associated with relocating the Tampa, Florida office to Lake Forest, California totaling $759, which included the accrual of all remaining facility and telecommunication lease payments for the Tampa, Florida office.  Total liability accrued from the relocation and terminations in 2003, including the severance and lease accruals, were $165 and $276 as of December 31, 2006 and 2005, respectively.  The Company has substantially concluded all cost reduction and restructuring activities as of March 31, 2004.

All leases with an initial term greater than one year are accounted for under SFAS No. 13 Accounting for Leases. These leases are classified as either capital leases or operating leases, as appropriate.  Assets under capital leases are capitalized using interest rates appropriate at the inception of each lease. At December 31, 2006, the cost recorded for the office furniture and furnishings, the SEM Microscope and the JSM 6360 Electron Microscope under the capital lease was $107, $47 and $289, respectively, and the accumulated amortization was $100, $32 and $205, respectively.  At December 31, 2005, the cost recorded for the office furniture and furnishings, the SEM Microscope and the JSM 6360 Electron Microscope under the capital lease was $107, $47 and $289, respectively and the accumulated amortization $79, $27 and $147, respectively.  Future minimum lease payments for the above assets under capital leases is $6 for 2007.

12. Product Warranty

Management estimates product warranties as a percentage of certain bulk alloy product sales earned during the period. As of December 31, 2006 and 2005, the Company used 5%of bulk alloy product sales as an estimate of warranties to be claimed.  During the years ended December 31, 2005 and 2006, the Company’s product warranty accrual balance had the following activity:

Balance, December 31, 2004	$519
Expense accrual	101
Warranty charges	14
Balance, December 31, 2005	$634
Expense accrual	46
Warranty charges	58
Balance, December 31, 2006	$738

The product warranty accrual balance was included in accounts payable and accrued expenses at December 31, 2006 and December 31, 2005.

13. Notes Payable

Senior Convertible Note

On March 3, 2004, the Company issued $9.9 million of 6% senior convertible notes due 2007 (the “March Notes”) to investor groups in a transaction led by Michigan Venture Capital Co., Ltd, a South Korea-based institutional investment firm, and IndiGo Ventures LLC, a New York-based investment firm (the “Placement Agents”) that served as a financial advisor to the Company for the transaction.  The notes were collateralized by the patents held by the Company and second priority mortgage interest in plant facilities and certain equipment in South Korea.  The notes were convertible at any time into common stock at a price of $3.00 per share.  Investors in the private placement and the Placement Agents received warrants to purchase an aggregate amount of up to approximately 1.2 million shares of common stock, exercisable at $3.00 per share for varying periods but no later than 100 days following the effectiveness of a registration statement covering the resale of shares issuable upon exercise of the warrants. The conversion and warrant exercise price are subject to price adjustments for anti-dilution purposes. In addition, the investors had the right to call for repayment of the notes prior to maturity at any time after the second anniversary of the closing of the transaction.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19,” the original fair value of the embedded conversion feature of $7,595 have been recorded as conversion feature liabilities as the debt is considered non-conventional convertible debt. The original fair value was computed using the Black-Scholes model under the following assumptions: (1) expected life of 3 years; (2) volatility of 82%; (3) risk free interest of 2.15% and dividend rate of 0%.  The fair value of the conversion feature on the date of issuance has been recorded as debt discount to be amortized over the life the debt.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair value of the 1.2 million warrants of $1,302 has been recorded as warrant liabilities as the shares issuable under the warrants have not been registered.  The original fair value was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 3 years; (2) volatility of 82%, (3) risk free interest of 0.95% and dividend rate of 0%.

In March 2004, the original fair value of the embedded conversion feature of $7,595 and the original fair value of the 0.6 million warrants issued to investors of $584, and the original fair value of 0.6 million warrants issued to Placement Agents of $718 were recorded as discounts of the convertible note.  In addition, $581 direct costs incurred relating to issuance of the convertible note were recorded as debt issuance cost in other assets.

During 2004, the Company redeemed $4,465 of the outstanding note balance in cash.  The redemption resulted in a write down of debt issuance costs and debt discount of $3,571 to interest expense and a reduction in conversion feature liabilities of $914 from cancellation of the embedded conversion feature of the redeemed notes to additional paid in capital during the year ended December 31, 2004.  Further, 500,000 of warrants originally issued to a financial advisor for the transaction expired during June 2004 and 163,748 of unexercised warrants originally issued to investors were cancelled as a result of the Company’s redemption of the note balances during the year ended December 31, 2004.  The 663,748 total expired and canceled warrants immediately prior to the expiration and cancellation resulted in a reduction of warrant liability of $7 and $279 to additional paid in capital and change in value of warrants, respectively, during the year ended December 31, 2004.

On August 19, 2004, the Company completed a private exchange offer for its March Notes with the remaining holders after the redemption.  Under terms of the exchange offer, approximately $5.5 million in aggregate principal amount of the March Notes have been exchanged for an aggregate of (i) $2.75 million of 6% Senior Secured Notes Due 2007 (the “July 2007 Notes”) and (ii) $2.75 million of 10% Senior Secured Notes Due 2005 (the “July 2005 Notes”), collectively referred to as “Exchange Notes”.  The Exchange Notes are collateralized by certain patents owned by the Company and second priority mortgage interest in plant facilities and certain equipment at our South Korea plant.  The July 2005 Notes had a maturity date of July 29, 2005, and a conversion price of $2.00 per share (compared to a conversion price of $3.00 per share under the March Notes).  The July 2005 Notes have been exchanged and redeemed subsequent to the close of the second quarter of 2005 (see 2005 Senior Convertible Notes below). The July 2007 Notes have a maturity date of July 29, 2007, and a conversion price of $1.00 per share.   The conversion prices of the July 2007 Notes and July 2005 Notes are subject to price adjustments for anti-dilution purposes.  Further, the exchange notes are convertible into Common Stock, at the option of the Company, if at any time after the issuance of the notes, the closing per share price of the Common Stock exceeds $4.00 (as adjusted for stock splits, reverse splits, stock dividends, and recapitalizations) for 30 consecutive trading days, and further provided that there has been effective registration during such period.  The convertible price of the Exchange Notes is subject to price adjustment for anti-dilution purposes.  As of December 31, 2006, the convertible price of the July 2007 Notes remained unchanged at $1.00 per share.  Holders of the July 2007 Notes also have the right to call for repayment of the July 2007 Notes prior to maturity at any time after the second anniversary of the closing of the exchange offer.  The July 2007 Notes have been amended subsequent to the close of the second quarter of 2005 to provide for an Amended Registration Rights Agreement, and Amended and Restated Security Agreement (see 2005 Senior Convertible Notes below).

A total of 563,151 warrants to purchase our common stock at an exercise price of $3.00 per share—all of which were previously issued in connection with the purchase of the March Notes—have been amended to provide for an extended expiration date of March 1, 2006.  There are no outstanding warrants at December 31, 2006.

The exchange offer was treated as an extinguishment of the March Notes in accordance with Emerging Issues Task Force No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”  The exchange resulted in a $2,941 loss from extinguishment of the March Notes, which consisted of write down of $352 of deferred issue costs in other assets, $670 of debt discount, and an increase of $1,919 in conversion feature liability as a result of the change in carrying value of exchanged notes.

In connection with the private exchange offer, the Company issued $250 of private placement notes to certain Placement Agents as issuance costs.  Of the $250 notes issued, $125 was paid in the form of long-term notes which is due in 2007 with interest rate of 6% per annum (July 2007 Notes) and $125 was paid in the form of short-term notes which is due in 2005 with interest rate of 10% per annum (July 2005 Notes).  The July 2005 and July 2007 Notes are convertible into Common Stock at $2.00 and $1.00, respectively, and have the same terms as the Exchange Notes issued to the investors.  Further, $143 of original fair value of the embedded conversion feature of $250 notes issued to Placement Agents was recorded as conversion feature liabilities during August 2004.

The Company was obligated, pursuant to a Registration Rights Agreement, as amended by the Exchange Notes, between the Company, the Placement Agents and the note holders to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the shares of Common Stock issuable upon conversion of the notes payable and the related warrants within 90 days following the effective closing date of the exchange notes (July 29, 2004), and to use best efforts to cause such registration statement to become effective within 60 days following the SEC’s first written comments on the registration statement.  Further, if the Company is not in compliance with the registration or listing requirements, the holders have rights to late registration payments equal to between 2 and 3 percent of the purchase price paid for the unconverted notes for the first 30 business days of late registration, and 1 and 3 percent for each 30 business days thereafter, but no more than 18 percent of the purchase price of the unconverted note balance.  Late registration fee of $1,028 has been recorded as interest expense during the year ended December 31, 2005.

Interest payments are due quarterly, and failure to make timely interest payments will result in increase in interest rate to 10% and 14% on the 6% and 10% senior convertible notes (“Default Rates”).  The Default Rates became effective on April 1, 2005 from non-payment of a scheduled interest payment.  As of December 31, 2006, the Company has complied with all scheduled interest payments.

On August 9, 2005, the July 2005 Notes, accrued interest and late registration fees were redeemed in cash and exchanged for 7% Convertible Secured Promissory Notes due August 2007  (see 2005 Senior Convertible Notes below).

During the year ended December 31, 2006 and 2005, $286 and $485 of the July 2007 Notes were converted into 285,750 and 485,750, respectively, of the Company’s common stock at a conversion price of $1.00 per share.  The conversion resulted in reduction of conversion feature liabilities of $186 and $541 to additional paid in capital for the year ended December 31, 2006 and 2005, respectively.

The Company’s gross outstanding loan balance of the July 2007 Notes totaled $2,083 and $2,369, as of December 31, 2006 and 2005, respectively.  As of December 31, 2006 and December 31, 2005, un-amortized discounts for conversion feature and warrants totaled $391 and $1,207, respectively, and other asset debt issuance costs totaled $14 and $43, respectively.  Interest expense for the amortization of debt issuance cost and discount on note was $750 and $1,765 for the year ended December 31, 2006 and 2005, respectively.  As of December 31, 2006 and 2005, the effective interest rate of the July 2007 Notes was 35% and 37%, respectively.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.  The change in the fair value of the conversion feature liability resulted in a loss of $564 and a gain of $5,269 for the year ended December 31, 2006 and 2005, respectively.  The fair value of conversion features outstanding at December 31, 2006 of $1,218 was computed using the Black-Scholes model under the following assumptions: (1) 0.57 years; (2) volatility of 55%, (3) risk free interest of 5.00% and dividend rate of 0%.  The fair value of conversion features of outstanding at December 31, 2005 of $840 was computed using the Black-Scholes model under the following assumptions: (1) 1.57 years; (2) volatility of 88%; (3) risk free interest of 4.41% and dividend rate of 0%.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original relative fair values of the warrants of $1,302 have been recorded as warrant liability.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in fair value of warrants resulted in a gain of $0 and $550 for the year ended December 31, 2006 and 2005, respectively.  The warrant has expired as of December 31, 2006.

The following is a repayment schedule of the July 2007 Notes based on maturity date of the notes:

July 2007 Notes
Repayment Schedule	Minimum
December 31,	Payments

2007	2,083
Total	$2,083

Convertible Notes

On June 13, 2005, the Company completed a private placement (the “June 2005 Private Placement”) of 10% Convertible Unsecured Notes Due June 13, 2006 in the aggregate principal amount of $3,250 (the “June 2006 Notes”), together with warrants to purchase up to an aggregate of 893,750 shares of the Company’s common stock (the “Warrants”).

The June 2006 Notes issued by the Company in the June 2005 Private Placement are unsecured and was due on the earlier of June 13, 2006 or the consummation of a follow-on equity or debt offering or restructuring transaction pursuant to which the Company receives gross proceeds of at least $4,000.  Prior to maturity, the June 2006 Notes are interest-only, with interest payments due quarterly, at the rate of 10% per year.  The June 2006 Notes can be prepaid by the Company at any time without penalty.  If, within 120 days following the issue date of the June 2006 Notes, the Company either fails to redeem the notes for the principal amount and accrued interest thereon or fails to close a “Qualified Financing,” then the June 2006 Notes will thereafter be convertible at a conversion price equal to seventy five percent (75%) of the closing price of the Company’s common stock on the first trading day immediately preceding the conversion date.  A “Qualified Financing “ is defined in the June 2006 Notes as any debt or equity financing of the Company resulting in aggregate gross proceeds to the Company of at least $5,000 and in which the holders of at least sixty percent (60%) of the aggregate principal amount of the Company’s July 2007 Notes either (i) agree that the equity or debt securities to be issued in such financing shall be pari passu in order of payment to the July 2007 Notes held by them or (ii) exchange their July 2007 Notes for new securities in the financing transaction.  On August 9, 2005, the Company successfully completed Qualified Financing, which resulted in exchange and redemption of the Convertible Notes (see 2005 Senior Convertible Notes below).  As a result, the June 2006 Notes never became convertible.

As a part of the June 2005 Private Placement, the Company issued warrants to the purchasers of the June 2006 Notes giving them the right to purchase up to an aggregate of 812,500 shares of the Company’s common stock.  In addition, warrants to purchase 81,250 shares of the Company’s common stock were issued to the placement agent in the transaction.  The warrants have an exercise price of $2.00 per share, provided that upon the consummation of the first ensuing public or private equity or debt offering or restructuring transaction in which the Company receives gross proceeds of at least $3,250 (including without limitation any restructuring of the Company’s July 2005 Notes), the exercise price will be automatically adjusted downward (but not upward) as of the closing date of such offering or restructuring transaction so that it is equal to the lowest effective common stock purchase price paid for any securities issued by the Company to the investors in such offering or restructuring transaction.  The warrants will expire on June 13, 2010 and are subject to exercise price adjustment for anti-dilution purposes.  The exercise price of the warrants remained unchanged at $2.00 per share as of December 31, 2006.

The fair value of the 893,750 warrants totaled $1,160 and was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 5 years; (2) volatility of 118%, (3) risk free interest of 3.87% and dividend rate of 0%.  In accordance with Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” the embedded beneficial conversion feature of the debt was not recorded as the debt is considered contingently convertible at the time of issuance, and as a result of the completion of the Qualified Financing the debt subsequent to the close of the second quarter, the debt was determined to be not convertible. In June 2005, the fair value of the 812,500 warrants issued to investors of $1,055 was recorded as discounts of the convertible note.  In addition $105 relating to the fair value of the 81,250 warrants issued to the Placement Agents and $278 direct costs incurred relating to issuance of the convertible note were recorded as debt issuance cost as a contra liability account in debt discount and other assets, respectively, and will be amortized using the effective interest rate method over the life of the loan.

On August 9, 2005, the June 2006 Notes were redeemed in cash and exchanged for 7% Convertible Secured Promissory Notes due August 2007 (see 2005 Senior Convertible Notes below).  The exchange offer was treated as an extinguishment of the June 2006 Notes in accordance with Emerging Issues Task Force No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”  The exchange resulted in a $1,247 loss from extinguishment of the June 2006 Notes as of December 31, 2005, which consists of write down of $240 of deferred issue costs in other assets, $92 of contra liability deferred issuance costs, and $915 of debt discount as a result of the change in carrying value of exchanged notes.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair values of the warrants of $1,160 have been recorded as warrant liability.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a loss of  $69 and a gain $743 for the year ended December 31, 2006 and 2005, respectively.  The fair value of warrants outstanding at December 31, 2006 of $487 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 3.45 years; (2) volatility of 55%, (3) risk free interest of 4.70% and dividend rate of 0%.   The fair value of warrants outstanding at December 31, 2005 of $418 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 4.45 years; (2) volatility of 88%; (3) risk free interest of 4.355% and dividend rate of 0%.

2005 Senior Convertible Notes

On August 9, 2005, the Company completed a private placement (the “August 2005 Private Placement”) of $9,878 in principal amount of new 7% Convertible Secured Promissory Notes due August 2007 (the “August 2007 Notes”).  The issuance consisted of $5,000 cash, exchange of $1,284 in principal amount of the July 2005 Notes, the exchange of $2,996 in principal amount of the June 2006 Notes, satisfaction of accrued interest and late registration fees in the amount of $589 on the July 2005 Notes, and satisfaction of accrued interest of $9 on the June 2006 Notes.  The August 2007 Notes were issued pursuant to a Securities Purchase Agreement dated effective as of August 2, 2005 among the Company, the purchasers of the August 2007 Notes, and the holders of July 2005 Notes and June 2006 Notes of the Company.

Interest payments are due quarterly, and failure to make timely interest payments will result in increase in interest rates to 14% per annum on the August 2007 Notes (“Default Rates”).  As of December 31, 2006, the Company has made timely interest payments.

The August 2007 Notes are convertible into shares of the Company’s common stock at $2.00 per share Pursuant to an Amended and Restated Security Agreement.  The convertible price of the August 2007 Notes is subject price adjustment for anti-dilution purposes.  As of December 31, 2006, the convertible price of the August 2007 Notes remained unchanged at $2.00 per share.

Further, pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19,” the original fair value of the embedded conversion feature of $4,808 have been recorded as conversion feature liability as the debt is considered nonconventional convertible debt. The original fair value was computed using the Black-Scholes model under the following assumptions: (1) expected life of 2 years; (2) volatility of 93%; (3) risk free interest of 4.06% and dividend rate of 0%.  In addition, the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.  The change in the fair value of the conversion feature liability resulted in a gain of $339 and $3,849 for the year ended December 31, 2006 and 2005, respectively.  The fair value of conversion feature outstanding at December 31, 2006 of $619 was computed using the Black-Scholes model under the following assumptions: (1) 0.59 year; (2) volatility of 55%, (3) risk free interest of 5.00% and dividend rate of 0%.  The fair value of conversion features outstanding at December 31, 2005 of $959 was computed using the Black-Scholes model under the following assumptions: (1) 1.59 years; (2) volatility of 88%, (3) risk free interest of 4.41%and dividend rate of 0%.

The August 2007 Notes are secured by substantially all assets of the Company and rank senior to all other obligations of the Company, other than the Company’s loan with Kookmin Bank of South Korea (or any refinancing of such loan), the July 2007 Notes, purchase money asset financing, trade creditors in the ordinary course of business, and any inventory or receivables-based credit facility that the Company may obtain in the future, provided that the amount of the credit facility does not exceed 50% of eligible inventory and 80% of eligible receivables. The August 2007 Notes will automatically convert into common stock if the Company’s common stock has an average closing price of more than $5.00 per share during 30 consecutive trading days.

The Company also issued warrants to the purchasers of the August 2007 Notes and placement agents giving them the right to purchase up to 2,469,470 and 414,495 shares of Company common stock, respectively, with an exercise price of  $2.00 per share, which is subject to price adjustment for anti-dilution purposes .  As of December 31, 2006, the exercise price of the warrants remained unchanged at $2.00 per share.  The warrants will expire on August 2, 2010.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair values of the warrants of $4,068 have been recorded as warrant liability as the Company has not yet filed the registration statement, which was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 5 years; (2) volatility of 93%; (3) risk free interest of 4.17% and dividend rate of 0%.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a loss of $237 and a gain of $2,693 for the year ended December 31, 2006 and 2005.  The fair value of the warrants outstanding at December 31, 2006 of $1,612 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 3.59 years; (2) volatility of 55%; (3) risk free interest of 4.70% and dividend rate of 0%.  The fair value of warrants outstanding at December 31, 2005 of $1,375 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 4.59 years; (2) volatility of 88%, (3) risk free interest of 4.35% and dividend rate of 0%.

In connection with the August 2005 Private Placement, the Company entered into an amended and restated registration rights agreement with the holders of the July 2007 Notes, the holders of the August 2007 Notes, and the holders of the above-described outstanding warrants.  This amended and restated registration rights agreement replaced all other registration rights agreements previously entered into by us in connection with the private sale by us of convertible notes and warrants.  Under the amended and restated registration rights agreement, the Company is required to file a resale registration statement for the shares underlying all of our outstanding convertible notes and warrants, as described above, by October 31, 2005, to enable the resale of such shares by the selling stockholders on a delayed or continuous basis under Rule 415 of the Securities Act.  The Company is then required to cause such registration statement to become effective within 60 days after we receive the first written comments on the registration statement from the SEC, or if the SEC notifies us that it will not review the registration statement, within five days after such notification.  The Company will be subject to certain monetary penalties, as set forth in the registration rights agreement, if the registration statement is not filed or does not become effective on a timely basis.  Specifically, if the Company does not file the registration statement on a timely basis, we will be obligated to pay a late filing fee to the selling stockholders in the amount of 3% of the warrant exercise price on each of the warrants held by them plus 3% of the principal amount of the outstanding notes held by them.  This fee will be payable for each period of 30 business days that the filing of the registration statement is made past the required filing date, and the payments will be due 10 business days following the end of each 30-day period.  If the registration statement has not been declared effective by the required effective date, the Company will be obligated to pay a monthly late registration fee to the selling stockholders in the amount of 2% of the aggregate warrant exercise prices and aggregate note principal amounts for the first 30 business days after the required effective date, and 1% for each 30-business day period thereafter until the registration statement is declared effective.  Notwithstanding the foregoing, the late filing fees and late registration fees will not exceed 18% of the aggregate warrant exercise prices and aggregate note principal amounts.

The Company filed its Registration Statement on December 9, 2005 and on August 7, 2006, the registration statement became effective.  As of December 31, 2006, the Company has accrued $1,609 and paid $731 of the late filing and registration fees and the remaining $878 is included in accounts payable and accrued liabilities.

As of December 31, 2006 and 2005, our gross outstanding loan balance of the August 2007 Notes totaled $9,878.  As of December 31, 2006 and 2005, un-amortized discounts for beneficial conversion feature and warrants totaled $2,441 and $5,663, respectively, and other asset debt issuance costs totaled $139 and $384, respectively, and contra liability debt issuance cost totaled $172 and $464, respectively.  Interest expense for the amortization of debt issuance cost and discount on note was $4,078 and $1,913 for the year ended December 31, 2006 and 2005, respectively.  As of December 31, 2006 and 2005, the effective interest rate for the August 2007 Notes was 54%.

The following is a repayment schedule of the August 2007 Notes based on maturity date of the notes:

August 2007 Notes
Repayment Schedule	Minimum
December 31,	Payments

2007	9,878
Total	$9,878

Subordinated Promissory Note

On March 17, 2006, the Company issued a $1,000 10% subordinated promissory note due October 16, 2006 (the “October 2006 Note”) to Atlantic Realty Group, Inc., a company controlled by Jack Chitayat, a former director of the Company.  On September 30, 2006, the October 2006 Note was amended to mature on November 15, 2006 and was subsequently amended again to mature on November 30, 2006.  The October 2006 Note is unsecured and subordinated to all prior indebtedness of the Company.  All accrued interest and unpaid principal under the note were due November 30, 2006.  The proceeds from the October 2006 Note is to be used solely for working capital purposes.  In connection with the October 2006 Note, the Company issued warrants to purchase an aggregate amount of up to 125,000 shares of common stock, exercisable at $2.00 per share.  The warrants will expire on March 17, 2009, and include price adjustment provisions for anti-dilution purposes.  As of December 31, 2006, the exercise price of the warrants remained unchanged at $2.00 per share. There are no registration rights of the shares issuable from the exercise of the warrants.  Further, cashless exercise of the warrants is permitted.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the original fair value of the warrants of $84 have been recorded as warrant liability as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 2.96 years; (2) volatility of 84%; (3) risk free interest of 4.64% and dividend rate of 0%.  In addition, the Company is required to report a value of the warrants as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $33 for the year ended December 31,206.  The fair value of warrants outstanding at December 31, 2006 of $50 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 2.21 years; (2) volatility of 55%, (3) risk free interest of 4.82% and dividend rate of 0%.

Our gross outstanding loan balance of the October 2006 Note totaled $1,000 as of December 31, 2006 and is included in short-term debt.  As of December 31, 2006, there are no un-amortized discounts for the warrants.  Interest expense for the amortization of discount on the note was $84 for the year ended December 31, 2006.  As of December 31, 2006, the Company accrued interest at the default rate of 15% as the notes have not been paid upon maturity.

Unsecured Subordinated Notes

On May 17, 2006, the Company completed a private placement of 8% unsecured subordinated notes (the “May 2006 Private Placement”) in the aggregate principal amount of $3,625 (the “August 2007 Subordinated Notes”), together with warrants to purchase up to an aggregate of 705,233 shares of the Company’s common stock.  On September 21, 2006, and December 1, 2006 the Company completed an additional private placement under the terms of the May 2006 Private Placement in the aggregate principal amount of $500 and $459, respectively, together with warrants to purchase up to an aggregate of 96,900 and 88,857 shares of the Company’s common stock, respectively.  The May 2006 Private Placement, was made solely to “accredited investors” including Ricardo A. Salas, the Company’s former President and Chief Executive Officer.  Mr. Salas holds $559 of the August 2007 Subordinated Notes.

The August 2007 Subordinated Notes are unsecured and will become due on the earlier of August 17, 2007 or the consummation of a follow-on equity or debt offering pursuant to which the Company receives gross proceeds of at least $6,000 to be used for working capital purposes and repayment of debt, but excluding financings for the purpose of purchasing capital assets (a “Follow-On Financing”).  Interest on the unpaid principal balance of each August 2007 Subordinated Note accrues at the rate of 8% per annum from May 17, 2006 until maturity date.  The August 2007 Subordinated Notes can be prepaid by the Company at any time without penalty.

The August 2007 Subordinated Notes is subordinate in right of payment and in all other respects to the July 2007 Notes, the August 2007 Notes, and any other notes that may be issued by the Company after May 17, 2006 in exchange for or in satisfaction of any July 2007 Notes or August 2007 Notes (collectively, the “Senior Notes”).  Notwithstanding the maturity date of the August 2007 Subordinated Notes, the Company will not make any payments of principal, interest or otherwise under the August 2007 Subordinated Notes until all amounts due and payable under the Senior Notes have been satisfied in full (whether through cash payments or conversion).

The August 2007 Subordinated Notes also gives the investors the opportunity to participate in a Follow-On Financing at a discounted rate.  If a holder of the August 2007 Notes elects to participate in a Follow-On Financing, the holder of the Note will be entitled to purchase the securities being offered in the Follow-On Financing at a discount of 7% of the gross per share purchase price (in the case of an offering of common stock or preferred stock) or 7% of the face amount of the security being sold (in the case of an offering of debt securities).

As part of the August 2007 Private Placement, the Company issued warrants to the purchasers of the Notes giving them right to purchase up to an aggregate of 892,247 shares of the Company’s common stock.  In addition, warrants to purchase 80,717 shares of the Company’s common stock were issued to the placement agent in the transaction.  The warrants have an exercise price of $2.58 per share, which is subject to price adjustment for anti-dilution purposes.  The exercise price of the warrants remained unchanged at $2.58 per share as of December 31, 2006.  The warrants will expire on May 17, 2011.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the original fair value of the warrants of $905 for the May 17, 2006 placement have been recorded as warrant liability, as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 5.00 years; (2) volatility of 80%; (3) risk free interest of 5.03% and dividend rate of 0%.  The original fair value of the warrants of $89 for the September 21, 2006 placement have been recorded as warrant liability, as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 4.65 years; (2) volatility of 76%; (3) risk free interest of 4.60% and dividend rate of 0%.  The original fair value of the warrants of $59 for the December 1, 2006 placement have been recorded as warrant liability, as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 4.46 years; (2) volatility of 67%; (3) risk free interest of 4.39% and dividend rate of 0%.

In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $551 for the year  ended December 31, 2006.  The fair value of the warrants outstanding at December 31, 2006 of $513 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 4.38 years; (2) volatility of 55%; (3) risk free interest of 4.70% and dividend rate of 0%.

Our gross outstanding loan balance of the August 2007 Subordinated Notes totaled $4,584 as of December 31, 2006.  As of December 31, 2006, un-amortized discounts for warrants totaled $631.  Interest expense for the amortization of discount on the note was $434 for year ended December 31, 2006.  As of December 31, 2006, the effective interest rate for the August 2007 Subordinated Notes was 33%.

Factoring Agreement

The Company entered into a Factoring, Loan, and Security Agreement (the “Agreement”) with a financing company on April 21, 2005, which allows for borrowings of up to $1,500.  The Agreement expires on April 21, 2006, and automatically renews annually thereafter. All borrowings are secured by outstanding receivables specifically assigned to the financing company.  Assigned receivables are considered “Approved” or “Non-Approved” by the financing company.  On January 27, 2006, the terms of the agreement were amended whereas advances are made on 85% of Approved receivables assigned and 50% of Non-Approved receivables assigned and on November 10, 2006, the agreement was again amended to allow for borrowing of up to $5,000 based on the receivable assigned.  Payments on assigned receivables are received directly by the financing company, and applied to outstanding advances.  All outstanding advances and uncollected assigned receivables are subject to fees and interest charges ranging from 0.55% to 1.5% plus prime rate as published by the Wall Street Journal, with a minimum annual fee of $30. All receivables assigned and advances made are subject to return and recall by the financing company, respectively.  As such, the advances have been classified as short-term secured borrowings in accordance with SFAS No. 140 “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities.”  For the year ended December 31, 2006, the Company borrowed $18,036 and repaid $16,917 under the Agreement.  For the year ended December 31, 2005, the Company borrowed $4,449 and repaid $3,899 under the Agreement.  The total outstanding advance made under the agreement is $1,669 and $550 as of December 31, 2006 and 2005, respectively, which is presented as short-term debt.   The weighted average rate of interest for borrowings made under the Agreement was 9.61% and 8.5% for the year ended December 31, 2006 and 2005, respectively.  As of December 31, 2006, the Company’s availability for future borrowing under the agreement is $3,331, which is contingent on approval of eligible receivables by the financing company.

Kookmin Note

On February 4, 2003, our Korean subsidiary received 6,500,000 in South Korean Won, or approximately $5,488, under a loan from Kookmin Bank of South Korea.  The loan bears interest at an annual rate of 7.1%.  In the event of delayed repayment, the interest increases to a maximum of 21%, depending on the length of time the repayment is delayed.  As of December 31, 2005, the interest rate was increased to 9.2% from delayed interest payments made.  This loan is collateralized by the plant facilities and certain equipment in South Korea.  During the first eighteen months from the origination date, interest was payable on a monthly basis.  In October 2003, the Company paid $873 of principal at the request of Kookmin Bank due to the sale of machines that had been part of the collateral on the loan.  Subsequent to October 31, 2003, Kookmin Bank requested that the Company pay an additional $866 of principal by February 2004 due to the Company’s current credit rating.  The Company made two payments on the requested additional loan pay down in November and December 2003 of $320 and $205, respectively.  The remaining payment of $341 was subsequently made in February 2004.  Beginning in September 2004, the Company is required to make equal monthly installments of principal and interest to repay the remaining balance through February 2008.  Principal payments made to Kookmin Bank totaled $994 and $1,036 for the year ended December 31, 2006 and 2005, respectively, which includes $207 of foreign exchange translation loss for the year ended December 31, 2006 and $95 of foreign exchange translation loss for the year ended December 31, 2005.  The outstanding loan balance totaled $1,796 and $2,790, of which $1,571 and $1,343 is included in current portion of long-term debt, as of December 31, 2006 and 2005, respectively.

The notes payable from Kookmin Loan as of December 31, 2006 and 2005 and the activity for the year ended December 31, 2006 is shown in the following table:

	December 31,			December 31,
	2005	Borrowings	Repayments	2006
Kookmin Loan 9.2%, principal $5,488	$2,790	$—	$(994)	$1,796

Kookmin Repayment Schedule	Minimum
December 31,	Payments
2007	1,571
2008	225
Total	$1,796

14. Shareholders’ Equity (Deficiency)

Initial Public Offering. Pursuant to the Company’s Registration Statement (Registration No. 333-73716) on Form S-1, as amended, initially filed with the Securities and Exchange Commission on November 20, 2001 and declared effective May 21, 2002, the Company closed an initial public offering of 5,000,000 registered shares of common stock on May 28, 2002, plus an additional 229,000 shares on June 10, 2002 pursuant to an over allotment option, at a price of $15.00 per share (which sale is referred to herein as the “Offering”). The Offering generated net cash proceeds for the Company during the second quarter 2002 of approximately $70,721, net of underwriting commissions of $5,490 and other transaction fees of approximately $2,224.

Stock Split. On June 29, 2001 the Company declared a ten-for-one stock split to its common shareholders of record on June 29, 2001. This stock split was effected in the form of a stock dividend. On April 4, 2002, the Company declared a one-for-3.1 reverse stock split to its common shareholders of record on April 4, 2002. The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the split and reverse split.

Reincorporation.  On May 21, 2003, the Company completed a reincorporation by transitioning from a California corporation to a Delaware corporation. The reincorporation was effected though the merger of the former California entity into its newly created wholly owned Delaware subsidiary. In connection with the reincorporation, the number of authorized common shares was reduced from 200,000,000 to 100,000,000. Additionally, the par value of the common stock was changed from no par value common stock to common stock with a par value of $0.001 per share. For purposes of these notes, the term “Company” refers to the former California entity with respect to periods prior to May 21, 2003.

Preferred Stock. As of December 31, 2001, the Company received net proceeds of $5,577 from the sale of the preferred stock at a per share price of $12.40, as adjusted for the revised stock split. Upon the completion of the Offering, each share of preferred stock was converted automatically into one share of Class A common stock pursuant to the terms of the preferred stock issued.

Warrants

As of December 31, 2006, outstanding warrants to acquire shares of the Company’s common stock are as follows:

Number of Shares	Exercise Price	Expiration Date

893,750	$2.00	June 13, 2010
125,000	2.00	March 17, 2009
2,883,964	2.00	August 2, 2010
973,064	2.58	May 17, 2011
4,875,778

15. Stock Compensation Plan

Under the Company’s 1996 Stock Option Plan (“1996 Company Plan”) the Company could grant to employees, directors or consultants options to purchase up to 12,903,226 shares of common stock as adjusted for the reverse stock split. The stock options are exercisable over a period determined by the Board of Directors or the Compensation Committee, but no longer than 10 years.

On April 4, 2002, our shareholders and board of directors adopted the 2002 Equity Incentive Plan (“2002 Equity Plan”). The 2002 Equity Plan provides for the grant of stock options to officers, employees, consultants and directors of the Company and its subsidiaries. In addition, the plan permits the granting of stock appreciation rights with, or independently of, options, as well as stock bonuses and rights to purchase restricted stock. A total of 10,000,000 shares of our common stock may be granted under the 2002 Equity Plan.  As of December 31, 2006, there are 2,016,077 options outstanding under the 2002 Equity Plan.

In 2006, certain of our current and former non-employee directors and our former Chief Executive Officer were given the opportunity to receive 138,397 shares of stock at prices ranging from $0.88 to $1.50 per share under the 2002 Equity Plan in lieu of past-due director and consulting fees that were due to them for fiscal year 2006 and 2005.

In 2005, certain of our non-employee directors were given the opportunity to receive 92,219 shares of stock at an average price of $1.89 per share under the 2002 Equity Plan in lieu of past-due director fees that were due to them.

Prior to the approval of the 2002 Equity Plan, options were primarily granted under the Company’s 1996 Stock Option Plan (“1996 Company Plan”). On April 4, 2002, our board of directors terminated the 1996 Company Plan. The termination will not affect any outstanding options under the 1996 Company Plan and all such options will continue to remain outstanding and be governed by the Plan. No additional options may be granted under the 1996 Company Plan. As of December 31, 2006, there were 3,225,006 options outstanding under the 1996 Company Plan.

On April 4, 2002, our shareholders and board of directors adopted the 2002 Non-employee Director Stock Option Plan (“2002 Director Plan”). Only non-employee directors are eligible for grants under the 2002 Director Plan. A total of 1,000,000 shares of the Company’s Common Stock may be granted under the 2002 Director Plan. There are 330,000 options outstanding under the 2002 Director Plan as of December 31, 2006.

Additionally, the Company has 2,221,508 options outstanding at December 31, 2006 which were granted outside the 1996 Company Plan, 2002 Equity Plan and 2002 Director Plan.

The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.  The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $1,075 for the year ended December 31, 2006 of non-cash charges for stock compensation related to amortization of the fair value of restricted stock and unvested stock options representing a $1,075, or $0.02 per share, increase from the stock compensation that would have been recorded under APB 25 and SFAS 123. Under this method, the Company will recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes.  Accordingly, we have not restated prior period amounts.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the  assumptions noted in the following table.  Expected volatilities are based on historical volatility expected over the expected life of the options.  The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from vesting period of each option grant, which represents the period of time that options granted are expected to be outstanding.  Actual forfeitures were used for years ended December 31, 2006, 2005, and 2004.  The risk free rate for period within the expected life of the options is based on U.S. Treasury rates in effect at the time of grant.

	December 31,
	2006		2005		2004

Expected volatility	100%		100%		100%
Expected dividends	—		—		—
Expected term (in years)	5		5		5
Risk-free rate	4.3% - 4.8	2%	3.6% - 4.	3%	2.9% - 3.	6%

Stock-based compensation expense was recognized as follows for the year ended December 31, 2006:

	In accordance with
	APB Opinion	SFAS
	No. 25	No. 123R	Total
General and administrative	$—	$1,075	$1,075
Research and development	—	—	—
Total	$—	$1,075	$1,075

Stock-based compensation expense was recognized as follows for the year ended December 31, 2005:

	In accordance with
	APB Opinion	SFAS
	No. 25	No. 123	Total
General and administrative	$—	$41	$41
Research and development	—	—	—
Total	$—	$41	$41

Stock-based compensation expense was recognized as follows for the year ended December 31, 2004:

	In accordance with
	APB Opinion	SFAS
	No. 25	No. 123	Total
General and administrative	$—	$240	$240
Research and development	—	36	36
Total	$—	$276	$276

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 2006, 2005, and 2004: expected volatility of 100% for all periods; dividend yield of 0.0% for all periods; expected option life of approximately 5 years; and  risk-free interest rate ranging from 2.87% and 4.82%, as appropriate.

The following table summarizes the Company’s stock option transactions for the three years ended December 31, 2006:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Options outstanding at December 31, 2003	8,171,461	$5.11
Granted	795,843	1.89
Exercised	—	—
Forfeited	(1,591,795)	5.34
Options outstanding at December 31, 2004	7,375,509	4.72
Granted	1,048,165	2.18
Exercised	—	—
Forfeited	(429,919)	3.43
Options outstanding at December 31, 2005	7,993,755	4.45
Granted	992,500	1.42
Exercised	—	—
Forfeited	(1,193,664)	2.56
Options outstanding at December 31, 2006	7,792,591	$4.35	5.2	$—
Options vested or expected to vest at December 31, 2006	7,660,589	$4.94	5.3	$—
Options exercisable at December 31, 2006	6,352,670	$4.88	4.1	$—

The Company has restated the number of outstanding options as of December 31, 2004 to properly reflect the options granted and outstanding.

The weighted average fair value of options granted during the years ended December 31, 2006, 2005, and 2004 was $1.10, $1.74, and $1.29, respectively. There were 6,352,670 options with a weighted average exercise price of $4.88 exercisable at December 31, 2006, 6,451,364 options with a weighted average exercise price of $4.87 exercisable at December 31, 2005, and 5,752,412 options with a weighted average exercise price of $5.22 exercisable at December 31, 2004.

Included in the above tables are certain options granted where their exercise prices were below the fair market value of the common stock at the grant date (measurement date).  Such options totaled 734,927 with a weighted average fair value of $7.56 were outstanding at December 31, 2006 and 2005.

The following table summarizes the Company’s stock options outstanding and exercisable by ranges of option prices as of December 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Numbers of options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price

$0.00 - $1.55	1,110,075	7.00	$1.29	503,115	$1.21
1.56 -3.10	2,115,443	6.10	2.38	1,346,873	2.50
3.11 -4.65	1,714,163	4.10	4.60	1,668,163	4.63
4.66 -6.20	2,580,646	4.40	6.20	2,580,646	6.20
6.21 -7.75	—	-	—	—	—
7.76 -9.30	—	-	—	—	—
9.31 - 10.85	10,000	6.00	9.81	6,000	9.81
10.86 - 12.40	190,326	4.60	12.40	190,326	12.40
12.41 - 13.95	—	0.00	0.00	—	0.00
13.96 - 15.50	71,938	5.30	15.00	57,547	15.00
Total	7,792,591			6,352,670

16. Discontinued Operations

Dongyang

On June 28, 2002, the Company acquired a 51% interest in Chusik Hoesa Dongyang Yudoro (“Dongyang”).   During 2003, Dongyang experienced net losses as a result of a continuing economic downturn in markets for its machinery products.

In March 2004, the Company sold its 51% investment in Dongyang to the 49% minority shareholder.  The selling price of the Company’s 51% interest in Dongyang was $80, which was equal to the Company’s net carrying value for the 51% ownership held.  Further, the Company agreed to pay Dongyang $155 for the purchase of a receivable balance from Growell.  The transaction resulted in net payable to Dongyang of $75 and a loss of $46 from transfer of the Company’s interest in Donyang to the minority shareholder.  The net payable balance of $75 is to be paid in quarterly installments throughout 2004, with  $25 to be paid subsequent to 2004.  The outstanding amount payable to Dongyang is $12 as of December 31, 2006 and was included in accounts payable and accrued liabilities.

There were no assets or liabilities associated with discontinued operations from Dongyang as of December 31, 2006 and 2005.

Summarized operating results of Dongyang’s discontinued operations are as follows.

	Years Ended December 31,
	2006	2005	2004

Revenue	—	—	$22
Loss from discontinued equipment manufacturing operations, net of tax	—	—	(96)

Taesung

On June 14, 2004, the Company entered into an Asset Purchase Agreement whereby all the assets and liabilities of its Taesung equipment manufacturing division in Korea were sold to a third party for $345 which is payable by the third party in four equal installments with the last installment being due on June 30, 2005.  The sale resulted in a loss of $184 and is included in the loss from discontinued equipment manufacturing operations as of December 31, 2004.  The loss from operations for the year ended December 31, 2004 totaled $653 and is included in the loss from discontinued equipment manufacturing operations for the period.

Summarized operating results of Taesung’s operations are as follows.

	Years Ended December 31,
	2006	2005	2004

Revenue	—	—	$172
Loss from discontinued equipment manufacturing operations, net of tax	—	—	(653)

Liquidmetal Golf

On April 30, 2002, management terminated the operations of the retail golf segment by means of liquidating substantially all of the retail golf assets and liabilities. The disposition of the retail golf operations represents the disposal of a business segment. Accordingly, the accompanying consolidated financial statements reflect the retail golf segment as a discontinued operation for all periods presented.

There were no assets associated with discontinued retail golf operations at December 31, 2004 and 2005, and there were no gain or loss resulted from the discontinued operations for the years ended December 31, 2006, 2005, and 2004.

Stock Compensation Plan. Historically, Liquidmetal Golf granted its own options to employees, directors and consultants under a stock option plan (“1997 Golf Plan”) approved by Liquidmetal Golf’s Board of Directors pursuant to which Liquidmetal Golf could have granted stock options exercisable over a period determined by the Board of Directors to purchase up to 500,000 shares of common stock of Liquidmetal Golf. In connection with the Company’s plan to discontinue the retail golf operations, the Company does not intend to issue additional options under the 1997 Golf Plan.

Liquidmetal Golf previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees. There was no compensation expense recorded during the years ended December 31, 2006, 2005, and 2004.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method for outstanding option.  Under this method, the Company would recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes. Accordingly, we have not restated prior period amounts.  There were no charges for stock compensation related to amortization of the fair value of restricted stock as the outstanding options were fully vested as of December 31, 2005 and no new grants were made during the year ended December 31, 2006

The following table summarizes Liquidmetal Golf’s stock option transactions for the three years ended December 31, 2006:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Options outstanding at December 31, 2003	98,700	$8.72
Granted	—	—
Exercised	—	—
Forfeited	(10,000)	8.00
Options outstanding at December 31, 2004	88,700	8.80
Granted	—	—
Exercised	—	—
Forfeited	(10,500)	13.71
Options outstanding at December 31, 2005	78,200	8.14
Granted	—	—
Exercised	—	—
Forfeited	(78,200)	8.14
Options outstanding at December 31, 2006	—	$—	—	$—
Options vested or expected to vest at December 31, 2006	—	$—	—	$—
Options exercisable at December 31, 2006	—	$—	—	$—

There were no options exercisable at December 31, 2006.  There were 78,200 options with a weighted average exercise price of $8.14 exercisable at December 31, 2005 and there were 88,700 options with a weighted average exercise price of $8.80 exercisable at December 31, 2004.

Included in the above tables are certain options granted where their exercise prices were below the fair market value of the common stock at the grant date. Such options totaled 10,000 with weighted average fair values of $5.74, were outstanding at both December 31, 2005 and 2004.

17. Income Taxes

The Company has restated certain previously issued financial statements relating to the Company’s accounting for embedded convertible feature of senior convertible notes (see Note 2).

Significant components of deferred tax assets are as follows:

	Years Ended December 31,
	2006	2005
		(Restated)
Loss carry forwards	$40,862	$31,623

Other	2,272	1,148
Total deferred tax asset	43,134	32,771

Valuation allowance	(43,134)	(32,771)
Total deferred tax asset, net	$—	$—

The following table accounts for the differences between the expected federal tax benefit (based on the statutory U.S. federal income tax rate of 34%) and the actual tax provision:

	Years Ended December 31,
	2006	2005	2004
		(Restated)	(Restated)

Expected federal tax benefit	(34.00)%	(34.00)%	(34.00)%

State tax expense, net of expected federal tax benefit	(4.34)%	0.00%	(4.91)%
Foreign loss not subject to U.S. federal income tax	6.71%	42.27%	4.24%
Other	(38.25)%	0.17%	0.68%
Increase (decrease) in valuation allowance	69.88%	(8.44)%	33.99%

Total tax provision	0.00%	0.00%	0.00%

As of December 31, 2006, the Company had approximately $110,000 of net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes expiring in 2007 through 2027. In addition, the Company has California state NOL carryforwards of approximately $65,000 expiring in 2007 through 2017. The Company and Liquidmetal Golf filed on a separate company basis for federal income tax purposes. Accordingly, the federal NOL carryforwards of one legal entity are not available to offset federal taxable income of the other. As of December 31, 2006, Liquidmetal Technologies, Inc. had approximately $72,000 in federal NOL carryforwards, expiring in 2007 through 2027 and Liquidmetal Golf, Inc. had approximately $38,000 in federal NOL carryforwards, expiring in 2013 through 2027.

As of December 31, 2006, the Company had approximately $186 of Research & Development (“R&D”) credit carryforwards for U.S. federal income tax purposes expiring in 2022 through 2027.  In addition, the Company has California R&D credit carryforwards of approximately $253, which do not expire under current California law.

Section 382 of the Internal Revenue Code (“IRC”) imposes limitations on the use of NOL’s and credits following changes in ownership as defined in the IRC. The limitation could reduce the amount of benefits that would be available to offset future taxable income each year, starting with the year of an ownership change. The Company has not completed the complex analysis required by the IRC to determine if an ownership change has occurred.

The ability to realize the tax benefits associated with deferred tax assets, which includes benefits related to NOL’s, is principally dependent upon the Company’s ability to generate future taxable income from operations.  The Company has provided a full valuation allowance for its net deferred tax assets due to the Company’s net operating losses.

18. Segment Reporting and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires companies to provide certain information about their operating segments.  In April 2002, the Company began classifying operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys.  The Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal burning power plants.  Bulk Liquidmetal alloys include market opportunities to manufacture and sell casing components for electronic devices, medical devices, sporting goods, tooling, prototype sampling, defense applications and metal processing equipment.  The expenses incurred by the bulk Liquidmetal alloy segment are manufacturing, research and development costs, and selling expenses associated with identifying and developing market opportunities.  Bulk Liquidmetal alloy products can be distinguished from Liquidmetal alloy coatings in that the bulk Liquidmetal alloy can have significant thickness, up to approximately one inch, which allows for their use in a wider variety of applications other than a thin protective coating applied to machinery and equipment.   Revenue and expenses associated with research and development services are included in the bulk Liquidmetal alloy segment.  The accounting policies of the reportable segments are the same as those described in Note 4 above.

The Company has restated certain previously issued financial statements for due to an error related to the Company’s accounting for embedded convertible feature of senior convertible notes (see Note 2).

Summarized financial information concerning the Company’s reportable segments is shown in the following tables:

	Coatings	Bulk Alloy	Segment Totals
Year ended December 31, 2006:
Revenue to external customers	$9,419	$18,250	$27,669
Gross profit (loss)	3,879	1,372	5,251
Total segment income (loss)	3,075	(1,815)	1,260
Total identifiable assets at end of period	1,281	19,005	20,286

Year ended December 31, 2005:
Revenue to external customers	$5,894	$10,471	$16,365
Gross profit (loss)	2,505	(1,269)	1,236
Total segment income (loss)	1,746	(7,747)	(6,001)
Total identifiable assets at end of period	1,199	16,474	17,673

Year ended December 31, 2004:
Revenue to external customers	$3,956	$13,473	$17,429
Gross profit	1,807	3,454	5,261
Total segment income	1,227	2,330	3,557
Total identifiable assets at end of period	842	22,635	23,477

Reconciling information for the statements of operations between reportable segments and the Company’s consolidated totals is shown in the following table:

	Years ended December 31,
	2006	2005	2004
		(Restated)	(Restated)

Total segment income (loss) before interest expense and discontinued operations	$1,260	$(6,001)	$3,557
General and administrative expenses, excluded	(6,349)	(6,904)	(11,354)
Consolidated loss before interest, other income, income taxes, and discontinued operations	(5,089)	(12,905)	(7,797)
Loss from extinguishment of debt	—	(1,247)	(2,941)
Change in value of warrants, gain	279	3,985	747
Change in value of conversion feature, (loss) gain	(226)	9,118	2,093
Other income	—	—	302
Interest expense	(9,509)	(6,021)	(6,577)
Interest income	23	17	37
Gain (loss) from discontinued operations, net	—	—	(749)
Consolidated net loss	$(14,522)	$(7,053)	$(14,885)

Included in bulk alloy segment net income for the year ended December 31, 2006 is $572 of other income recognized from $480 gain on termination of a distribution agreement in March 2006 (see Note 20) and $92 gain on disposal of idle equipment in June 2006 (See Note 8).

Excluded general and administrative expenses are attributable to the Company’s corporate headquarters.  These expenses primarily include corporate salaries, consulting, professional fees and facility costs.  Research and development expenses are included in the operating costs of the segment that performed the research and development.

Included in our bulk alloy revenue to external customers are equipment sales from our Dongyang Subsidiary and Taesung equipment division in Korea, both of which were divested in March and June 2004 respectively.  External revenue from our discontinued equipment manufacturing operations includes $194 for the year ended December 31, 2004.

Reconciling information for the balance sheets between reportable segments and the Company’s consolidated totals is shown in the following table:

	December 31,
	2006	2005

Total segment assets	$20,286	$17,673
Cash and cash equivalents	118	1,392
Prepaid expenses and other current assets	375	340
Other property, plant and equipment	266	473
Intangibles, net	1,170	1,185
Other assets	29	500
Total consolidated assets	$22,244	$21,563

Assets excluded from segments include assets attributable to the Company’s corporate headquarters. The largest asset represents the Company’s intangible assets, consisting primarily of the Company’s patents and trademarks.

Certain customers accounted for more than 10% of revenues from continuing operations as follows:

	Years Ended December 31,
	2006	2005	2004

Samsung	5%	10%	5%
Charm Tech	—	—	32%
Pntel	1%	8%	30%
United States Government	7%	9%	10%
Growell Metal	—	—	12%
Flextronics Manufacturing, LTD	13%	—	—

Revenues from sales to companies in the United States were $12,142, $8,536 and $5,546 during the years ended December 31, 2006, 2005 and 2004, respectively.  The revenue related to the United States of America was earned under defense-related research and development contracts, sales of coatings products, and sales of Liquidmetal bulk alloy products.

During the year ended December 31, 2006, the Company had revenue on sales to companies outside of the United States of $15,527 of which $3,211 represented sales to companies located in South Korea.  During the year ended December 31, 2005, the Company had revenue on sales to outside of the United States of $7,829 of which $5,047 represented sales to companies located in South Korea.  During the year ended December 31, 2004, the Company had revenue on sales to companies outside of the United States of $11,883, of which $9,545 represented sales to companies located in South Korea.

Long-lived assets include net property, plant, and equipment and net intangible assets. The Company had long-lived assets of $1,439 and $1,670 located in the United States at December 31, 2006 and 2005, respectively. The Company had long-lived assets of $11,799 and $12,846 located in South Korea at December 31, 2006 and December 31, 2005, respectively.   Further, the Company has long lived assets located in China of $221 and $106 at December 31, 2006 and 2005 respectively, as a result of a post-processing plant opened August 2004 (see Note 1).

19. Income (Loss) Per Common Share

Basic EPS is computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings. A reconciliation of the number of common shares used in calculation of basic and diluted EPS is presented below:

	For the Years Ended December 31,
	2006	2005	2004

Weighted average basic shares	43,809,339	41,833,058	41,609,652
Effect of dilutive securities:
Stock options	—	—	—
Conversion of notes payable	—	—	—
Weighted average diluted shares	43,809,339	41,833,058	41,609,652

Options to purchase 7,792,591 shares of common stock at prices ranging from $0.77 to $15.00 per share were outstanding at December 31, 2006, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive. Options to purchase approximately 7,993,755 shares of common stock at prices ranging from $0.88 to $15.00 per share were outstanding at December 31, 2005, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  Options to purchase approximately 7,375,509 shares of common stock at prices ranging from $1.16 to $15.00 per share were outstanding at December 31, 2004, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.

Warrants to purchase 4,875,778 shares of common stock between $2.00 and $2.58 per share outstanding at December 31, 2006 were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive. Warrants to purchase 4,986,028 shares of common stock between $2.00 and $4.65 per share outstanding at December 31, 2005 were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.   Warrants to purchase 1,208,313 shares of common stock between $3.00 and $4.65 per share were outstanding at December 31, 2004 but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.

7,021,935 shares of common stock issuable upon conversion of the Company’s senior convertible notes with conversion prices between $1.00 and $2.00 per share outstanding at December 31, 2006 were not included in the computation of diluted EPS for the period as the inclusion would have been antidilutive.   7,308,685 shares of common stock issuable upon conversion of the Company’s senior convertible notes with conversion prices between $1.00 and $2.00 per share outstanding at December 31, 2005 were not included in the computation of diluted EPS for the period as the inclusion would have been antidilutive.  4,281,752 shares of common stock issuable upon conversion of the Company’s senior convertible notes with conversion prices between $1.00 and $2.00 per share outstanding at December 31, 2004 were not included in the computation of diluted EPS for the period as the inclusion would have been antidilutive.

20. Commitments and Contingencies

The Company is from time to time a party to certain legal proceedings arising in the ordinary course of business. Although outcomes cannot be predicted with certainty, the Company does not believe that any legal proceeding to which it is a party will have a material adverse effect on the Company’s financial position, results of operations, and cash flows.

In April 2006, the Company reached agreements in principle to settle our previously-disclosed consolidated securities class action and shareholder derivative actions.

The consolidated class action arose from a number of lawsuits filed in 2004 against the Company and certain of its former and current directors and officers on behalf of persons who purchased our common stock between May 21, 2002 and May 13, 2004.  These actions, which were brought under the federal securities laws, alleged that the Prospectus issued in connection with the initial public offering in May 2002 contained material misrepresentations and omissions regarding historical financial condition and regarding a personal stock transaction by the Company’s former chief executive officer.  They also alleged that the company and certain of its present and former officers and directors engaged in improper revenue recognition with respect to certain business transactions, failed to maintain adequate internal controls, and knowingly disclosed unrealistic but favorable information about market demand for and commercial viability of its products to artificially inflate the value of its stock.  On October 19, 2006, the presiding judge entered an Order giving final approval of the class action settlement.  In connection with the settlement, our directors and officers’ liability insurers contributed $7.0 million to a settlement fund, from which approved claims of eligible class members will be paid in accordance with a court-approved plan of allocation.  Taking into account the insurance contribution, the net cost of the settlement to our company is approximately $0.5 million, which is the insurance deductible we paid over several quarters ending in the third quarter of 2005, and which was previously recorded as a charge.

In addition to the consolidated securities class action, in May 2004, two shareholder derivative actions were filed in the Superior Court of Orange County, California and later consolidated.  Shortly thereafter, one additional shareholder derivative action was filed in the United States District Court for the Middle District of Florida, Tampa Division.  These derivative actions were brought by certain shareholders against certain of the Company’s present and former officers and directors as well as the Company (as a nominal defendant).  The suits alleged that the defendants breached various fiduciary duties and otherwise violated state law based primarily upon the same underlying facts and circumstances underlying the federal securities class action.  On August 2, 2006, plaintiffs’ counsel in the California derivative action filed a Notice of Settlement in the Superior Court.  The action is presently stayed while the parties’ counsel negotiates and prepares formal settlement documents.  Final documentation and approval of the settlement of the derivative actions remains outstanding.

In August 2006, the Company received a federal grand jury subpoena for the production of certain documents related to the period January 1, 1999 though the present.  The documents being sought include accounting records, documents relating to the Company’s relationship with Growell Metal of Korea, and documents and records relating to transactions in company stock by officers and directors.  The Company has been advised that the materials sought are pertinent to a grand jury investigation recently initiated in the Middle District of Florida by the U.S. Department of Justice, Criminal Division, Fraud Section concerning alleged accounting improprieties by the Company, among other things.  The Company believes the subject matter of the investigation is largely similar to the subject matter of the previously disclosed consolidated securities class action and shareholder derivative actions that the Company reached agreements in principle to settle on October 19, 2006.  The Company will fully cooperate with the authorities in connection with this subpoena and investigation.

In March 1996, the Company entered into a distribution agreement whereby it granted to a third party exclusive rights to market and sell golf products incorporating Liquidmetal Technology to certain Japanese sporting equipment companies.  The third party paid the Company a $1,000 distribution fee as part of this agreement, of which a portion was refundable according to a formula based on the gross profit earned by the third party.  The remaining unearned distribution fee of $830 had not been refunded.  On March 28, 2003, the distribution agreement was terminated and the Company entered into a new agreement to pay to the same third party a commission on the net sales price of all Liquidmetal golf equipment that is shipped by the Company or its affiliates to Japanese golf companies for sale into the Japanese end-market.  This commission was to be applied to golf equipment shipped by the Company or its affiliates during the period beginning on March 28, 2003 and ending on March 28, 2006.  If, by March 28, 2006, the Company has not paid $350 in commission payments, the balance between commission paid and $350 were to be paid by April 30, 2006, thereby guaranteeing the third party a $350 minimum payment during the term of the agreement.  As of December 31, 2006 the Company has not paid the minimum commission and accrued $350 from the unearned distribution fee for minimum payments due in accounts payable and accrued liabilities.  Further, the Company recognized net balance of the unearned distribution fee of $480 as other income during the year ended December 31, 2006. The Company is currently is in the process of renegotiating the distribution agreement with the same third party to settle the balance.

On June 26, 2006, the Company entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (“SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  The Company also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, the Company has option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, the Company exercised the 19.9% interest in LSI and will have two years to purchase the additional interest at a nominal price. Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell to the Company certain business assets including manufacturing equipment acquired under the joint venture.  During year ended December 31, 2006, the Company recognized revenues of $702 of Liquidmetal alloys sold to SAGA for use in the joint venture. The Company anticipates the alloys to be fully utilized by the joint venture prior to the 18 month period.

Operating Leases

The Company leases its offices and warehouse facilities under various lease agreements, certain of which are subject to escalations based upon increases in specified operating expenses or increases in the Consumer Price Index. Future minimum lease payments under non-cancelable operating leases during subsequent years are as follows:

Minimum
December 31,	Payments

2007	522
2008	198
2009	77
2010	1
Total	$798

Rent expense was $449, $508, and $479 for the years ended December 31, 2006, 2005, and 2004, respectively.

21.     401(k) Savings Plan

The Company has a tax-qualified employee savings and retirement plan, or 401(k) plan, which covers all of its United States-based employees. Our Korean employees are covered under a government sponsored pension program and do not participate in the U.S. based 401(k) program.

Under the U.S. based 401 (k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits the Company, in its sole discretion, to make additional employer contributions to the 401(k) plan. However, the Company did not make employer contributions to the 401(k) plan during any of the periods presented in the accompanying consolidated financial statements.

22. Related Party Transactions

In June 2003, the Company entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by, Jack Chitayat, a former director of the Company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2,000.  The Company recognized $125 of revenues as minimum royalty fees under the license agreement during the year ended December 31, 2006.

In December 2006, the Company entered into an amended the license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $400 termination fee to be paid out in quarterly installments in 2007.  The termination fee will be recognized as revenue when received in 2007.

The Company has a license agreement with California Institute of Technology (“Caltech”) under which we exclusively license from Caltech certain inventions and technology relating to amorphous alloys.  Professor William Johnson, a member of the Company’s board of directors, is a professor at Caltech, and substantially all of the amorphous alloy technology licensed to us under the Caltech license agreement was developed in Professor Johnson’s Caltech laboratory.   Additionally, the Company reimburses Caltech for laboratory expenses incurred by Professor Johnson’s Caltech laboratory, which during the years ended December 31, 2006 and 2005, amounted to $50 and $20, respectively.

Additionally, the Company is a party to a consulting agreement with Mr. Johnson.  Under this agreement, Mr. Johnson provides consulting services on an as-needed basis through 2004 as it relates to marketing and development Liquidmetal alloy.  During 2005, the agreement continued on a month to month basis.  In April 2006, the Company entered into an agreement with Mr. Johnson effective from January 1, 2006 through December 31, 2006.  During the years ended December 31, 2006 and 2005, the Company incurred $60 and $15 in consulting fees from Mr. Johnson, respectively.

The Company is a party to a consulting agreement with Chitnis Consulting, Inc., which is owned 100% by Shekhar Chitnis, a former director and executive officer of the Company.  Under this agreement, the Company engaged Chitnis Consulting to provide consulting services on an as-needed basis through December 31, 2005.  On January 1, 2006, the term of the agreement was extended to December 31, 2006 and on January 1, 2007, the term of the agreement was once again extended to December 31, 2007.  During the years ended December 31, 2006 and 2005, the Company incurred $0 and $53 in consulting fees from Chitnis Consulting, respectively.

Soo Buchanan, the sister of John Kang and James Kang, was employed by the Company and was paid aggregate compensation of approximately $0 and $104 as of December 31, 2006 and 2005, respectively.  Effective, July 31, 2005, Ms. Buchanan was terminated as an employee and began providing services to the Company as a consultant.  During 2006 and 2005, the Company incurred $116 and $24, respectively, for her services as a consultant. Additionally, Otis Buchanan, the husband of Ms. Buchanan, was employed by the Company and was paid aggregate compensation of approximately $110 and $103 as of December 31, 2006 and 2005, respectively.

In November 2004, the Company entered into an agreement with John Kang, our Chairman of the Board, in which Mr. Kang agreed that certain stock transactions by him in 2002 involving the Company’s common stock should have resulted in a liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”).  These transactions include Mr. Kang’s private sale of 285,715 shares of his personal Liquidmetal Technologies common stock to Growell Metal Co., Ltd. in February 2002, prior to our initial public offering.  They also include Mr. Kang’s subsequent indirect purchase and disposition of Liquidmetal Technologies common stock in order to satisfy a personal agreement Mr. Kang made to Growell Metal in February 2002 regarding the guaranteed minimum value of the stock purchased by Growell Metal in February 2002 (the purchases and dispositions incident to this agreement occurred in August and November 2002, respectively).  Lastly, the transactions include open-market purchases of an aggregate of 89,300 shares of the Company’s common stock made by Mr. Kang in August 2002.

The Audit Committee of our Board of Directors conducted an independent inquiry into the above-described transactions with the aid of independent legal counsel and, as a result of such inquiry, the Audit Committee concluded that the transactions should have resulted in a liability to the Company under Section 16(b) in the amount of $302.  Mr. Kang has acknowledged this liability, and in an agreement negotiated between Mr. Kang and the Audit Committee and approved by the full Board, Mr. Kang will pay this liability through periodic installments in 2005 and 2006.  As a result, the Company accrued for the $302 receivable in other assets and other income as of December 31, 2004.  The above-described transactions involving Growell Metal was reported on a new Form 4 filed by Mr. Kang on November 15, 2004, and the open-market purchases were previously reported on a timely basis in August 2002.  As of December 31, 2006, the outstanding amount of the receivable was $235, which is included in other assets.  Mr. Kang has paid $0 and $67 during 2006 and 2005, respectively, and is currently in negotiation with the Board of Directors on a payment plan for the remaining liability.

During the year ended December 31, 2005, the Company executed a $198 promissory note with CK Cho, member of our Board of Directors, for working capital purposes.  The note was due and paid in full as of June 20, 2005.  The note had an annual rate of interest of 6% resulting in the Company paying approximately $2 in interest.  Further, during the year ended December 31, 2005 Mr. Cho advanced approximately $1,260 to cover short-term liquidity needs.  The advance were made without interest and were repaid as of December 31, 2005.  Additionally, Mr. Cho held $620 of Senior Convertible Notes and held 92,584 exercisable warrants as of December 31, 2006 and 2005.

During the year ended December 31, 2005, Ricardo Salas, the Company’s former President and Chief Executive Officer, and Young Ham, our Chief Financial Officer, advanced the Company $75 and $133 to cover short-term liquidity needs, respectively.  The advances were made without interest and were repaid as of December 31, 2005.  During the year ended December 31, 2006, Mr. Salas, advanced the Company $550 to cover short-term liquidity needs.  The Company paid $100 to Mr. Salas using 7.75% interest rate and on December 1 2006, the remaining balance of $450 and accrued interest of $9 was converted into the 8% Unsecured Subordinated Notes (see Note 13).  Mr. Salas also held $310 of senior convertible notes and $559 of the August 2007 Subordinated Notes and held a total of 154,529 warrants as of December 31, 2006.

During 2006, the Company purchased production supplies and molds from Grace Metal, Lead Metal, and SDM, which are controlled by James Kang, a former director and officer of the Company.  The Company purchased a total of $466 for the year ended December 31, 2006, of which $10 is included in accounts payable and accrued liabilities at December 31, 2006.

23.  Subsequent Event

In January 2007, the Company contributed $217 to into Liquidmetal SAGA Italy, Srl (“LSI”), a joint venture with SAGA, SpA in Padova, Italy, (“SAGA”) a specialist precision parts manufacturer, as additional investment.  The contribution did not change the Company’s 19.9% interest in LSI (See Note 20).

In January 2007, the Company completed a private placement of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”).  As a result of an April 2007 amendment to this transaction, the Company ultimately issued $16,300 in principal amount of January 2010 Notes.  The January 2010 Notes were issued for aggregate cash in the amount of $12,850 and in payment of a total of $3,450 in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible notes due August 2007 (“August 2007 Notes”) and our 8% Unsecured Subordinated notes.  The January 2010 Notes were convertible into the Company’s common stock at a $1.55 per share.  As a part of the private placement, the Company issued warrants to the purchasers of the notes giving them the right to purchase up to an aggregate of 5,257,921 shares of our common stock at an exercise price of $1.93 per share. In connection with the private placement, the Company also issued to the placement agent for the transaction warrants to purchase an aggregate of 248,710 shares of our common stock at an exercise price of $1.55 per share.  The warrants will expire on January 3, 2012 and are subject to exercise price adjustment for anti-dilution purposes.  The Company is required to set aside $2,083 of the proceeds from the private placement for payment of the 6% Senior Secured Convertible notes due July 2007 (“July 2007 Notes”).

In February 2007, as part the private placement offer, the Company entered into conversion agreements with the holders of previously issued August 2007 Notes totaling $1,900 of principal providing for the conversion of such notes at a reduced conversion price of $1.25 per share.  In April 2007, the Company entered into a recession agreement with certain investors rescinding the conversion of $1,500 of the August 2007 Notes in February 2007 and affirmed the exchange of $1,500 of the August 2007 Notes for the January 2010 Notes.  As a result, the total principal amount of August 2007 Notes converted in February 2007 was reduced to $400 and total principal amount of January 2010 Notes was increased to $16,300.

Our January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between the Company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the January Purchase Agreement, we agreed to satisfy, within 5 days after the closing of the private placement, through either repayment or conversion, approximately $15,461 of our outstanding debt under previously issued promissory notes, including the August 2007 Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by us, but most of such holders have elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.  In addition, the April 2007 amendment provides that the purchasers of the January 2010 Notes have the right to require us to redeem such notes prior to maturity in the event that we sell our Liquidmetal Coatings business unit, sell our manufacturing facility in South Korea, and/or engage in any debt or equity financing, provided that the foregoing transactions result in aggregate cumulative proceeds of $25,000, and it also provides that we will be obligated to grant to the purchasers of such notes a par passu security interest in any collateral (if any) that is used to secure our next private placement of convertible notes.  As required by the January Purchase Agreement, the April 2007 amendment was executed by the holders of more than fifty percent (50%) of the outstanding principal amount of the Notes.  Additionally, the April 2007 amendment provides for a reduced warrant exercise price of $1.55 per share (compared to $1.93 per share).  As a result, the total number warrants issued to holders of our January 2010 Notes were increased to 7,408,881.

The January 2010 Notes, as amended by the April 2007 amendment, are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.10 per share (compared to an original conversion price of $1.55 per share), subject to adjustment for anti-dilution. The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum). Our ability to pay interest with additional January 2010 Notes is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. From and after an event of default under the January 2010 Notes and for so long as the event of default is continuing, the January 2010 Notes will bear default interest at a rate of 12% per annum (or 15% per annum if we elect to pay interest with additional January 2010 Notes).

Additionally, the Company repaid $1,763 in principal and interest in January and February 2007 under certain subordinated bridge notes without first repaying the August 2007 Notes and July 2007 Notes. As a result, we may be deemed to be in breach of the August 2007 Notes and July 2007 Notes, which case they would have the right to accelerate such notes and foreclose on their security interest if the breach is not cured within thirty days of notice of default.  The August 2007 Notes and July 2007 Notes are secured by substantially all of the assets of our company.

In January 2007, the Company entered into a second amendment to the Factoring, Loan, and Security Agreement with a financing company.  The amendment provides for increased borrowings against non-approved receivables assigned of 80%.  Borrowings made against non-approved receivables assigned are limited to $1,000 and total borrowings made on approved and non-approved receivables assigned are limited to $5,000.  Further, the amendment provides for interest charges of 0.5% plus prime rate of interest on outstanding borrowings.  The factoring agreement will continue until February 1, 2008 and will renew annually year thereafter.

In February 2007, the Company entered into an agreement to deposit cash of $2,083 with a rate of prime rate of interest less 2%.  The agreement is effective until July 27, 2007.   The cash deposit will be used to pay down principal amount of the July 2007 Notes.

In April 2007, the Company entered into an agreement to purchase the assets of a coatings application business effective June 1, 2007 for approximately $750.

Schedule II — Valuation and Qualifying Accounts

	Balance at Beginning of Period	Additions Charged to Expenses	Write-offs and Payments	Balance at End of Period
Schedule II - Valuation and Qualifying Accounts

Allowance for doubful accounts
Year ended December 31, 2006	$61	$47	$(26)	$82
Year ended December 31, 2005	108	(6)	(41)	61
Year ended December 31, 2004	127	84	(103)	108

Product warranty accrual
Year ended December 31, 2006	$634	$46	$58	$738
Year ended December 31, 2005	519	101	14	634
Year ended December 31, 2004	303	288	(72)	519

Deferred tax asset valuation allowance *
Year ended December 31, 2006	$32,771	$10,363	$—	$43,134
Year ended December 31, 2005	33,477	—	(706)	32,771
Year ended December 31, 2004	28,866	4,611	—	33,477

*     The deferred tax asset valuation allowance represents a 100% reserve against the deferred tax asset accounts at December 31, 2006, 2005, and 2004, respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$944
Accounting fees and expenses	$40,000
Legal fees and expenses	$55,000
Miscellaneous	$5,000
Total expenses	$100,944

All of the above fees and expenses will be paid by the Registrant.  Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 14.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the indemnification of officers and directors of our company under certain conditions and subject to certain limitations.  Section 145 also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

In accordance with the provisions of Section 145 of the Delaware General Corporation Law, our bylaws permit us to indemnify to the fullest extent permitted under Delaware law any director or officer of our company.  The bylaws further provide for the advancement of expenses as described in Section 145(e) of the Delaware General Corporation Law; for other rights and remedies as described in Section 145(f) of the Delaware General Corporation Law; for the continuation of indemnification of a person who has ceased to be a director or officer; for the extension of the benefits of indemnification to the heirs, executors and administrators of the director or officer; and, upon resolution passed by the Board of Directors, for the purchase and maintenance of insurance as described in Section 145(g).

Furthermore, through Indemnity Agreements with various directors and officers, we have, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of our company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to our company and/or to an Affiliate, against Liabilities and reasonable Expenses (as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action (as defined in the Indemnity Agreements), including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action.  Also through Indemnity Agreements, we have agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied.  Finally, through Indemnity Agreements, we have agreed that we may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as an officer or director of our company and/or of an Affiliate, or arising out of his or her status as such, whether or not our company would have the power to indemnify him or her against such liability or advance of expenses under the provisions of the Indemnity Agreement or under the Statute as it may then be in effect.

Item 15.                 Recent Sales of Unregistered Securities.

In the past three years, we have sold unregistered securities in the eight transactions described below, all of which were private placements.  Each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and, with respect to paragraphs #1 through #4 and paragraphs #7 through #8 below, under Rule 506 promulgated thereunder, as such sales and issuances did not involve any public offering, were made without general solicitation or advertising, and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the securities were being acquired for investment.

(1)           In March 2004, we sold approximately $9.9 million of 6% Senior Convertible Notes Due 2007 to 27 accredited investors.  These notes were convertible at any time into our common stock at a price of $3.00 per share.  Investors in this private placement also received warrants to purchase an aggregate amount of up to approximately 1.2 million shares of common stock, exercisable at $3.00 per share for varying periods but no later than 100 days following the effectiveness of the registration statement covering the resale of shares issuable upon exercise of the warrants.

(2)           On July 29, 2004, we completed a private exchange offer for the notes that were originally issued by us on March 1, 2004.  Under the terms of the exchange offer, $5.46 million in aggregate principal amount of the prior were exchanged for an aggregate of (i) $2.73 million of 10% Senior Secured Notes Due 2005 (the “July 2005 Notes”) and (ii) $2.73 million of 6% Senior Secured Notes Due July 2007 (the “July 2007 Notes”).  The July 2005 Notes had a maturity date of July 29, 2005, and a conversion price of $2.00 per share.  The July 2007 Notes have a maturity date of July 29, 2007, and a conversion price of $1.00 per share.

(3)           On June 13, 2005, we completed a private placement of 10% Convertible Unsecured Notes Due 2006 (the “June 2006 Notes”) in the aggregate principal amount of $3.25 million, together with warrants to purchase up to an aggregate of 893,750 shares of our common stock, to 8 accredited investors.  These notes were to become due on the earlier of June 13, 2006 or the consummation of a follow-on equity or debt offering or restructuring transaction pursuant to which we received gross proceeds of at least $4.0 million.  As part of this private placement, we issued warrants to the purchasers of the June 2006 Notes giving them the right to purchase up to an aggregate of 812,500 shares of our common stock.  In addition, warrants to purchase 81,250 shares of our common stock were issued to the placement agent in the transaction.  The warrants have an exercise price of $2.00 per share and will expire on June 13, 2010.

(4)           On August 9, 2005, we completed a private placement of $9.9 million in principal amount of new 7% Senior Secured Convertible Notes Due August 2007 (the “August 2007 Notes”) to 26 accredited investors.  As a part of the private placement, we also issued warrants to the purchasers of the August 2007 Notes and the placement agent in the transaction giving them the right to purchase up to an aggregate of approximately 2.9 million shares of our common stock.  The warrants have an exercise price equal to $2.00 per share, and will expire on August 2, 2010.

(5)           On March 17, 2006, we issued a $1.0 million subordinated promissory note (the “Atlantic Notes”) to Atlantic Realty Group, a company controlled by Jack Chitayat (a former director of our company).  In connection with this note, we issued to Atlantic Realty a warrant to purchase an aggregate of up to 125,000 shares of our common stock at an exercise price of $2.00 per share.

(6)           On March 22, 2006, we issued 1.7 million shares to Innometal Co., Ltd., a South Korean company, pursuant to a settlement agreement amendment at an effective acquisition price of $2.01 per share.  The shares were issued pursuant to a prior obligation of our company to issue such shares.

(7)           On May 17, 2006, September 21, 2006 and December 1, 2006, we completed a private placement of 8% Unsecured Subordinated Notes for an aggregate principal amount of $4.6 million.   The notes are due on the earlier of August 17, 2007 or the consummation of a follow-on equity or debt offering pursuant to which we receive gross proceeds of at least $6.0 million to be used for working capital purposes and repayment of debt, but excluding financings for the purpose of purchasing capital assets.  As part of this private placement, we issued warrants to the purchasers of the notes giving them the right to purchase up to an aggregate of 890,990 shares of our common stock.  In addition, warrants to purchase 82,074 shares of our common stock were issued to the placement agent in the transaction.  The warrants have an exercise price of $2.58 per share and will expire on May 17, 2011.

(8)           On January 3, 2007, we completed a private placement of Convertible Subordinated Notes due January 2010 for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under the August 2007 Notes and New Bridge Notes.  The notes are due on January 3, 2010.  As a part of the private placement, we issued warrants to the purchasers of the notes giving them the right to purchase up to an aggregate of 5,257,921 shares of our common stock at an exercise price of $1.93 per share. In connection with the private placement, we also issued to the placement agent for the transaction warrants to purchase an aggregate of 248,710 shares of our common stock at an exercise price of $1.55 per share.  All of the warrants (including the warrants granted to the placement agent in the transaction) are immediately exercisable and will expire in January 2012.

In February 2007, we entered into conversion agreements with the holders our August 2007 Notes holding $0.4 million of principal providing for the conversion of such notes at a reduced conversion price of $1.25 per share and issued 320,000 shares of our common stock.  Also in January and February 2007, we repaid in full the remaining outstanding $1.8 million in principal and accrued interest on the Atlantic Notes and New Bridge Notes.  As a result of the transactions in January and February 2007, $7.2 million of the August 2007 Notes and $3.0 million of the New Bridge Notes remain outstanding as the filing of this prospectus.

Item 16.                 Exhibits and Financial Statement Schedules.

(a)           Exhibits.  See Exhibit Index.

(b)           Financial Statement Schedules.  Not Applicable.

Item 17.                 Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on April 27, 2007.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Larry E. Buffington
Larry E. Buffington
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Larry Buffington and Young Ham, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Larry E. Buffington	President, Chief Executive Officer	April 27, 2007
Larry E. Buffington

/s/ Young Ham	Chief Financial Officer (Principal Financial and	April 27, 2007
Young Ham	Accounting Officer)

/s/ John Kang	Chairman and Director	April 27, 2007
John Kang

/s/ Patrick Caruana	Director	April 27, 2007
Patrick Caruana

/s/ Robert Biehl	Director	April 27, 2007
Robert Biehl

/s/ CK Cho	Director	April 27, 2007
CK Cho

/s/ William Johnson, Ph.D.	Director	April 27, 2007
William Johnson, Ph.D.

/s/ Dean Tanella	Director	April 27, 2007
Dean Tanella

S-1

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on August 14, 2003).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q filed on August 14, 2003).

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form 10-Q filed on August 14, 2003).

5.1	Opinion of Foley & Lardner LLP

10.1

Amended and Restated License Agreement, dated September 1, 2001, between Liquidmetal Technologies, Inc. and California Institute of Technology (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.2

Improved Property Commercial Lease, dated September 11, 2002, between Liquidmetal Technologies, Inc. and P & S Properties (incorporated by reference to Exhibit 10.2 of Form 10-K filed on March 31, 2003).

10.3

Standard Lease, dated May 27, 2001, between Investors Equity Fund, Inc. and Amorphous Technologies International (now known as Liquidmetal Technologies, Inc.) (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 on November 20, 2001 (Registration No. 333-73716)).

10.4*

1996 Stock Option Plan, as amended, together with form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.5*	2002 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.6*

2002 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.7*

Employment Agreement, dated December 31, 2000, between Liquidmetal Technologies, Inc. and John Kang, as amended by Amendment No. 1 to Employment Agreement, dated June 28, 2001 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.8*

Employment Agreement, dated May 1, 2001, between Liquidmetal Technologies, Inc. and James Kang, as amended by Amendment No. 1 to Employment Agreement, dated June 28, 2001 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.9*

Amendment No. 2 to Employment Agreement, dated September 1, 2003, between James Kang and Liquidmetal Technologies, Inc. (incorporated by reference to Exhibit 10.2 of Form 10-Q filed on November 14, 2003).

10.10

Warrant for Purchase of Shares of Common Stock, dated February 21, 2001, granted by Liquidmetal Technologies, Inc. to John Kang and Ricardo Salas (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.11

Warrant for Purchase of Shares of Common Stock, dated February 21, 2001, granted by Liquidmetal Technologies, Inc. to Tjoa Thian Song (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.12

Non-Qualified Stock Option Agreement, dated January 1, 2001, between Liquidmetal Technologies, Inc. and Paul Azinger (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

Exhibit Number	Document Description
10.13

Foreign Corporation Lease Zone Occupancy (Lease) Agreement, dated March 5, 2002, between Kyonggi Local Corporation and Liquidmetal Korea Co., Ltd. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 (Amendment No. 2) filed by Liquidmetal Technologies on April 5, 2002 (Registration No. 333-73716)).

10.14	Credit Service Agreement, dated February 2003, between Liquidmetal Korea Co., Ltd. and Kookmin Bank (incorporated by reference to Exhibit 10.20 to the Form 10-K filed on March 31, 2003).

10.15	Agreement for Rent dated February, 2003, between Liquidmetal Korea Co., Ltd. and Dong Myung Seo Bank (incorporated by reference to Exhibit 10.21 to the Form 10-K filed on March 31, 2003).

10.16	Settlement Agreement, dated January 10, 2004, between Liquidmetal Korea Co., Ltd. and Growell Metal Co., Ltd. (incorporated by reference to Exhibit 10.29 to the Form 10-K filed on November 10, 2004).

10.17

Amended and Restated Securities Purchase Agreement, dated March 1, 2004, among Liquidmetal Technologies, Inc., Michigan Venture Capital Co., Ltd., and the investors identified as “Purchasers” therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on July 2, 2004).

10.18	Form of 6% Senior Convertible Note issued under Amended and Restated Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on July 2, 2004).

10.19

Registration Rights Agreement, dated March 1, 2004, among Liquidmetal Technologies, Inc. and the purchasers under Amended and Restated Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on July 2, 2004).

10.20

Common Stock Purchase Warrant, dated March 1, 2004, granted by Liquidmetal Technologies, Inc. to Michigan Venture Capital Co., Ltd. (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on July 2, 2004).

10.21

Factory Mortgage Agreement, dated March 1, 2004, among Liquidmetal Korea Co., Ltd., Michigan Venture Capital Co., Ltd., and the other parties identified therein (incorporated by reference to Exhibit 10.5 to the Form 8-K filed on July 2, 2004).

10.22

Securities Purchase Agreement, dated March 1, 2004, among Liquidmetal Technologies, Inc. and the investors identified as “Purchasers” therein (incorporated by reference to Exhibit 10.6 to the Form 8-K filed on July 2, 2004).

10.23	Form of 6% Senior Convertible Note issued under Securities Purchase Agreement (incorporated by reference to Exhibit 10.7 to the Form 8-K filed on July 2, 2004).

10.24

Registration Rights Agreement, dated March 1, 2004, among Liquidmetal Technologies, Inc. and the purchasers under Securities Purchase Agreement (incorporated by reference to Exhibit 10.8 to the Form 8-K filed on July 2, 2004).

10.25	Form of Common Stock Purchase Warrant granted to purchasers under Securities Purchase Agreement (incorporated by reference to Exhibit 10.9 to the Form 8-K filed on July 2, 2004).

10.26	Form of Placement Agent Common Stock Purchase Warrant, dated March 1, 2004 (incorporated by reference to Exhibit 10.10 to the Form 8-K filed on July 2, 2004).

10.27	Security Agreement, dated March 1, 2004, between Liquidmetal Technologies, Inc. and Middlebury Capital LLC, as agent (incorporated by reference to Exhibit 10.11 to the Form 8-K filed on July 2, 2004).

10.28

Note Exchange Agreement, dated July 29, 2004, among Liquidmetal Technologies, Inc. and certain individuals identified as “Noteholders” therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on August 20, 2004).

10.29

Form of 10% Senior Secured Notes Due 2005 of Liquidmetal Technologies, Inc. issued pursuant to Note Exchange Agreement filed as Exhibit 10.2 hereto (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on August 20, 2004).

10.30

Form of 6% Senior Secured Note Due 2007 of Liquidmetal Technologies, Inc. issued pursuant to Note Exchange Agreement filed as Exhibit 10.3 hereto (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on August 20, 2004).

Exhibit Number	Document Description

10.31

Note Exchange Agreement, dated July 29, 2004, among Liquidmetal Technologies, Inc and Winvest Venture Partners Inc. (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on August 20, 2004).

10.32	10% Senior Secured Notes Due 2005 of Liquidmetal Technologies, Inc. issued to Winvest Venture Partners Inc. (incorporated by reference to Exhibit 10.5 to the Form 8-K filed on August 20, 2004).

10.33	Form of 6% Senior Secured Note Due 2007 of Liquidmetal Technologies, Inc. issued to Winvest Venture Partners Inc. (incorporated by reference to Exhibit 10.6 to the Form 8-K filed on August 20, 2004).

10.34

Securities Purchase Agreement dated August 2, 2005, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference from Exhibit 10.1 of the Registrant’s 10-Q/A filed on 08/30/05)

10.35	Form of 7% Senior Secured Convertible Note of Liquidmetal Technologies, Inc., dated August 2, 2005 (incorporated by reference from Exhibit 10.2 of the Registrant’s 10-Q/A filed on 08/30/05)

10.36	Form of Common Stock Purchase Warrant, dated August 2, 2005 (incorporated by reference from Exhibit 10.3 of the Registrant’s 10-Q/A filed on 08/30/05)

10.37

Amended and Restated Registration Rights Agreement, dated August 2, 2005, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference from Exhibit 10.4 of the Registrant’s 10-Q/A filed on 08/30/05)

10.38

Amended and Restated Security Agreement, dated August 2, 2005, among Liquidmetal Technologies, Inc. and the parties identified as the “Secured Parties” therein (incorporated by reference from Exhibit 10.5 of Registrant’s 10-Q/A filed on 08/30/05)

10.39

Securities Purchase Agreement, dated June 13, 2005, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference from Exhibit 99.1 of the Registrant’s 8-K filed on 06/16/05)

10.40	Form of 10% Convertible Unsecured Note of Liquidmetal Technologies, Inc. due June 2006 (incorporated by reference from Exhibit 99.2 of the Registrant’s 8-K filed on 06/16/05)

10.41	Form of Common Stock Purchase Warrant, dated June 13, 2005 (incorporated by reference from Exhibit 99.3 of the Registrant’s 8-K filed on 06/16/05)

10.42

Registration Rights Agreement, dated June 13, 2005, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference from Exhibit 99.4 of the Registrant’s 8-K filed on 06/16/05)

10.43

Agreement, dated November 3, 2004, between Liquidmetal Technologies, Inc. and John Kang relating to liability under Section 16(b) (incorporated by reference from Exhibit 10.58 to the Form 10-K filed on March 16, 2006).

10.44	Form of Indemnity Agreement between Liquidmetal Technologies, Inc. and directors and executive officers (incorporated by reference from Exhibit 10.59 to the Form 10-K filed on March 16, 2006).

10.45

Factoring, Loan, and Security Agreement, dated April 21, 2005, between Liquidmetal Technologies, Inc. and Hana Financial, Inc. and Amendment No. 1 to Factoring, Loan, and Security Agreement, dated January 27, 2006, between Liquidmetal Technologies, Inc. and Hana Financial, Inc. (incorporated by reference to Exhibit 10.60 to the Registration Statement on Form S-1 (Amendment No. 1) filed on 04/20/06 (Registration No. 333-130251)).

10.46

10% Subordinated Promissory Note Due October 16, 2006 of Liquidmetal Technologies, Inc., dated March 17, 2006, issued to Atlantic Realty Group, Inc. (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 (Amendment No. 1) filed on 04/20/06 (Registration No. 333-130251)).

10.47

Warrant for Purchase of Shares of Common Stock, dated March 17, 2006, granted by Liquidmetal Technologies, Inc. to Atlantic Realty Group, Inc. (incorporated by reference to Exhibit 10.62 to the Registration Statement on Form S-1 (Amendment No. 1) filed on 04/20/06 (Registration No. 333-130251)).

Exhibit Number	Document Description

10.48

Amendment to Settlement Agreement, dated March 21, 2006, between Liquidmetal Technologies, Inc. and Innometal Co., Ltd. (incorporated by reference to Exhibit 10.63 to the Registration Statement on Form S-1 (Amendment No. 1) filed on 04/20/06 (Registration No. 333-130251)).

10.49

Employment Agreement, dated April 19, 2006, between Liquidmetal Technologies, Inc. and Ricardo Salas (incorporated by reference to Exhibit 10.64 to the Registration Statement on Form S-1 (Amendment No. 1) filed on 04/20/06 (Registration No. 333-130251)).

10.50

Consulting Agreement, dated April 12, 2006, between Liquidmetal Technologies, Inc. and William Johnson (incorporated by reference to Exhibit 10.65 to the Registration Statement on Form S-1 (Amendment No. 1) filed on 04/20/06 (Registration No. 333-130251)).

10.51

Securities Purchase Agreement, dated May 17, 2006, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference to Exhibit 10.66 to the Registration Statement on Form S-1 (Amendment No. 2) filed on 07/20/06 (Registration No. 333-130251)).

10.52

Form of 8% Unsecured Subordinated Note due August 2007 (incorporated by reference to Exhibit 10.67 to the Registration Statement on Form S-1 (Amendment No. 2) filed on 07/20/06 (Registration No. 333-130251)).

10.53

Form of Common Stock Purchase Warrant, dated May 17, 2006 (incorporated by reference to Exhibit 10.68 to the Registration Statement on Form S-1 (Amendment No. 2) filed on 07/20/06 (Registration No. 333-130251)).

10.54

Registration Rights Agreement, dated May 17, 2006, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference to Exhibit 10.69 to the Registration Statement on Form S-1 (Amendment No. 2) filed on 07/20/06 (Registration No. 333-130251)).

10.55	Consulting Agreement, dated October 20, 2006, between Liquidmetal Technologies, Inc. and James Kang (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on 10/24/06).

10.56

Amendment of Stock Option Agreements and Consulting Agreement, dated November 13, 2006, between Liquidmetal Technologies, Inc. and James Kang (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on 11/14/06).

10.57

Securities Purchase Agreement, dated January 3, 2007 (the “Securities Purchase Agreement”), among Liquidmetal Technologies, Inc. (the “Company”) and the investors listed on the Schedule of Buyers attached thereto (the “Buyers”) (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on 01/04/07).

10.58	Form of Convertible Subordinated Note issued pursuant to Securities Purchase Agreement (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on 01/04/07).

10.59	Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on 01/04/07).

10.60	Registration Rights Agreement, dated January 3, 2007, among the Company and the Buyers (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on 01/04/07).

10.61

Amendment No. 2 to Factoring, Loan & Security Agreement, dated January 23, 2007, between Liquidmetal Technologies Inc. and Hana Financial, Inc. (incorporated by reference from Exhibit 10.75 to the Form 10-K filed on 03/16/07).

10.62

Amendment No. 1 to the Securities Purchase Agreement and Convertible Subordinated Notes, dated April 23, 2007, by and between Liquidmetal Technologies, Inc. and the investors listed on the Schedule of Buyers attached thereto (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on 04/27/07).

Exhibit Number	Document Description

21.1	Subsidiaries of the Registrant. (incorporated by reference from Exhibit 21 to the Form 10-K filed on November 10, 2004).

23.1	Consent of Registered Independent Public Accounting Firm, Choi, Kim & Park, LLP.

23.2	Consent of Registered Independent Public Accounting Firm, Stonefield Josephson, Inc.

23.3	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

24	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

*      Denotes a management contract or compensatory plan or arrangement required to be filed as an exhibit to this S-1.